As filed with the Securities and Exchange Commission on January 8, 2007
Registration Statement No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Fonix Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	22-2994719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4813
(SIC Code)

9350 S 150 E, Suite 700
Sandy, Utah 84070
(801) 553-6600
(Address, including zip code, and
telephone number, including area code,
of registrant's principal
executive offices)

THOMAS A. MURDOCK
PRESIDENT, CEO
Fonix Corporation
9350 S 150 E, Suite 700
Sandy, Utah 84070
(801) 553-6600
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

COPY TO:
JEFFREY M. JONES, ESQ.
C. PARKINSON LLOYD, ESQ.
DURHAM JONES & PINEGAR, P.C.
111 EAST BROADWAY, SUITE 900
SALT LAKE CITY, UTAH 84111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] _______.

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ________.

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Aggregate	Aggregate	Amount of
Title of Class of Securities	To be	Price	Offering	Registration
to be Registered	Registered (1)	Per Share	Price	Fee

Class A Common Stock, 0.0001 par value per share	300,000,000 shares (2)	$0.01(3)	$3,000,000(3)	$321

(1)	All shares offered for resale by the Selling Shareholder.

(2)	Consisting of shares of Class A common stock registered pursuant to the Seventh Equity Line Agreement.

(3)
The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of Fonix’s Class A common stock as reported on the OTC Bulletin Board on December 29, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

Fonix Corporation
300,000,000
Class A Common Stock, par value $0.0001 per share

This prospectus covers the sale of up to 300,000,000 shares of our Class A common stock (the “Shares”). One of our shareholders, Southridge Partners, LP (“Southridge” or the “Selling Shareholder”), is offering all of the Shares covered by this prospectus. Southridge will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. Southridge is an underwriter with respect to the sale of the Shares.

Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 7 of this prospectus before purchasing any of the Shares offered by this prospectus.

Fonix Class A common stock is quoted on the OTC Bulletin Board and trades under the symbol “FNIX”. The last reported sale price of our Class A common stock on the OTC Bulletin Board on December 29, 2006 was $0.0028 per share. Nevertheless, Southridge does not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer its Shares through any type of public or private transactions.

The Securities and Exchange Commission and State Securities Regulators have not approved or disapproved the Shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January ___, 2007

Fonix has not registered the Shares for sale by Southridge under the securities laws of any state. Brokers or dealers effecting transactions in the Shares should confirm that the Shares have been registered under the securities laws of the state or states in which sales of the Shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the Shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

Fonix has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Fonix or the Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Table of contents

Summary about Fonix Corporation and this offering	2
Risk factors	5
Information about Fonix Corporation	12
Business	12
Management's discussion and analysis of financial condition and results of operations	18
Information concerning forward-looking statements	32
Market price of and dividends on Fonix Class A common stock	32
Selected financial data	33
Index to financial statements of Fonix Corporation	36
Use of proceeds	44
Selling shareholder	44
Plan of distribution	45
Regulation M	46
Experts	46
Legal matters	46
Additional information	47
Where to get additional information	47

Summary about Fonix Corporation and this offering

Fonix Corporation

Fonix Corporation (the “Company,” “Fonix,” or “us”) is engaged in providing value-added speech technologies through Fonix Speech, Inc. (“Fonix Speech”). We offer speech-enabling technologies including automated speech recognition (“ASR”) and text-to-speech (“TTS”) through Fonix Speech. We offer our speech-enabling technologies to markets for wireless and mobile devices, computer telephony, server solutions and personal software for consumer applications. We have received various patents for certain elements of our core technologies and have filed applications for other patents covering various aspects of our technologies. We seek to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips. Revenues are generated through licensing of speech-enabling technologies, maintenance contracts and services.

We previously operated a telecommunications business, the results of which were included in prior SEC filings. On October 2, 2006, LecStar Telecom Inc., a Georgia corporation (“LecStar Telecom”), LecStar DataNet, Inc., a Georgia corporation (“LecStar DataNet”), LTEL Holdings Corporation (“LTEL Holdings”), a Delaware corporation, and Fonix Telecom Inc., a Delaware corporation (“Fonix Telecom”), each of which are direct or indirect subsidiaries of Fonix, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The case numbers are as follows: LTEL Holdings Corporation, 06-11081 (BLS); LecStar Telecom, Inc., 06-11082 (BLS); LecStar DataNet, Inc., 06-11083 (BLS); Fonix Telecom, Inc., 06-11084 (BLS).)

LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom sought protection under Chapter 7 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C ss 101 et seq. (the “Bankruptcy Code”). Pursuant to Bankruptcy Code Section 701, on October 3, 2006, Alfred Thomas Guliano was appointed the interim trustee for LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom. As these subsidiary companies were in Chapter 7 Bankruptcy proceedings as of the date of this Registration Statement, the results of their operations have not been included.

We are continually developing new product offerings in the ASR businesses in an effort to increase our revenue stream, and we are continuing to work with our existing customers to increase sales. We have also experienced operating expense decreases through headcount reductions and overall cost reduction measures. Through the combination of increased recurring revenues and the overall operating cost reduction strategies we have implemented, we hope to achieve positive cash flow from operations in the next 18-24 months. However, there can be no assurance that we will be able to achieve positive cash flow from operations within this time frame.

Our cash resources, limited to collections from customers, draws on the Seventh Equity Line and loans, have not been sufficient to cover operating expenses. We have not been declared in default under the terms of any material agreements. We periodically engage in discussions with various sources of financing to facilitate our cash requirements including buyers of both debt and equity securities. To date, no additional sources of funding offering terms superior to those available under equity lines have been implemented, and we rely on first, cash generated from operations, and second, cash provided through the sales of our equity and debt securities. We will need to generate approximately $6 to $8 million to continue operations for the next twelve months.

VALUE-ADDED SPEECH TECHNOLOGIES

Fonix Speech, Inc.

On January 1, 2006, Fonix Speech, Inc. was incorporated and now operates as a wholly owned subsidiary of Fonix Corporation. Fonix Speech provides value-added embedded speech technology development tools, applications and solutions for multiple market segments including: mobile and wireless devices; videogame consoles; electronic devices for the assistive and language learning markets, robots and appliances; automotive telematics; computer telephony; and server applications.

Original Equipment Manufacturers (“OEMs”) of consumer electronics devices and products, software developers, wireless operators, telephony distributors, system integrators and value-added resellers (“VARs”) can simplify the use and increase the functionality of their electronic products and services by integrating Fonix speech interfaces, resulting in broader market opportunities and significant competitive advantages. Fonix Speech development tools and solutions support multiple hardware and software platforms, are environment and speaker independent, optimize cost and power efficiencies, are easily integrated with relatively small memory requirements for embedded applications, and enhance scalability for high channel capacity for computer telephony and server-based systems.

The independent registered public accounting firm’s reports for our financial statements for the years ended December 31, 2005, 2004, and 2003 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for operations and to further develop and market Products.

We incurred net losses of $22,631,000, $15,148,000 and $13,543,000 for the years ended December 31, 2005, 2004 and 2003. As of December 31, 2005, we had an accumulated deficit of $250,521,000, accrued liabilities and accrued settlement obligation of $10,214,000 and owed trade payables of $6,770,000. For the nine months ended September 30, 2006, we incurred a net loss of $19,432,000. As of September 30, 2006, we had an accumulated deficit of $288,069,000, negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom subsidiaries subject to bankruptcy (LecStar, Telecom, LecStar DataNet, LTEL Holdings and Fonix Telecom), accrued liabilities and accrued settlement obligation of $3,800,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000. .

As of December 31, 2005, the carrying amount of the McCormack Note was $4,710,000, net of unamortized discount of $4,023,000. As of September 30, 2006, the carrying amount was $5,311,000, net of unamortized discount of $3,421,000. Payments against the McCormack Note may be paid either in cash or shares of our Class A common stock.

This offering

The Shares covered by this prospectus are shares of Class A common stock issued or issuable by us upon conversion of a Series E 9% Secured Subordinated Convertible Debenture (the “Debenture”), discussed below.

On December 7, 2006, we entered into a Securities Purchase Agreement, dated as of December 1, 2006 (the “Agreement”), with Southridge relating to the purchase and sale of a Series E 9% Secured Subordinated Convertible Debenture (the “Debenture”) in the principal amount of $850,000.

Pursuant to the Agreement, Southridge paid the purchase price by tendering a prior debenture in the aggregate amount (including principal and interest) of $641,000, and agreed that an advance to Fonix in the amount of $75,000 made in November 2006 would also constitute part of the purchase price. Southridge agreed to fund the remaining $134,000 upon the effectiveness of a registration statement, to be filed by Fonix, to register the resales of shares issuable to Southridge upon conversion of the Debenture.

The Debenture is convertible into shares of our Class A common stock. The number of shares issuable is determined by dividing the amount of the Debenture being converted by the conversion price, which is the average of the two lowest per share market values for the twenty trading days immediately preceding the conversion date multiplied by seventy percent. The conversion price is subject to adjustment as set forth in the Debenture. Southridge has agreed not to convert the Debenture to the extent that such conversion would cause Southridge to beneficially own in excess of 4.999% of the then-outstanding shares of our Class A common stock except in the case of a merger by Fonix or other organic change.

We also entered into a Registration Rights Agreement (the “Registration Agreement”) with Southridge pursuant to which we agreed to file a registration statement to register the resale by Southridge of shares of the Registrant’s common stock issuable upon conversion of the Debenture. Under the Registration Agreement, we agreed to file a registration statement to register the resale by Southridge of up to 300,000,000 shares of Fonix Class A common stock.

Recent Developments

Issuances of Debentures

In addition to the Debenture issued to Southridge described above, on December 7, 2006, we entered into a Securities Purchase Agreement, dated as of December 1, 2006 (the “McCormack Agreement”), with McCormack Avenue, Ltd. (“McCormack”), relating to the purchase and sale of a Series E 9% Secured Subordinated Convertible Debenture (the “McCormack Debenture”) in the principal amount of $1,039,000.

Pursuant to the McCormack Agreement, McCormack paid the purchase price by tendering outstanding promissory notes in the amounts of $300,000 and $350,000, together with combined interest thereon of $64,000, and agreed that advances to Fonix in the amount of $325,000, made in September, October, and November 2006, would also constitute part of the purchase price.

The McCormack Debenture is convertible into shares of the Registrant’s Class A common stock. The number of shares issuable is determined by dividing the amount of the Debenture being converted by the conversion price, which is the average of the two lowest per share market values for the twenty trading days immediately preceding the conversion date multiplied by seventy percent. The conversion price is subject to adjustment as set forth in the Debenture. McCormack agreed not to convert the Debenture to the extent that such conversion would cause McCormack to beneficially own in excess of 4.999% of the then-outstanding shares of Class A common stock of Fonix except in the case of a merger by Fonix or other organic change.

We also entered into a Registration Rights Agreement (the “McCormack Registration Agreement”) with McCormack pursuant to which we agreed to file a registration statement to register the resale by McCormack of shares of our common stock issuable upon conversion of the Debenture.

We received no new capital in connection with the issuance and sale of the Debenture.

The shares of our Class A common stock issuable to McCormack in connection with the McCormack Debenture are not covered by this Prospectus or the Registration Statement of which it is a part.

Risk Factors

The short- and long-term success of Fonix is subject to certain risks, many of which are substantial in nature and outside the control of Fonix. You should consider carefully the following risk factors, in addition to other information contained herein. When used in this Report, words such as “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates,” and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of Fonix and its subsidiaries discussed above. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by Fonix or any other person that the objectives or plans of Fonix will be achieved. Fonix disclaims any intention or obligation to update any forward-looking statement contained herein.

Our substantial and continuing losses since inception, coupled with significant ongoing operating expenses, raise doubt about our ability to continue as a going concern.

Since inception, we have sustained substantial losses. Such losses continue due to ongoing operating expenses and a lack of revenues sufficient to offset operating expenses. We have raised capital to fund ongoing operations by private sales of our securities, some of which sales have been highly dilutive and involve considerable expense. In our present circumstances, there is substantial doubt about our ability to continue as a going concern absent significant sales of our products and telecommunication services, substantial revenues from new licensing or co-development contracts, or continuing large sales of our securities.

We incurred net losses of $22,631,000, $15,148,000 and $13,543,000 for the years ended December 31, 2005, 2004 and 2003, respectively. We incurred a net loss of $10,847,000 for the three months ended September 30, 2006 and $19,432,000 for the nine months ended September 30, 2006. As of September 30, 2006, we had an accumulated deficit of $288,069,000, negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom assets subject to bankruptcy, accrued liabilities and accrued settlement obligation of $3,800,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000.

We expect to continue to spend significant amounts to enhance our Speech Products and technologies and fund further Product development. As a result, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our common stock may further decline, perhaps substantially, and we may have to curtail or cease our operations.

Continuing debt obligations could impair our ability to continue as a going concern.

As of September 30, 2006, we had debt obligations of $7,286,000, accrued liabilities and accrued settlement obligation of $3,800,000 and vendor accounts payable of approximately $1,403,000. At present, our revenues from existing licensing arrangements and Speech Product sales are not sufficient to offset our ongoing operating expenses or to pay in full our current debt obligations.

There is substantial risk, therefore, that the existence and extent of the debt obligations described above could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that the current or former employees or our vendors could bring lawsuits to collect the unpaid amounts. In the event of lawsuits of this type, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

We currently do not have access to the Seventh Equity Line or other equity lines of credit, which could have a material adverse effect on our ability to continue operations.

Since 2000, we have relied substantially on equity lines of credit for financing our operations. Pursuant to these equity lines, we historically have drawn funds against the equity line and put shares of our Class A common stock to the equity line investor in repayment of the draws. Under current SEC regulations and interpretations by SEC staff members, it appears that we will no longer have access to the Seventh Equity Line of Credit or similar financing arrangements. Although we are seeking to negotiate additional financing sources and reviewing our options, there can be no guarantee that we will be able to enter into arrangements for financing that will be on terms that will be satisfactory to us. Any inability to enter into new financing arrangements could have a material adverse impact on our ability to continue our operations, and we may be required to seek protection under the bankruptcy laws.

If we do not receive additional capital when and in the amounts needed in the near future, our ability to continue as a going concern is in substantial doubt.

We previously established six equity lines of credit with an unaffiliated third party (the “Equity Line Investor”) upon which we drew to pay operating expenses. We recently terminated the Seventh Equity Line agreement in light of regulatory changes, and we do not anticipate that we will be able to enter into another similar financing arrangement in the near future. We have recently issued two convertible debentures which are convertible into shares of our Class A common stock, but we will need to receive additional capital in the near future to be able to continue as a going concern.

Holders of Fonix Class A common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of Class A common stock in connection with conversions of the outstanding Debentures.

The following table describes the number of shares of Class A common stock that would be issuable, assuming that the full principal amount of the Debenture and the McCormack Debenture were converted into shares of our Class A common stock as of December 29, 2006 (irrespective of the availability of registered shares), and further assuming that the applicable conversion price at the time of such put were the following amounts:

Hypothetical Conversion Price	Shares issuable upon Conversion of Southridge Debenture (Principal amount of $850,000)	Shares issuable upon Conversion of McCormack Debenture (Principal amount of $1,039,000)	Total shares issuable upon conversion of outstanding debentures
$0.002	425,000,000	519,500,000	944,500,000
$0.003	283,333,333	346,333,333	629,666,666
$0.005	170,000,000	207,800,000	377,800,000
$0.01	85,000,000	103,900,000	188,900,000
$0.02	42,500,000	51,950,000	94,450,000
$0.05	17,000,000	20,780,000	37,780,000

Given the formulas for calculating the shares to be issued in connection with conversions of the Debenture and the McCormack Debenture, there effectively is no limitation on the number of shares of Class A common stock which may be issued in connection with conversions of the Debenture and the McCormack Debenture, except for the number of shares registered under the prospectus and the registration statement covering the resale of shares issued in connection with the Debenture and the McCormack Debenture. As such, shareholders are subject to the risk of substantial dilution to their interests as a result of our issuance of shares in connection with conversions of the Debenture and the McCormack Debenture.

Existing shareholders likely will experience increased dilution with decreases in market value of Class A common stock in connection with shares issued upon conversion of the Debenture and the McCormack Debenture, which could have a material adverse impact on the value of their shares.

The formula for determining the number of shares of Class A common stock to be issued in connection with conversions of the Debenture and the McCormack Debenture is based, in part, on the market price of the Class A common stock and includes a discount from the market price equal to 70% of the average of the two lowest closing bid prices of the Class A common stock over a specified trading period. As a result, the lower the market price of our Class A common stock at and around the time Southridge or McCormack convert the Debenture or the McCormack Debenture, respectively, the more shares of Class A common stock Southridge and McCormack would receive. Any increase in the number of shares of Class A common stock issued upon conversion of the Debenture and the McCormack Debenture as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph.

There is an increased potential for short sales of the Class A common stock due to the sales of shares issued upon conversion of the Debenture, which could materially affect the market price of the stock.

Downward pressure on the market price of the Class A common stock that likely will result from sales of the Class A common stock by Southridge issued in connection with a conversions of the Debenture could encourage short sales of Class A common stock by market participants other than Southridge. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security's price. As Southridge converts principal amount of the Debenture, we issue shares to Southridge, which Southridge then sells into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Southridge will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by Southridge or any other person. We will make copies of this prospectus available to Southridge and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Nevertheless, significant amounts of such short selling by market participants other than Southridge could place further downward pressure on the market price of our Class A common stock, which would, in turn, result in additional shares being issued in connection with conversions of the Debenture.

Certain restrictions on the extent of puts may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Debenture, and as such, Southridge may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Southridge has agreed, subject to certain exceptions listed in the Debenture, to refrain from converting amounts of the Debenture which would result in Southridge owning more than 4.999% of the then-outstanding shares of Class A common stock. These restrictions, however, do not prevent Southridge from selling shares of Class A common stock received in connection with a conversion, and then receiving additional shares of Class A common stock in connection with a subsequent conversion. In this way, Southridge could sell more than 4.999% of the outstanding Class A common stock in a relatively short time frame while never holding more than 4.999% at one time.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with any class of our common stock and do not intend to pay any dividends to common stockholders for the foreseeable future.

Competition from other industry participants and rapid technological change could impede our ability to achieve profitable operations. Additionally, our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause a decline in demand for, and the prices of, our Speech Products.

The speech-enabled technologies market sector and telecommunications industry are characterized by rapid technological change. Competition in the speech-enabled technologies market is based largely on marketing ability and resources, distribution channels, technology and product superiority and product service and support. A number of companies have developed, or are expected to develop, products that compete with our Speech Products and Core Technologies. Competitors in the speech technology software market include IBM, SpeechWorks International, Nuance, and ScanSoft. We expect additional competition from other companies, including Microsoft. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their speech and language technology products to address the needs of our prospective customers.

Many of our current and potential competitors have competitive advantages over us, including substantially greater financial, technical, personnel and other resources, including brand name recognition and long-standing relationships with customers. These resources may place us at competitive disadvantage in our existing speech and telecommunications markets and may impair our ability to expand into new markets, which could adversely affect our business. If we fail to grow rapidly or obtain additional capital we may not be able to compete with larger, more well established companies. There can be no assurance that we will be able to successfully compete in our existing markets or in new markets.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies to grow our customer base, to expand into new markets, or to provide new services. As such, the anticipated benefits of those acquisitions may never be realized.

We may acquire other businesses to grow our customer base, to expand into new markets, or to provide new services. We may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no additional material acquisitions or investments are currently pending. Acquisitions may be accompanied by risks such as:

•	difficulties in assimilating the operations and employees of acquired companies;

•	diversion of our management's attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

•	additional expense associated with amortization of acquired assets;

•	additional expense associated with understanding and development of acquired business;

•	maintenance and implementation of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management employees.

We must attract and retain skilled personnel. If we are unable to hire and retain technical, sales and marketing and operational employees, our business could be harmed.

Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We intend to hire additional employees, including software engineers, sales and marketing employees and operational employees. The competition for qualified sales, technical, and managerial personnel in the communications industry, as well as the speech technology industry, is intense, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations.

We are subject to the risk that certain key personnel, including key scientific employees named below, on whom we depend, in part, for our operations, will cease to be involved with us.

We are dependent on the knowledge, skill and expertise of several key scientific and business development employees, including Dale Lynn Shepherd, R. Brian Moncur and Walt Nawrocki; and executive officers, including Thomas A. Murdock, Roger D. Dudley and William A. Maasberg, Jr. The loss of any of the key personnel listed above could materially and adversely affect our future business efforts. Although we have taken reasonable steps to protect our intellectual property rights including obtaining non-competition and non-disclosure agreements from all of our employees and independent contractors, if one or more of our key scientific employees, executive employees or independent contractors resigns from Fonix to join a competitor, to the extent not prohibited by such person's non-competition and non-disclosure agreement, the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on us. We do not presently have any key man life insurance on any of our employees.

An inability to market and develop additional services may adversely affect our ability to retain existing customers or attract new customers.

Through Fonix Speech, we offer speech technology solutions and products. In order to address the future needs of our customers, we will be required to market and develop additional products and services. We may not be able to continue to provide the range of speech products or telecommunication services that our customers need or desire. We may lose some of our customers or be unable to attract new customers if we cannot offer the products and services our customers need or desire.

Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

Securities in the OTC market are generally more difficult to trade than those on the NASDAQ National Market, the NASDAQ SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A “penny stock” is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. The market price of our Class A common stock has been less than $5.00 for several years.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

We have a limited Speech Product offering and many of our key technologies are still in the product development stage.

Presently, there are a limited number of commercially available Speech Products incorporating our Core Technologies. For Fonix to be ultimately successful, sales from these Speech Products must be substantially greater. An additional element of our business strategy is to achieve revenues through strategic alliances, co-development arrangements, and license arrangements with third parties. For example, we have entered into licensing and joint-marketing agreements with Sony, Electronic Arts, Intel, Microsoft, HP, Panasonic, Epson, and others. These agreements provide for joint marketing and application development for end-users or customers. To date, these agreements have not produced significant revenues. There can be no assurance that these collaboration agreements will produce license or other agreements which will generate significant revenues for us.

The market for many of our Core Technologies and Speech Products is largely unproven and may never develop sufficiently to allow us to capitalize on our Core Technology and Speech Products.

The market for speech-enabled Speech Products is rapidly evolving. Additionally, our Speech Products are new and, in many instances, represent a significant departure from technologies which already have found a degree of acceptance in the speech-enabled technologies marketplace. Our financial performance will depend, in part, on the future development, growth and ultimate size of the market for speech-enabled applications and Speech Products generally, and applications and products incorporating our Speech Products. If the potential users of speech-enabled software in general and our products in particular do not perceive appropriate benefits, or if speech-enabled software platforms do not achieve commercial acceptance, our business could be harmed or even fail.

The Speech Products which incorporate our Core Technologies will be competing with more conventional means of information processing such as data entry, access by keyboard, mouse or touch-tone telephone. We believe that there is a substantial potential market for applications and products incorporating advanced speech-enabled technologies. Nevertheless, such a market for our Speech Products may never develop to the point that profitable operations can be achieved or sustained.

Our Speech Products may not achieve widespread acceptance by businesses or telecommunications carriers, which could limit our ability to grow our business.

Our ability to increase revenue in the future depends on the acceptance of speech-enabling products and applications by both our customers and end users. The adoption and integration of speech-enabling products and applications could be hindered by the perceived costs of these new products and applications, as well as the reluctance of enterprises that have invested substantial resources in existing applications to replace their current systems with these new products and applications. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established companies, about the uses and benefits of speech-enabling products and applications in general and our Speech Products in particular. If these efforts fail, or if speech-enabling products and technology platforms do not achieve commercial acceptance, our business will not develop or may subsequently fail.

Continued development of the market for our Speech Products also will depend upon the following factors over which we have little or no control:

•	widespread deployment of speech-enabling applications by third parties, which is driven by consumer demand for services having a voice user interface;

•	demand for new uses and applications of speech-enabling technology, including adoption of speech-enabled interfaces by companies that operate web sites;

•	adoption of industry standards for speech-enabling and related technologies; and

•	continuing improvements in hardware technology that may reduce the costs of speech-enabling technology solutions.

In many cases, the delivery of our Speech Products to end users is dependent upon third-party integration and may be subject to delays and cancellations that are beyond our control.

Generally, we are pursuing third-party integration of our Speech Products into mass market, general business, personal electronics products, and computing solutions. Thus, lead time to revenue recognition will be longer than software products directly released into consumer channels. Purchase of our Speech Products often requires a significant expenditure by a customer. Accordingly, the decision to purchase our Speech Products typically requires significant pre-purchase evaluation. We spend significant time educating and providing information to prospective customers regarding the use and benefits of our Speech Products. During this evaluation period, we may expend substantial sales, marketing and management resources.

Further, our Speech Products sold and integrated into customer applications and products are subject to both customer production schedules and customer success in marketing their own products and generating product sales. Our revenues are thus subject to delays and possible cancellation resulting from customer integration risks and delays.

In cases where our contract with our customers specifies milestones or acceptance criteria, we may not be able to recognize license or services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles and the varying order amounts for our Speech Products make it difficult to predict the quarter in which revenue recognition may occur and may cause license and services revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

Our Speech Products can have a long sales cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

The sales cycles for our Speech Products are generally six to twelve months but may be shorter or longer depending on the size and complexity of the order, the amount of services to be provided and whether the sale is made directly by us or indirectly through an OEM, VAR, or systems integrator. The length of the sales cycles could adversely impact our operating results.

Our failure to respond to rapid change in the speech-enabled technologies market could cause us to lose revenue and harm our business.

Our success will depend substantially upon our ability to enhance our existing Speech Products and to develop and introduce, on a timely and cost-effective basis, new technologies, Speech Products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new Speech Products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing Speech Products with sales of new Speech Products, our business will suffer.

Commercial acceptance of our Speech Products will depend, among other things, on:

•	the ability of our Speech Products to meet and adapt to the needs of our target markets;

•	the performance and price of our Speech Products and our competitors' products; and

•	our ability to deliver customer services directly and through our resellers, VARs and OEM partners.

In order to increase our international sales, we must increase the foreign language capacities of our Speech Products. If we are unable to do so, we may be unable to grow our revenue and execute our business strategy.

We intend to expand our international sales, which requires a significant investment to create and refine different language models for each particular language or dialect. These language models are required to create versions of products that allow end users to speak the local language or dialect and be understood. If we fail to develop additional foreign language capacity of our Speech Products, our ability to benefit from international market opportunities and to grow our business will be limited.

Our operations and financial condition could be adversely affected by our failure or inability to protect our intellectual property or if our technologies are found to infringe the intellectual property of a third party.

Dependence on proprietary technology

Our success is heavily dependent upon our proprietary technology. Certain elements of our Core Technologies are the subject of seven patents issued and allowed by the United States Patent and Trademark Office and 10 other patent applications which are pending. In addition to our patents, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such means of protecting our proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to duplicate aspects of our technologies or the current or future products or technologies of our business units or to obtain and use information that we regard as proprietary. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of proprietary rights is difficult, and some international laws do not protect proprietary rights to the same extent as United States laws. Litigation periodically may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.

Risks of our infringement upon the technology of unrelated parties or entities

We are not aware and do not believe that any of our technologies or products infringe the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to our current or future technologies or products or products manufactured by others and incorporating our technologies. We expect that developers of speech-enabled technologies increasingly will be subject to infringement claims as the number of products and competitors in the industry grows and the functionality of products in different industry segments overlaps. Responding to any such claims, whether or not they are found to have merit, could be time consuming, result in costly litigation, cause development delays, or require us to enter into royalty or license agreements. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

There may be additional unknown risks, which could have a negative effect on our business.

The risks and uncertainties described in this section are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.

INFORMATION ABOUT FONIX CORPORATION

BUSINESS

THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED BY FONIX AND DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED BELOW IN THE SECTION ENTITLED “FORWARD-LOOKING STATEMENTS,” "RISK FACTORS," AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS DOCUMENT.

General

About Fonix

Fonix Corporation (the “Company,” “Fonix,” or “us”) is engaged in providing value-added speech technologies through Fonix Speech, Inc. (“Fonix Speech”). We offer speech-enabling technologies including automated speech recognition (“ASR”) and text-to-speech (“TTS”) through Fonix Speech. We offer our speech-enabling technologies to markets for wireless and mobile devices, computer telephony, server solutions and personal software for consumer applications. We have received various patents for certain elements of our core technologies and have filed applications for other patents covering various aspects of our technologies. We seek to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips. Revenues are generated through licensing of speech-enabling technologies, maintenance contracts and services.

We previously operated a telecommunications business, the results of which were included in prior SEC filings. On October 2, 2006, LecStar Telecom Inc., a Georgia corporation (“LecStar Telecom”), LecStar DataNet, Inc., a Georgia corporation (“LecStar DataNet”), LTEL Holdings Corporation (“LTEL Holdings”), a Delaware corporation, and Fonix Telecom Inc., a Delaware corporation (“Fonix Telecom”), each of which are direct or indirect subsidiaries of Fonix, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The case numbers are as follows: LTEL Holdings Corporation, 06-11081 (BLS); LecStar Telecom, Inc., 06-11082 (BLS); LecStar DataNet, Inc., 06-11083 (BLS); Fonix Telecom, Inc., 06-11084 (BLS).)

LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom sought protection under Chapter 7 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C ss 101 et seq. (the “Bankruptcy Code”). Pursuant to Bankruptcy Code Section 701, on October 3, 2006, Alfred Thomas Guliano was appointed the interim trustee for LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom. As these subsidiary companies were in Chapter 7 Bankruptcy proceedings as of the date of this Registration Statement, the results of their operations have not been included.

We are continually developing new product offerings in the ASR businesses in an effort to increase our revenue stream, and we are continuing to work with our existing customers to increase sales. We have also experienced operating expense decreases through headcount reductions and overall cost reduction measures. Through the combination of increased recurring revenues and the overall operating cost reduction strategies we have implemented, we hope to achieve positive cash flow from operations in the next 18-24 months. However, there can be no assurance that we will be able to achieve positive cash flow from operations within this time frame.

Our cash resources, limited to collections from customers, draws on the Seventh Equity Line and loans, have not been sufficient to cover operating expenses. We have not been declared in default under the terms of any material agreements. We periodically engage in discussions with various sources of financing to facilitate our cash requirements including buyers of both debt and equity securities. To date, no additional sources of funding offering terms superior to those available under equity lines have been implemented, and we rely on first, cash generated from operations, and second, convertible debt financing arrangements. We will need to generate approximately $6 to $8 million to continue operations for the next twelve months.

Company Internet addresses are as follows:
Fonix Corporation - www.fonix.com
Fonix Speech, Inc. - www.fonixspeech.com

History and Development of the Company

The Company was incorporated in Delaware in 1985, and, pursuant to a merger transaction in 1994, the Company’s name was changed to Fonix Corporation. Through Fonix Speech, the Company delivers speech interface development tools, solutions and applications (the “Speech Products”) that empower people to interact conversationally with information systems and devices. The Speech Products are based on the Company’s speech-enabling technologies, which include text-to-speech (“TTS”) and proprietary neural network-based automatic speech recognition (“ASR”). ASR and TTS technologies are sometimes collectively referred to as our “Core Technologies.” The Company’s Speech Products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices; videogame consoles; electronic devices for the assistive and language learning markets, robots and appliances; automotive telematics, computer telephony and server applications.

Prior to 2002, the Company focused on research and development (“R&D”) projects for customized applications. R&D and prototype development used the Core Technologies to develop applications and engines marketed for multiple operating systems and hardware platforms.

Today, Fonix Speech serves markets that are adopting speech-enabled interfaces, solutions and applications. As memory requirements, noise robustness, speech recognition accuracy and efficiency of speech interface solutions become increasingly critical, Fonix Speech anticipates that its Core technologies and solutions will meet customer demand for simple, convenient user interfaces.

On February 24, 2004, the Company completed its acquisition of all of the capital stock of LTEL Holdings Corporation (“LTEL”) and its wholly owned subsidiaries, LecStar Telecom, Inc. and LecStar DataNet, Inc. (collectively “LecStar”). LecStar, an Atlanta-based competitive local exchange carrier (“CLEC”), offers wire line voice, data, long distance and Internet services to business and residential customers throughout BellSouth’s Southeastern United States operating territory. On October 2, 2006, LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom, each of which are direct or indirect subsidiaries of Fonix, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware.

VALUE-ADDED SPEECH TECHNOLOGIES

Fonix Speech, Inc.

On January 1, 2006, Fonix Speech, Inc. was incorporated and now operates as a wholly owned subsidiary of Fonix Corporation. Fonix Speech provides value-added embedded speech technology development tools, applications and solutions for multiple market segments including: mobile and wireless devices; videogame consoles; electronic devices for the assistive and language learning markets; robots and appliances; automotive telematics, computer telephony; and server applications.

Original Equipment Manufacturers (“OEMs”) of consumer electronics devices and products, software developers, wireless operators, telephony distributors, system integrators and value-added resellers (“VARs”) can simplify the use and increase the functionality of their electronic products and services by integrating Fonix speech interfaces, resulting in broader market opportunities and significant competitive advantages. Fonix Speech development tools and solutions support multiple hardware and software platforms, are environment and speaker independent, optimize cost and power efficiencies, are easily integrated with relatively small memory requirements for embedded applications, and enhance scalability for high channel capacity for computer telephony and server-based systems.

Fonix Speech Market Focus

Fonix Speech delivers speech solutions in the following markets:

▪	Mobile / Wireless
Fonix Speech provides embedded speech interface solutions for mobile phones, Smartphones, PDAs and wireless communication devices. The award-winning Fonix VoiceDial™ is a totally interactive, hands-free software application that enables users to place calls and navigate device menus and applications simply by speaking. Fonix VoiceCentral™ is a hands-free software application for Pocket PC that allows users to access Personal Information Management (“PIM”) tools, navigate through the device software, and access song and movie lists simply by speaking.

Fonix Mobile/Wireless Solutions:

o	Fonix VoiceDial
Fonix VoiceDialTM is a totally interactive, hands-free software application for Windows Mobile Pocket PC, Smartphone and Symbian devices that enables users to access mobile phone contacts simply by speaking. VoiceDial is speaker independent, so no voice training is involved, including both contact names and digit dialing. The speech recognition is highly accurate, even in noisy environments like cars or airports. VoiceDial offers several prompting voices; users choose which voices to download to their device. All TTS voices are highly intelligible and will handle an unlimited vocabulary, even with difficult contact names. VoiceDial is available in multiple languages — English, French, German and Spanish. Current phones supported by Fonix VoiceDial include: Cingular 12125, T-Mobile SDA, SDA II, Audiovox SMT 5600, i-mate SP3, i-mate SP3i, i-mate SP5, Motorola i930, Motorola MPx220, SPV C500, SPV C600, TSM 520, T-Mobile MDA, Cingular 8125, PPC 6700, Audiovox PPC 6600, i-mate PDA2k, i-mate JASJAR, i-mate K-JAM, MDA Pro, SPV M5000, and Qtek 9100.

o	Fonix VoiceCentral
Fonix VoiceCentral™ is a totally interactive, hands-free software application for Windows Mobile Pocket PC and Smartphone devices that enables users to access PIM tools, navigate through the device software and access song and movie lists simply by speaking. VoiceCentral incorporates the award-winning Fonix VoiceDial software, while adding several other significant capabilities. VoiceCentral allows users to manage email (listen to email, then choose to delete, reply with a .wav file or save); access calendar and tasks; launch or close any application simply by speaking; dial names directly from the contact list (users do not have to navigate multiple menu trees; they just say the name of the person they want to call); and dial a number directly using a continuous string of numbers.

Fonix Mobile / Wireless Market Opportunities:

Fonix Speech’s partners, original equipment manufacturers (“OEMs”) and original device manufacturers (“ODMs”) provide significant potential to reach users in many market areas. Fonix Speech has already seen significant market response to VoiceDial and expects to deliver in the following channels:

o
OEMs & ODMs: The first Fonix VoiceDial contract delivered the solution on the Hewlett Packard (HP) Journada ® 928 WDA. To date, VoiceDial has shipped with these additional devices: Hitachi G1000, i-mate PDA2k, T-Mobile MDA III and the O2 XDA IIs. Fonix also has partnerships with Microsoft, Intel, Texas Instruments, Hitachi, O2 and HTC and is aggressively pursuing additional OEM opportunities with Nokia, Motorola, Sony-Ericsson, Siemens, Palm and Samsung.

o
Mobile Operators: Fonix markets VoiceDial and VoiceCentral through mobile operators such as AT&T Wireless, T-Mobile, Orange, Vodafone and Verizon. VoiceDial can be delivered several ways, including loading software directly on the device or over-the-air activation.

o
Bundled Solutions: Other complementary solutions are also channels for distribution for the Speech Products. Companies like ALK have integrated Fonix Speech’s solutions into their applications. Fonix Speech foresees partners shipping the full VoiceDial and VoiceCentral functionality as a complement to their applications and devices.

Fonix Speech has several competitors offering a variety of speech technologies and products. Companies like Nuance, Voice Signal and Neuvoice all deliver speaker-dependent and speaker-independent solutions. Other speech companies like IBM may introduce competitive products.

▪	Electronic Devices
Fonix speech solutions make everyday life easier for people who are blind or have visual, vocal or mobility impairments, and for non-English speakers who are learning the English language. Fonix DECtalk®, the best known and most respected name in the assistive market, transforms ordinary text into highly intelligible speech. Fonix VoiceIn™ is Fonix Speech’s proprietary neural network-based automatic speech recognition. Fonix Speech has taken its intuitive Core Technologies and applied them to everyday speech solutions for PCs and other consumer devices such as cordless phones, electronic dictionaries, MP3s and toys.

Fonix Speech Solutions for Electronic Devices

Fonix Speech offers a variety of speech solutions for the assistive and language learning markets.

o	The Assistive Market
Fonix speech solutions make everyday life easier for people who are blind, have visual, vocal or mobility impairments or have learning disabilities. Fonix DECtalk® is the assistive industry’s premier text-to-speech engine, offering nine highly intelligible TTS voices and six languages. Many users rely on Fonix DECtalk to read their email, the daily news or other documents, or to function as their voice to the outside world. In addition, Fonix has expanded its solutions for the assistive market to incorporate the full line of Fonix TTS offerings; including high-quality concatenated TTS and high-recognition-rate ASR, which is marketed as Fonix VoiceIn Standard Edition. Current OEM partners in the assistive market include Dynavox, GW Micro, Prentke-Romich, Kurzweil Education Systems and Toby Churchill.

o	PDA, PC and Electronic Devices
Fonix solutions apply speech interfaces to tasks that users perform everyday. Many of these solutions are appropriate for multiple markets — assistive, mobile and wireless, and business and home users. The Speech Products enable users to listen to documents, have email read aloud, access programs and launch applications with speech commands. Current OEM partners include Microsoft, Intel, Texas Instruments, Hitachi, O2, Code Factory and HTC.

o	The Language Learning Market
Fonix speech solutions are particularly useful for non-English speakers who are learning the language. In the speech-enabled language learning market, Fonix has capitalized on Fonix DECtalk’s small memory footprint and high intelligibility and Fonix VoiceIn’s high-recognition-rate capabilities. Speech-enabled language learning is an emerging market, especially in Asia. Casio currently sells handheld electronic dictionaries in Japan and Korea that allow individuals to type a word in their native language (like Japanese) and have the word read back to them in English. Non-English speakers can look up words in an English dictionary and have the device speak the word correctly in English. Educational electronic dictionary devices are growing in popularity in Japan and are expected to exceed a market volume of more than 500,000 units per quarter. Fonix Speech’s goal is to become the primary supplier of speech solutions for OEMs providing language learning devices and systems. Fonix Speech has partnered with Epson and other chip manufacturers to provide an integrated chip with Fonix speech technology to various OEMs, including Casio, manufacturing language learning devices.

o	Robots and Appliances
Speech solutions are becoming increasingly popular for day-to-day use. Fonix Speech offers speech command and control solutions for cordless phones, toys, home audio and MP3 Players. Fonix has partnered with Epson to provide an integrated chip with Fonix speech technology to various OEMs manufacturing robots and appliances.

Fonix Market Opportunities for Electronic Devices

Revenue potential for speech interface applications in the assistive, language learning and electronic device markets is significant. In the assistive market, more governments are recognizing the benefits of providing accessibility to disabled citizens. Fonix expects significant market expansion as governments enact new regulations supporting and funding the use of speech-based solutions. Fonix Speech has partnered with various government contractors to enact government speech-based solutions.

With an increasingly global economy, more people are endeavoring to learn foreign languages. Fonix believes that language-learning tools, including translators and electronic dictionaries, will be a profitable market. Current OEM partners in the language learning market include Casio, Dico, Dream C&C, E-Star Laboratories, Eintech, Kodensha, Top Grade and NEC Custom Technica.

Speech applications are also becoming increasingly popular for day-to-day use. Fonix Speech is working with OEM partners to capitalize on market opportunities for toys, appliances and other devices where speech applications may be applicable. Fonix Speech has partnered with Epson to provide an integrated chip with Fonix speech technology to various OEMs manufacturing toys and appliances.

Fonix Speech’s primary competitors in the electronic device markets include Nuance, IBM, NextUp Technologies, Voice Signal and Premier Assistive Technology.

▪	Videogame Consoles
Fonix VoiceIn® Game Edition is Fonix Speech’s award-winning software solution for voice command and control in Xbox®, Xbox® 360, PlayStation®2 and PC videogames. Fonix VoiceIn is the industry’s most memory-efficient voice interface. Game developers worldwide can now build games that utilize a common version across Xbox®, Xbox® 360, PlayStation®2 and PC platforms. Fonix VoiceIn is optimized for game development where memory and processing power are at a premium.

Fonix Speech Videogame Solutions:

o	Game Consoles
Fonix Speech’s voice command software is available for cross-platform game developers who wish to employ speech interfaces in videogames. In March 2004, Fonix Speech made Fonix VoiceIn® Game Edition commercially available to developers that produce videogames on multiple gaming platforms. Fonix voice command technology has been available in the Microsoft Xbox® developer’s kit (XDK) since February 2003. In May 2005, Fonix announced a continuation of its agreement with Microsoft to deliver Fonix VoiceIn in the new Microsoft Xbox® 360 developer’s kit. Cross-platform game developers can use the same voice command software for PlayStation®2 and PC games. Game developers worldwide can now build games that utilize a common application program interface across PlayStation®2, Xbox®, Xbox® 360 and PC platforms. Fonix VoiceIn voice command software is available to game developers in multiple languages, including English and UK English, German, French, Spanish, Japanese and Italian. As of December 31, 2005, Fonix VoiceIn is included on 13 videogame titles on retail shelves.

Electronic Arts, the world’s largest game developer, has also licensed the Fonix Speech voice platform for its game developers worldwide. Electronic Arts signed a multiple-year license agreement with Fonix for PlayStation®2 entertainment consoles and has an option to license Fonix speech solutions for additional game platforms.

Fonix Speech Videogame Market Opportunities

In the videogames market, Fonix VoiceIn® Game Edition is a compelling feature for today’s game developers. Gamers seek enhancements that add excitement, interaction and realism. Fonix VoiceIn allows developers to take voice command and control to a new level. The product gives players new access to games features, command and control functions and menu navigation. Fonix expects this exciting new interface to expand market demand for videogames.

Fonix Speech’s competitors are primarily other embedded speech software vendors like IBM, Nuance and Voice Signal. Fonix Speech’s partners also have competitors. For example, Intel competes with IBM and Epson. However, Fonix Speech is not precluded from working with its partners’ competitors.

▪	Customer Self-Service Solutions for Computer Telephony
Fonix ConnectMe™ is an innovative solution for computer telephony integration and server systems. Fonix ConnectMe is a voice-automated telephone operator that provides an efficient, professional means of routing incoming, outgoing and internal calls. Fonix also offers a voice interface solution for 511 system integrators. 511 is the designated three-digit phone number for national travel information within the United States. Fonix ASR and TTS products are designed to give developers easy-to-use tools with which to build call center speech enabled solutions that lower costs and increase customer satisfaction.

Fonix Speech Customer Self-Service Solutions

Fonix Speech provides telephony and server-based solutions for automated phone directory and database information systems. Fonix Speech believes that traditional operator systems and other means of accessing information are becoming antiquated. Significant time is lost trying to access information through keypad directories or because calls are blocked after hours. Also, information stored or transferred through servers, PBXs or databases may not easily be accessed through non-integrated platforms. Voice-automated systems are capable of integrating these platforms and meeting customer expectations of competitive costs, easy installation with minimal change to their existing infrastructure and a simple user interface.

o	Fonix ConnectMe™
Fonix ConnectMe™ is a unique, voice-automated telephone operator that provides an efficient, professional means of routing incoming, outgoing and internal calls. Customers and employees dial one number, speak the name of a person or a department and are quickly connected to the person or department they want to reach. Whether during peak business hours or late at night, ConnectMe’s 24-hour high-tech customer service capabilities ensure that all calls reach their intended destinations. ConnectMe handles all incoming calls simultaneously, so callers are never put on hold. Employees can create, maintain and access their own phone lists and can customize the delivery of calls. To Fonix Speech’s knowledge, no other company in this niche has emerged with a competitive product with ConnectMe’s unique features, functionality and price point.

o	511 Traffic Information System
In July 2000, the FCC assigned “511” as the number for nationwide access to traveler information. 511 was designated as a free service and when fully implemented will cover the majority of roads in the U.S., helping travelers avoid congested routes and safety hazards. By dialing 5-1-1, callers can access information about route-specific weather and road conditions. Fonix and partner Meridian Environmental Technology, Inc. provide a 511 system in North Dakota, South Dakota, Nebraska, Kansas and Montana. Other states are scheduled to deploy the system in the near future. Competition in the 511 market includes TellMe and IBM’s WebSphere.

Fonix Speech Customer Self-Service Market Opportunities

Fonix Speech is well positioned to be a primary competitor in telephony products with ConnectMe. Benefits of ConnectMe include increased customer satisfaction, immediate ROI, user convenience, easy installation and maintenance, and its ability to bring a professional “voice” to companies’ telephone operator systems. Fonix Speech’s market strategy is to sell ConnectMe through VARs and distributors, as well as to customers of Fonix Telecom and LecStar. Potential competitors in the telephony/server market include Nuance and Avaya.

Fonix Speech Marketing and Sales Activities

Fonix Speech expects to expand sales through partners, OEMs, VARs, direct sales and existing sales channels, both domestically and internationally. Fonix Speech will focus on wireless and mobile devices, telephony and server phone solutions, assistive and language learning devices, the videogame market, robots and appliances.

To address global opportunities, Fonix Speech plans to develop and expand sales and marketing teams in Asia, Europe and the United States. Fonix has partnered with companies like A.I. Corporation, a high-tech Japanese product distributor and engineering company specializing in embedded system software, to capitalize on sales and marketing efforts outside the United States.

Fonix Speech Strategic Relationships

Fonix Speech currently has a number of strategic collaboration, distribution and marketing arrangements with OEMs, software developers and VARs. Fonix Speech intends to expand such relationships and add similar relationships, specifically in markets related to wireless and mobile devices, assistive and language learning devices and customer self-service solutions. When Fonix Speech identifies “first mover” speech-enabling applications that can integrate Fonix Speech Products and Core Technologies, Fonix Speech intends to investigate investment opportunities to obtain preferred or priority collaboration rights.

Fonix Speech Continued Development

Fonix Speech plans to continue to invest resources in the development and acquisition of standard speech solutions and enhancements to its Core Technologies, developer tools and development frameworks to maintain competitive advantages.

PROPERTIES

We own no real property. We lease approximately 14,200 square feet of office space in Sandy, Utah, where Fonix Speech conducts its principal scientific research, product development and sales and marketing activities. Our lease of that facility expires August 31, 2010. The average base monthly lease payment over the five-year life of the lease is $26,000.

We lease approximately 3,160 square feet of office space in Maynard, Massachusetts, where Fonix Speech conducts sales and marketing activities and development for certain Core Technologies. This lease expires December 31, 2007. The average base monthly lease payment over the two-year life of the lease is $2,900.

We believe that the facilities and equipment described above are generally in good condition, are well maintained, and are generally suitable and adequate for our current and projected operating needs.

Management's discussion and analysis of financial condition and results of operations

THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED BY FONIX AND DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS REGISTRATION STATEMENT, WORDS SUCH AS "BELIEVES," "EXPECTS," "INTENDS," "PLANS," "ANTICIPATES," "ESTIMATES," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, ALTHOUGH THERE MAY BE CERTAIN FORWARD-LOOKING STATEMENTS NOT ACCOMPANIED BY SUCH EXPRESSIONS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED BELOW IN THE SECTION ENTITLED "INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS" AND UNDER THE HEADING "CERTAIN SIGNIFICANT RISK FACTORS," ABOVE. FONIX CORPORATION SPECIFICALLY DISCLAIMS ANY OBLIGATION OR INTENTION TO UPDATE ANY FORWARD LOOKING STATEMENT.

The following discussion of the results of operations and financial condition should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this report.

Overview

We are engaged in providing value-added speech technologies through Fonix Speech, Inc. (“Fonix Speech”). We offer speech-enabling technologies including automated speech recognition (“ASR”) and text-to-speech (“TTS”) through Fonix Speech. We offer our speech-enabling technologies to markets for wireless and mobile devices, computer telephony, server solutions and personal software for consumer applications. We have received various patents for certain elements of our core technologies and have filed applications for other patents covering various aspects of our technologies. We seek to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips. Revenues are generated through licensing of speech-enabling technologies, maintenance contracts and services.

We previously operated a telecommunications business, the results of which were included in prior SEC filings. On October 2, 2006, LecStar Telecom Inc., a Georgia corporation (“LecStar Telecom”), LecStar DataNet, Inc., a Georgia corporation (“LecStar DataNet”), LTEL Holdings Corporation (“LTEL Holdings”), a Delaware corporation, and Fonix Telecom Inc., a Delaware corporation (“Fonix Telecom”), each of which are direct or indirect subsidiaries of Fonix, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The case numbers are as follows: LTEL Holdings Corporation, 06-11081 (BLS); LecStar Telecom, Inc., 06-11082 (BLS); LecStar DataNet, Inc., 06-11083 (BLS); Fonix Telecom, Inc., 06-11084 (BLS).)

LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom sought protection under Chapter 7 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C ss 101 et seq. (the “Bankruptcy Code”). Pursuant to Bankruptcy Code Section 701, on October 3, 2006, Alfred Thomas Guliano was appointed the interim trustee for LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom. As these subsidiary companies are now in Chapter 7 Bankruptcy proceedings, the results of their operations have not been included in this report.

For the years ended December 31, 2005, 2004 and 2003, we generated revenues of $16,191,000, $14,902,000 and $2,384,000, respectively; incurred net losses of $22,631,000, $15,148,000 and $13,543,000, respectively, and had negative cash flows from operating activities of $7,829,000, $13,051,000 and $9,243,000, respectively. As of December 31, 2005, we had an accumulated deficit of $250,521,000, negative working capital of $19,004,000, accrued liabilities of $10,214,000 and accounts payable of $6,770,000. For the nine months ended September 30, 2006 and 2005, the Company generated revenues of $1,024,000 and $978,000, respectively, incurred net losses of $19,432,000 and $14,925,000, respectively, and had negative cash flows from operating activities of $3,185,000 and $6,748,000, respectively. As of September 30, 2006, we had an accumulated deficit of $288,069,000, negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom subsidiaries subject to bankruptcy (LecStar Telecom, LecStar DataNet, LTEL Holdings and Fonix Telecom), accrued liabilities and accrued settlement obligation of $3,800,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000. We expect to continue to incur significant losses and negative cash flows from operating activities at least through December 31, 2007, primarily due to expenditure requirements associated with continued marketing and development of its speech-enabling technologies.

We are continually developing new product offerings in the ASR businesses in an effort to increase our revenue stream, and we are continuing to work with our existing customers to increase sales. We have also experienced operating expense decreases through headcount reductions and overall cost reduction measures. Through the combination of increased recurring revenues and the overall operating cost reduction strategies we have implemented, we hope to achieve positive cash flow from operations in the next 18-24 months. However, there can be no assurance that we will be able to achieve positive cash flow from operations within this time frame.

Our cash resources, limited to collections from customers, draws on the Seventh Equity Line and loans, have not been sufficient to cover operating expenses. We have not been declared in default under the terms of any material agreements. We periodically engage in discussions with various sources of financing to facilitate our cash requirements including buyers of both debt and equity securities. To date, no additional sources of funding offering terms superior to those available under equity lines have been implemented, and we rely on first, cash generated from operations, and second, cash provided through convertible debt financing arrangements. We will need to generate approximately $6 to $8 million to continue operations for the next twelve months.

Significant Accounting Policies

 The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Significant accounting policies and areas where substantial judgments are made by management include:

Accounting estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of long-lived assets - The carrying values of our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset, other than software technology, is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Goodwill - Goodwill represents the excess of the cost over the fair value of net assets of acquired businesses. Goodwill is not amortized, but is tested for impairment quarterly or when a triggering event occurs. The testing for impairment requires the determination of the fair value of the asset or entity to which the goodwill relates (the reporting unit). The fair value of a reporting unit is determined based upon a weighting of the quoted market price of our common stock and present value techniques based upon estimated future cash flows of the reporting unit, considering future revenues, operating costs, the risk-adjusted discount rate and other factors. Impairment is indicated if the fair value of the reporting unit is allocated to the assets and liabilities of that unit, with the excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities assigned to the fair value of goodwill. The amount of impairment of goodwill is measured by the excess of the goodwill’s carrying value over its fair value.

Revenue recognition - We recognize revenue when pervasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable and collectibility is reasonable assured. Revenues are recognized by us based on the various types of transactions generating the revenue. For software sales, we recognize revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition” and related interpretations. We generate revenues from licensing the rights to its software products to end users and from royalties. For telecommunications services, revenue is recognized in the period that the service is provided.

For Fonix Speech, revenue of all types is recognized when acceptance of functionality, rights of return, and price protection are confirmed or can be reasonably estimated, as appropriate. Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because our contracts are typically either short-term in duration or we are unable to make reasonably dependable estimates of the costs of the contracts. Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

Revenue for products distributed through wholesale and retail channels and through resellers is recognized upon verification of final sell-through to end users, after consideration of rights of return and price protection. Typically, the right of return on such products has expired when the end user purchases the product from the retail outlet. Once the end user opens the package, it is not returnable unless the medium is defective.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades. Related revenue is recognized over the period covered by the agreement. Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as license agreements and support and upgrade obligations using vendor-specific objective evidence of fair value. Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements. These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

Deferred revenue as of September 30, 2006 and December 31, 2005, consisted of the following:

Description	Criteria for Recognition	September 30, 2006	December 31, 2005
Deferred unit royalties and license fees	Delivery of units to end users or expiration of contract	$476,000	$466,000

Telecom deferred revenue	Service provided for customer	--	457,000

Total deferred revenue		$476,000	$923,000

Cost of revenues - Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs. Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense. Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing. Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized. Capitalization of software costs ceases when the product is available for general release to customers. Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized. Costs of maintenance and customer support are charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Capitalized software technology costs were amortized on a product-by-product basis. Amortization was recognized from the date the product was available for general release to customers as the greater of (a) the ratio that current gross revenue for a product bears to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the products. Amortization was charged to cost of revenues.

We assessed unamortized capitalized software costs for possible write down on a quarterly basis based on net realizable value of each related product. Net realizable value was determined based on the estimated future gross revenues from a product reduced by the estimated future cost of completing and disposing of the product, including the cost of performing maintenance and customer support. The amount by which the unamortized capitalized costs of a software product exceeded the net realizable value of that asset was written off.

During 2003, we modified our estimate of future cash flows to be provided by its software technology and determined that the carrying amount of the technology was in excess of future cash flows provided by the technology. Accordingly, we recorded a charge of $1,124,000 during the year ended December 31, 2003, to fully impair the carrying value of the speech software technology. $823,000 of the operating impairment was charged to cost of revenues and $302,000 was charged to operating expenses, based on the use of the software.

Stock-Based Employee Compensation - Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”), an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” using the modified prospective transition method. Under this transition method, compensation costs are recognized beginning with the effective date: (a) based on the requirements of FAS 123(R) for all share-based awards granted after the effective date and (b) based on the requirements of FAS 123 for all awards granted to employees prior to the effective date of FAS 123(R) that remain unvested on the effective date. Accordingly, we did not restate the results of prior periods. The most notable change resulting from the adoption of FAS 123(R) is that compensation expense associated with stock options is now recognized in our Statements of Operations, rather than being disclosed in a pro forma footnote to our financial statements. We recognized compensation expense related to option grants and the vesting of previously unvested options for the three months ended September 30, 2006, of $0. For the nine months ended September 30, 2006, we recognized compensation expense related to option grants and the vesting of previously unvested options of $0.

Prior to January 1, 2006, we accounted for stock options granted under our Stock Option Plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

Imputed Interest Expense and Income - Interest is imputed on long-term debt obligations and notes receivable where management has determined that the contractual interest rates are below the market rate for instruments with similar risk characteristics.

Foreign Currency Translation - The functional currency of our Korean subsidiary is the South Korean won. Consequently, assets and liabilities of the Korean operations are translated into United States dollars using current exchange rates at the end of the year. All revenue is invoiced in South Korean won and revenues and expenses are translated into United States dollars using weighted-average exchange rates for the year.

Comprehensive Income - Other comprehensive income presented in the accompanying consolidated financial statements consists of cumulative foreign currency translation adjustments.

Recently Enacted Accounting Standards

Accounting Changes and Error Corrections - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting a change in an accounting principle. Previously, most voluntary changes in accounting principle required recognition of a cumulative effect adjustment in the results of operations of the period of change. SFAS No. 154 requires retrospective application to prior periods unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in years beginning after December 15, 2005; however, it does not change the transition provisions of any existing accounting pronouncements, such as SFAS No. 123R. We do not believe the adoption of SFAS No. 154 will have a material effect on our business, results of operations, or financial position.

Results of Operations (Continuing Operations)

Nine months ended September 30, 2006, compared with nine months ended September 30, 2005

During the nine months ended September 30, 2006, we recorded revenues of $1,024,000, an increase of $46,000 from $978,000 in 2005. The increase was primarily due to increased royalty revenues of $138,000 and increased licensing revenues of $74,000, partially offset by decreased NRE speech revenues of $146,000 and decreased retail product sales of $23,000.

Selling, general and administrative expenses were $4,444,000 for the nine months ended September 30, 2006, an increase of $688,000 from $3,756,000 in 2005. The increase is primarily due to the expense related to fully reserving the intercompany receivable we had with our subsidiaries that filed for bankruptcy protection of $1,214,000, increased salary and wage expenses of $125,000, increased occupancy expenses of $33,000, increased advertising expenses of $25,000 and increased travel expenses of $6,000, partially offset by decreased legal and accounting fees of $363,000, decreased other expenses of $225,000, decreased investor relations related expenses of $75,000 and decreased other tax expenses of $42,000.

We incurred research and product development expenses of $1,711,000 for the nine months ended September 30, 2006, an increase of $83,000 from $1,628,000 in 2005. The increase was primarily due to an overall increase in salaries and wage-related expenses of $116,000, increased travel expense of $17,000 and increased occupancy related expenses of $14,000, partially offset by decreased other operating expenses of $36,000 and decreased consulting expenses of $27,000.

Net interest and other expense was $3,042,000 for the nine months ended September 30, 2006, an increase of $2,319,000 from $723,000 in 2005. The overall increase was due to the loss recognized on the redemption of the Series H Preferred Stock of $10,991,000 and an increase in interest expense of $349,000, combined with decreased interest income of $112,000 and the gain on forgiveness of liabilities of $112,000 recognized in the 2005 period, partially offset by a gain recognized on the change in the derivative liability associated with the Series L Preferred Stock of $9,228,000.

Fiscal Year 2005 Compared to 2004

During 2005, we recorded revenues of $16,191,000, an increase of $1,289,000 from $14,902,000 in 2004. The increase was primarily due to an increased monthly recurring telecommunications revenues of $997,000, increased telecommunications regulatory cost recovery fees of $344,000, increased non-recurring engineering speech revenues of $244,000, increased telecommunications subscriber line charge revenues of $92,000, increased speech retail revenues of $79,000, increased telecommunications activation and service revenues of $43,000 and increased voice mail revenues of $10,000, partially offset by decreased telecommunications call termination revenues of $239,000, decreased DECtalk royalties of $193,000 and decreased telecommunications usage revenues of $88,000.

Cost of revenues was $9,419,000, an increase of $3,250,000 from $6,169,000 in 2004. The increase is primarily due to the increased costs of providing telecommunication services of $3,214,000, primarily due to the loss of the UNE-P platform. These costs represent expenses associated with providing LecStar’s services through the leasing of network components from BellSouth and long distance services purchased from inter-exchange carriers.

Selling, general and administrative expenses were $13,290,000 in 2005, a decrease of $66,000 from $13,356,000 in 2004. The decrease is primarily due to the decreased bad debt expense of $547,000, decreased legal and accounting fees of $307,000, decreased investor relations expenses of $114,000, decreased travel expenses of $87,000, decreased promotions of $41,000 and decreased depreciation expenses of $17,000, partially offset by increased salary and wage expenses of $435,000, increased other operating expense of $ 428,000, increased occupancy related expenses of $120,000, increased consulting expenses of $45,000 and increased taxes, licenses and permits of $19,000.

During the year ended 2005, we recorded a legal settlement expense of $2,080,000 in settlement of the ongoing litigation between us and Breckenridge related to the Series D Debentures and the Series I Preferred Stock (see further description in Legal Proceedings section of this report).

During the year ended December 31, 2005, we recorded $3,346,000 in impairment charges related to the intangible assets acquired in connection with the LecStar acquisition. We recorded a charge of $2,236,000 related to the impairment of the customer lists intangible. We reviewed the carrying amount of the intangible based on estimated future cash flows, and determined that the carrying amount was in excess of the future cash flows. The cash flows were diminished due to the loss of the UNE-P platform and the projected increased cost of providing service based on the alternative service platforms available to us. We also recorded a charge of $1,110,000 to fully impair the LecStar brand name intangible. We determined that the estimated future cash flows attributable to the LecStar brand name were not sufficient to substantiate the carrying amount of the intangible.

We incurred research and product development expenses of $2,196,000 in 2005, a decrease of $363,000 from $2,559,000 in 2004. The decrease was primarily due to an overall decrease in salaries and wage-related expenses of $248,000, decreased other operating expenses of $107,000, decreased depreciation of $32,000 due to the overall decrease in fixed assets and decreased travel expense of $14,000, partially offset by increased consulting expenses of $24,000 and increased occupancy related expenses of $14,000.

Net interest and other expense was $2,186,000 for 2005, an increase of $411,000 from $1,775,000 for 2004. The overall increase was due to the increase in interest expense of $287,000 and decreased gain on forgiveness of liabilities of $376,000, partially offset by gains recognized on disposal of investments of $251,000 and increased interest income of $8,000.

Fiscal Year 2004 Compared to 2003

During 2004, we recorded revenues of $14,902,000, an increase of $12,518,000 from $2,384,000 in 2003. The increase was primarily due to the acquisition of LecStar, accounting for $13,673,000 of the increase, partially offset by decreased NRE revenues of $362,000, decreased licenses revenues of $330,000 decreased DECtalk royalties of $319,000, decrease support revenues of $53,000, decreased retail revenues of $39,000 and decreased hardware sales of $30,000.

Cost of revenues was $6,169,000, an increase of $5,140,000 from $1,029,000 in 2003. The increase is primarily due to the acquisition of LecStar contributing $6,136,000 to the increase. These costs represent expenses associated with providing LecStar’s services through the leasing of network components from BellSouth and long distance services purchased from inter-exchange carriers. This increase was partially offset by decreased expenses related to NRE projects due to the overall decrease in NRE contracts during the year and the lack of any impairment charges to capitalized software technology during 2004.

Selling, general and administrative expenses were $13,356,000 in 2004, a increase of $6,352,000 from $7,004,000 in 2003 The increase is primarily due to the acquisition of LecStar, which contributed $8,650,000 to the increase, and increased legal and accounting fees of $523,000, increased travel expenses of $137,000, increased investor relations expenses of $110,000, partially offset by decreased salary and wage expenses of $1,420,000, decreased consulting expenses of $497,000, a reduction in accrued vacation of $344,000, a reduction in accrued payroll of $519,000, decreased occupancy related expenses of $163,000 and decreased depreciation expenses of $83,000, and decreased promotions of $42,000.

We incurred research and product development expenses of $2,559,000 in 2004, a decrease of $2,582,000 from $5,141,000 in 2003. The decrease is primarily due to an overall decrease in salaries and wage-related expenses of $1,884,000, a reduction in accrued vacation of $200,000, decreased occupancy related costs of $164,000, decreased consulting expenses of $315,000 due to a decrease in the utilization of external consultants and decreased depreciation of $83,000 due to the overall decrease in fixed assets, partially offset by increased other operating expenses of $48,000 and increased travel expense of $16,000.

Net interest and other expense was $1,775,000 for 2004, a decrease of $676,000 from $2,451,000 for 2003. The overall decrease is due to the gain on forgiveness of liabilities of $518,000 partially offset by increased interest expense related to the note payable issued in connection with the acquisition of LecStar and the LecStar credit facility.

Selected Quarterly Operations Data

The following tables set forth selected unaudited statement of operations data for each of the quarters in the years ended December 31, 2005 and 2004 and for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (quarters in 2006 do not include results from telecom operations that sought bankruptcy protection). This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in connection with the financial statements and the related notes.

Our quarterly operating results have varied substantially in the past and may vary substantially in the future. Conclusions about our future results for any period should not be drawn from the selected unaudited statement of operations data, either for any particular quarter or taken as a whole.

	For the Quarter Ended
	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006
	(Unaudited)
Net sales	$3,182,000	$3,259,000	$386,000
Gross profit	850,000	1,005,000	380,000
Net loss	(4,081,000)	(4,506,000)	(10,847,000)
Preferred stock dividends	(1,849,000)	(254,000)	(16,192,000)
Loss attributable to common stockholders	(5,930,000)	(4,760,000)	(27,039,000)
Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.03)

	For the Quarter Ended
	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005
	(Unaudited)
Net sales	$4,233,000	$4,324,000	$3,957,000	$3,677,000
Gross profit	2,036,000	1,825,000	1,548,000	1,363,000
Net loss	(4,080,000)	(4,337,000)	(6,515,000)	(7,699,000)
Preferred stock dividends	(297,000)	(276,000)	(423,000)	(269,000)
Loss attributable to common stockholders	(4,377,000)	(4,613,000)	(6,938,000)	(7,928,000)
Basic and diluted loss per common share	$(0.03)	$(0.02)	$(0.02)	$(0.02)

	For the Quarter Ended
	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004
	(Unaudited)
Net sales	$1,925,000	$4,242,000	$4,426,000	$4,309,000
Gross profit	1,133,000	1,973,000	2,199,000	3,428,000
Net loss	(2,342,000)	(5,565,000)	(3,321,000)	(3,920,000)
Preferred stock dividends	(2,986,000)	(315,000)	(315,000)	(311,000)
Net loss attributable to common stockholders	(5,328,000)	(5,880,000)	(3,636,000)	(4,231,000)
Basic and diluted loss per common share	$(0.08)	$(0.07)	$(0.04)	$(0.02)

Liquidity and Capital Resources

We must raise additional funds to be able to satisfy our cash requirements during the next 12 months. It is anticipated that we will need to raise approximately $6 to $8 million over the next 12 months to meet obligations and continue our product development, corporate operations and marketing expenses. Because we presently have only limited revenue from operations, we intend to continue to rely primarily on financing through the sale of our equity and debt securities to satisfy future capital requirements until such time as we are able to enter into additional third-party licensing, collaboration, or co-marketing arrangements such that we will be able to finance ongoing operations from license, royalty, and sales revenue. We are working with game developers and other potential licensors of our speech product offerings to develop additional revenue streams for our speech technologies. There can be no assurance that we will be able to enter into such agreements. Furthermore, the issuance of equity or debt securities which are or may become convertible into equity securities of Fonix in connection with such financing could result in substantial additional dilution to the stockholders of Fonix.

Our cash resources are limited to collections from customers, proceeds from the issuance of preferred stock and loan proceeds, and are only sufficient to cover current operating expenses and payments of current liabilities. At September 30, 2006, we had negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom assets subject to bankruptcy, accrued liabilities and accrued settlement obligation of $3,800,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000.

We had $1,024,000 in revenue and a loss of $19,432,000 for the nine months ended September 30, 2006. Net cash used in operating activities of $3,185,000 for the nine months ended September 30, 2006, resulted principally from the net loss incurred of $19,432,000, increased other assets of $95,000, increased prepaid expenses of $47,000, and decreased accrued payroll of $9,000, partially offset by the results of discontinued operations of $11,107,000, the loss on derivative liability of $1,763,000, the write-down of intercompany receivables of $1,214,000, non-cash accretion of the discount on notes payable of $603,000, increased other accrued liabilities of $582,000, increased accounts payable of $448,000, non-cash accretion of the discount on legal settlement obligation of $98,000, depreciation expense of $44,000 and increased deferred revenues of $10,000. Net cash used in investing activities of $12,000 for the nine months ended September 30, 2006, consisted of the purchase of equipment of $12,000. Net cash provided by financing activities of $3,609,000 consisting primarily of the receipt of $3,504,000 in cash related to the sale of shares of Class A common stock, $325,000 in cash from proceeds from related party notes, proceeds from debentures of $250,000 and proceeds from a credit advance of $75,000, partially offset by payments on accrued settlement obligation of $440,000 and payments on related party notes of $105,000.

We had negative working capital of $51,213,000 at September 30, 2006, compared to negative working capital of $19,004,000 at December 31, 2005. Current assets decreased by $1,235,000 to $230,000 from $1,465,000 from December 31, 2005, to September 30, 2006. Current liabilities increased by $30,974,000 to $51,443,000 from $20,469,000 during the same period. The change in working capital from December 31, 2005, to September 30, 2006, reflects, in part, the derivative liability recognized in connection with the issuance of Series L Preferred Stock of $21,392,000, the loss of assets related to discontinued operations, net liabilities of unconsolidated subsidiaries of $20,639,000 related to discontinued operations and increases in current portion of notes payable, accrued liabilities and accounts payable, partially offset by decreases in accrued settlement obligation due to payments made during the nine months ended September 30, 2006. Total assets were $3,042,000 at September 30, 2006, compared to $9,293,000 at December 31, 2005.

Investment In Audium Corporation

In February 2001, the Company entered into a collaboration agreement with Audium Corporation (“Audium”) to provide an integrated platform for generating Voice XML solutions for Internet and telephony systems. Audium is a mobile application service provider that builds and operates mobile applications that allow access to Internet information and to complete online transactions using any telephone. The collaboration includes integration of the Company’s technologies with Audium’s mobile applications development capability.

Note Receivable - In connection with the collaboration agreement with Audium, in February and May 2001, the Company advanced an aggregate of $400,000 to Audium as a bridge loan (the “Audium Note”). The loan bore interest at a rate of 5 percent per year, had a term of four years, and was convertible into shares of Audium Series A Convertible Preferred Stock (“Audium Preferred Stock”). The Audium Note was convertible into shares of Audium Preferred Stock at a price of $1.46 per share upon the occurrence of certain events. The Audium Note was secured by Audium's intellectual property. Further, at the closing, Audium granted the Company a fully paid, worldwide, non-exclusive license to Audium's software to make, manufacture, and use the software and any derivative works if Audium declared bankruptcy or ceases to do business.

Management determined that a 12 percent annual interest rate better reflected the risk characteristics of the Audium Note. Accordingly, interest was imputed at 12 percent and the Audium Note was recorded at its original present value of $303,000. For the year ended December 31, 2003, we recorded interest income of $43,000, including contractual and imputed interest.

Investment in Affiliate - In April 2001, the Company closed a stock purchase agreement with Audium, wherein the Company agreed to purchase up to $2,800,000 of Audium Preferred Stock at a price of $1.46 per share. At closing, the Company paid $200,000 in cash and gave Audium a non-interest bearing note (the “Fonix Note”) for the remaining $2,600,000. Interest on the Fonix Note was imputed at 12 percent resulting in a present value of $2,370,000. The resulting purchase price of the Audium Preferred Stock was $2,570,000.

Each share of Audium Preferred Stock is convertible into one share of Audium’s common stock. Holders of Audium Preferred Stock are entitled to eight percent cumulative dividends, a liquidation preference in excess of the original purchase price plus any declared but unpaid dividends, anti-dilution rights, and voting rights equal to the corresponding number of common shares into which it is convertible. The stock purchase agreement also entitles Fonix to elect one member of Audium’s board of directors. Audium also granted Fonix certain registration rights after the closing of a public offering by Audium.

At closing, Audium issued 14 Audium Preferred Stock certificates to Fonix, each certificate for 136,986 shares, and delivered one certificate in exchange for the initial payment of $200,000. The remaining certificates were held by Audium as collateral for the Fonix Note under the terms of a security agreement. For each payment of $200,000 or multiple payments that aggregate $200,000, Audium agreed to release to Fonix one certificate for 136,986 shares of Audium Preferred Stock.

The difference between the total purchase price of the Audium Preferred Stock and the Company’s portion of Audium's net stockholders' deficit at the time of the purchase was $2,701,000, which was allocated to capitalized software technology. The excess purchase price allocated to the capitalized software technology was amortized on a straight-line basis over a period of eight years through December 31, 2010. After the impairment in the investment in Audium discussed below, the remaining excess purchase price was $1,008,000 and was amortized over the remaining portion of the 8-year period.

The investment in Audium did not provide the Company with rights to any technology developed by Audium; the Company must obtain a license should it choose to do so. Also, the Company did not own an interest sufficient to control Audium, if the Company were to convert the Audium Note to Audium Preferred Stock. As a result, management has determined that it was appropriate to account for the investment, which represented 26.7 percent of Audium’s voting stock, under the equity method and not as a research and development arrangement.

Audium has incurred losses since the Company acquired the Audium Preferred Stock and as such, Audium does not have the ability to declare or pay preferred dividends on the Preferred Stock. The Company recognized losses for the year ended December 31, 2003 as follows:

Year Ended December 31, 2003
Company share of Audium net loss	$193,000
Amortization of difference between purchase price of Audium Preferred Stock and Company’s share of Audium’s net stockholders’ deficit	167,000
Total equity in loss of affiliate	$360,000

A summary of the results of Audium’s operations for the year ended December 31, 2003, and net assets as of December 31, 2003 are as follows:

2003
Net sales	$637,000
Loss from operations	(1,244,000)
Non-operating income	524,000
Net loss	(720,000)

Current assets	$241,000
Total assets	1,163,000
Current liabilities	1,569,000
Total liabilities	1,619,000
Net assets	$(456,000)

The fair value of this investment was determined based on Audium's estimated future net cash flows considering the status of Audium's product development. The Company evaluated this investment for impairment annually and more frequently when indications of decline in value existed. An impairment loss that was other than temporary was recognized during the period it was determined to exist. An impairment was determined to be other-than-temporary if estimated future net cash flows were less than the carrying value of the investment. If projections indicated that the carrying value of the investment would not be recoverable, the carrying value was reduced by the estimated excess of the carrying value over the estimated discounted cash flows.

Note Payable to Affiliate - The Fonix Note was payable in 13 monthly installments of $200,000 beginning on June 1, 2001, and bore no interest unless an event of default occurred, in which case it would have borne interest at 12 percent per annum. No events of default occurred and the note was fully satisfied. The Fonix Note was secured by shares of Audium Preferred Stock as described above.

Management determined that a 12 percent annual interest rate reflected the risk characteristics of the Fonix Note. Accordingly, interest was imputed at 12 percent and the Company recorded a present value of $2,370,000 for the note payable. For the year ended December 31, 2002, the Company recorded interest expense of $95,000 related to this note. Through December 31, 2002, payments amounting to $1,800,000 had been made under the Fonix note.

Sale of Investment in Audium - On December 31, 2003, the Company entered into an agreement with Audium with respect to the Audium Note, the Fonix Note, and the Audium Preferred Stock. Under the agreement, Fonix agreed that the balance owing under the Audium Note would be offset against the balance owing under the Fonix Note, and accordingly, the Audium Note was deemed to be paid in full. Fonix further agreed to transfer to Audium all of its right, title, and interest in the Audium Preferred Stock in exchange for (a) Audium’s deeming the Fonix Note to be paid in full; (b) Audium’s granting to us a fully paid, worldwide, non-exclusive license to Audium’s software to make, sell, offer for sale, and use the software and any derivative software (the specific terms of which are being finalized), to be used if Audium declares bankruptcy, defaults under the agreement, or ceases to do business for a period of 60 days; and (c) Audium’s granting to Fonix a $1,800,000 prepaid license agreement to be applied to Audium’s run-time licenses. The prepaid license has a four-year life and allows the Company to utilize run-time licenses from Audium in the Company’s products. As the $1,800,000 prepaid license represents the amount of the investment the Company has made into Audium and that investment was reduced due to recognition of Fonix’s portion of Audium’s loss under the equity method of accounting for investments and through impairment charges during 2002, the Company did not value the prepaid license at December 31, 2003. The Company intends to utilize the licenses by offsetting the cost of run time licenses against the prepaid license. These transactions resulted in the Company recognizing a gain from the sale of Audium of $53,000 during December 2003, which gain is included in “other income (expense)” in the accompanying consolidated statements of operations.

Notes Payable Related Parties

During 2002, two of our executive officers (the “Lenders”) sold shares of our Class A common stock owned by them and advanced the resulting proceeds amounting to $333,000 to us under the terms of a revolving line of credit and related promissory note. The funds were advanced for use in our operations. The advances bear interest at 12 percent per annum, which interest is payable on a semi-annual basis. The entire principal, along with unpaid accrued interest and any other unpaid charges or related fees, were originally due and payable on June 10, 2003. Fonix and the Lenders have agreed to postpone the maturity date on several occasions. The note was due September 30, 2006. As of November 13, 2006, we had not made payment against the outstanding balance due on the note. All or part of the outstanding balance and unpaid interest may be converted at the option of the Lenders into shares of Class A common stock of Fonix at any time. The conversion price was the average closing bid price of the shares at the time of the advances. To the extent the market price of our shares is below the conversion price at the time of conversion, the Lenders are entitled to receive additional shares equal to the gross dollar value received from the original sale of the shares. The Lenders may also receive additional compensation as determined appropriate by the Board of Directors.

In October 2002, the Lenders pledged 30,866 shares of the Company's Class A common stock to the Equity Line Investor in connection with an advance of $183,000 to us under the Third Equity Line. The Equity Line Investor subsequently sold the pledged shares and applied $82,000 of the proceeds as a reduction of the advance. The value of the pledged shares of $82,000 was treated as an additional advance from the Lenders.

During the fourth quarter of 2003, we made a principal payment of $26,000 against the outstanding balance of the promissory note. During 2004, we entered into an agreement with the holders of the promissory note to increase the balance of the note payable by $300,000 in exchange for a release of the $1,443,000 of accrued liabilities related to prior indemnity agreements between us and the note holders. We classified the release of $1,143,000 as a capital contribution in the Consolidated Financial Statements during the fourth quarter of 2004. We made principal payments against the note of $253,000 during the year ended December 31, 2004. During the year ended December 31, 2005, we received an additional advance of $50,000 under the note from the Lenders. The balance due the Lenders at December 31, 2005 was $486,000. During the nine months ended September 30, 2006 we received additional advances of $325,000 and made principal payments to the Lenders against the note of $105,000. The balance due at December 29, 2006 was $706,000.

The unpaid balance of $706,000 at December 29, 2006, is secured by our assets, including our stock of Fonix Speech. As of September 30, 2006, the Lenders had not converted any of the outstanding balance or interest into common stock.

Notes Payable

During the first quarter of 2003, we entered into a promissory note with an unrelated third party converting accounts payable for outstanding lease payments of $114,000 to a note payable. This note accrued interest at 10% annually and required monthly minimum payments of the greater of $3,000 or 2% of aggregate proceeds from our Third Equity Line of Credit and subsequent equity lines of credit until the note was been fully paid. Under the loan agreement, we could not sell or transfer assets outside of the ordinary course of business, or enter a transaction resulting in a change of control, without written permission from the creditor. The note was paid in full during the year ended December 31, 2004.

On February 28, 2003, LecStar established an asset securitization facility which provided LecStar with $750,000. Assets securitized under this facility consist of executory future cash flows from LecStar customers in the states of Georgia, Tennessee, Florida, and Louisiana. LecStar has pledged its interest in the special purpose securitization facility, LecStar Telecom Ventures LLC, and customer accounts receivable to the lender. We have recorded the $750,000 as a note payable in our consolidated financial statements. The note bears an interest rate of 6.5% and is due on February 27, 2007, with 24 equal monthly installments which began on March 6, 2005. During 2005, we made principal payments of $213,000.

In connection with the acquisition of the capital stock of LTEL Holdings in 2004, we issued a 5%, $10,000,000, secured, six-year note (the “Note”) payable to McCormack Avenue, Ltd. (“McCormack”). Under the terms of the Note, quarterly interest only payments were required through January 15, 2005, with quarterly principal and interest payments beginning April 2005 and continuing through January 2010. Interest on the Note is payable in cash or, at our option, in shares of our Class A common stock. The Note is secured by the capital stock and all of the assets of LTEL Holdings and its subsidiaries. The Note was valued at $4,624,000 based on an imputed interest rate of 25 percent per annum.

The discount on the Note is based on an imputed interest rate of 25%. The carrying amount of the Note of $5,312,000 at September 30, 2006, was net of unamortized discount of $3,421,000. As of November 13, 2006, we had not made any scheduled payments for 2006.

On September 8, 2006, we received a default notice (the “Default Notice”) from McCormack in respect of the Note. Under the terms of the Note, and a related Security Agreement between us and McCormack dated February 24, 2004 (the “Security Agreement”), McCormack may declare all liabilities, indebtedness, and obligations of Fonix to McCormack under the Security Agreement and the Note immediately due and owing upon an event of default. The Note defines an event of default to include the non-payment by us of a scheduled payment which is not cured within 60 days.

In the Default Notice, McCormack stated that it intended to exercise its rights, including any and all rights set forth in the Note as amended.

Also on September 8, 2006, McCormack provided to us a Notice of Sale, stating McCormack’s intention to sell at public auction all of the collateral referred to in the Security Agreement, consisting of the capital stock and assets of LecStar Telecom, LecStar DataNet and LTEL Holdings. To date, no sale of the assets or capital stock of LecStar Telecom, LecStar DataNet nor LTEL Holdings has occurred.

McCormack has notified us that notwithstanding the Series L Exchange Agreement between us and McCormack discussed above, McCormack has not waived any of its rights in connection with the Note, the Modification Agreement, the Security Agreement, or the Supplemental Security Agreement.

During 2005, we entered into two promissory notes with an unrelated third party in the aggregate amount of $650,000. These notes accrue interest at 10% annually and were due and payable during May and June of 2006. As of November 13, 2006, we had not made the scheduled payments on these promissory notes; the holder of the notes has not declared a default under the notes.

During the third quarter of 2006, we entered into a debenture agreement with an unrelated third party for $619,000. The debenture accrues interest at 9% annually and was due and payable on September 30, 2006. As of November 13, 2006, we had not made payment on the debenture; the holder of the debenture has not declared a default under the debenture.

Series D Debentures

On October 11, 2002, the Company issued $1,500,000 of Series D 12% Convertible Debentures (the "Debentures"), due April 9, 2003, and 194,444 shares of Class A common stock to Breckenridge Fund, LLC ("Breckenridge"), an unaffiliated third party, for $1,500,000 before offering costs of $118,000. The outstanding principal amount of the Debentures was convertible at any time at the option of the holder into shares of our common stock at a conversion price equal to the average of the two lowest closing bid prices of our Class A common stock for the twenty trading days immediately preceding the conversion date, multiplied by 90%.

We determined that Breckenridge had received a beneficial conversion option on the date the Debentures were issued. The net proceeds of $1,382,000 were allocated to the Debentures and to the Class A common stock based upon their relative fair values and resulted in allocating $524,000 to the Debentures, $571,000 to the related beneficial conversion option, $373,000 to the 194,444 shares of Class A common stock, less $86,000 of deferred loan costs. The resulting $976,000 discount on the Debentures and the deferred loan costs were amortized over the term of the Debentures as interest expense.

In connection with the issuance of the Debentures, we issued, as collateral to secure its performance under the Debenture, 2,083,333 shares of Class A common stock (the "Collateral Shares"), which were placed into an escrow pursuant to an escrow agreement. Under the escrow agreement, the Collateral Shares would not be released to Breckenridge unless we were delinquent with respect to payments under the Debenture.

The Debentures were originally due April 9, 2003. However, Fonix and Breckenridge agreed in January 2003 to modify the terms of the Debentures requiring the following principal payments plus accrued interest: $400,000 in January 2003; $350,000 in February 2003; $250,000 in March 2003; $250,000 in April 2003; and $250,000 in May 2003. Additionally, we agreed to release 237,584 of the Collateral Shares to Breckenridge as consideration (the "Released Shares") for revising the terms of the purchase agreement. The additional shares were accounted for as an additional discount of $285,000. The value of the shares was amortized over the modified term of the Debentures as interest expense. We did not make the last three payments as scheduled. Breckenridge asserted its rights under the Debenture agreement for penalties as we did not meet the prescribed payment schedule. Breckenridge asserted a claim of $379,000 which we disputed. Both parties subsequently agreed to satisfy the claim in full through the issuance of 1,550,000 shares of our Class A common stock with a value of $225,000. We transferred the shares to Breckenridge on October 20, 2003, in full satisfaction of the claim and recorded the penalty as interest expense.

In connection with the issuance of the Debentures, we entered into a registration rights agreement in which we agreed to register the resale of the shares underlying the Debentures, the Collateral Shares, and the Released Shares. We filed a registration statement on Form S-2, which became effective February 14, 2003. Additionally, we filed another registration statement on July 2, 2003, which was declared effective on July 7, 2003, which included shares issuable to Breckenridge in connection with the Debentures. We were obligated to file such post-effective amendments as necessary to keep the registration statements effective as required by the registration rights agreement.

Through December 31, 2003, we had paid $650,000 of the outstanding principal, together with $54,000 in accrued interest. Additionally, through December 31, 2003, the holder of the Debentures converted the remaining $850,000 principal amount and $41,000 in interest into 7,359,089 shares of Fonix Class A common stock.

As part of the Debenture agreement, we were required to pay Breckenridge a placement fee in the amount of $350,000 payable in stock at the conclusion of the Debenture. We satisfied the obligation through the issuance of 2,000,000 shares of our Class A common stock valued at $358,000, or $0.179 per share and 377,717 shares of our Class A common stock valued at $59,000, or $0.157 per share. We recorded the expense as interest expense in the accompanying financial statements.

In March 2004, we discovered that during 2003 an aggregate of 2,277,777 shares of Class A common stock (the "Unauthorized Shares") were improperly transferred to the Debenture holder as a result of (i) the unauthorized release from escrow of the Collateral Shares (net of the Released Shares), and (ii) the transfer to the Debenture holder of a duplicate certificate for 194,445 shares where the original certificate was not returned to the transfer agent for cancellation. The Unauthorized Shares were, therefore, in excess of the shares the Debenture holder was entitled to receive. No consideration was paid to or received by us for the Unauthorized Shares during 2003; therefore, we did not recognize the Unauthorized Shares as being validly issued during 2003.

Upon discovering in March 2004 that the Unauthorized Shares had been improperly transferred to the Debenture holder, we attempted to settle the matter with the Debenture holder but was unable to reach a settlement. Accordingly, on May 3, 2004, we filed a lawsuit against the Debenture holder, alleging the improper transfer to and subsequent sale of the Unauthorized Shares by the Debenture holder. The lawsuit was subsequently dismissed without prejudice and refiled on October 12, 2004. The complaint sought (i) a declaratory judgment that we may set off the fair value of the Unauthorized Shares against the value we owed to the Debenture holder in connection with the Series I Preferred Stock transaction (see Note 10 to Consolidated Financial Statements), (ii) judgment against the Debenture holder for the fair value of the Unauthorized Shares, and (iii) punitive damages from the Debenture holder for improper conversion of the Unauthorized Shares.

In September 2005, we settled the three pending lawsuits between Fonix and Breckenridge. Details relating to the terms of the settlement are set forth in the Legal Proceedings Section below.

Equity Lines of Credit

We have previously entered into several equity lines of credit with Queen, LLC (the “Equity Line Investor”). The two most recent were the Sixth Equity Line of Credit and the Seventh Equity Line of Credit.

Sixth Equity Line of Credit - We entered, as of November 15, 2004, we entered into a sixth private equity line agreement (the "Sixth Equity Line Agreement") with the Equity Line Investor, on terms substantially similar to those of the previous equity lines. Under the Sixth Equity Line Agreement, we have the right to draw up to $20,000,000 against an equity line of credit ("the Sixth Equity Line") from the Equity Line Investor. We are entitled under the Sixth Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of our Class A common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by 90% of the average of the two lowest closing bid prices of our Class A common stock over the ten trading days after the put notice is tendered.

The Equity Line Investor is required under the Sixth Equity Line Agreement to tender the funds requested by us within two trading days after the ten-trading-day period used to determine the market price.

In connection with the Sixth Equity Line Agreement, we granted registration rights to the Equity Line Investor and filed a registration statement on Form S-2, which covered the resales of the shares to be issued under the Sixth Equity Line. We are obligated to maintain the effectiveness of the registration statement.

For the year ended December 31, 2005, we received $4,263,000 in funds drawn under the Sixth Equity Line, less commissions and fees of $141,000 and issued 75,000,000 shares of Class A common stock to the Equity Line Investor.

Seventh Equity Line of Credit - On May 27, 2005, we entered into a seventh private equity line agreement (the "Seventh Equity Line Agreement") with the Equity Line Investor, on terms substantially similar to those of the Sixth Equity Line between Queen and us dated November 15, 2004.

Under the Seventh Equity Line Agreement, we had the right to draw up to $20,000,000 against an equity line of credit (the "Seventh Equity Line") from the Equity Line Investor. We were entitled under the Seventh Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of the Company's Class A common stock in lieu of repayment of the draw. We were limited as to the amount of shares we may put to the Equity Line Investor in connection with each put; we could not put shares which would cause the Equity Line Investor to own more than 4.99% of our outstanding common stock on the date of the put notice. The number of shares to be issued in connection with each draw was determined by dividing the amount of the draw by 93% of the average of the two lowest closing bid prices of our Class A common stock over the ten trading days after the put notice is tendered. The Equity Line Investor was required under the Seventh Equity Line Agreement to tender the funds requested by us within two trading days after the ten-trading-day period used to determine the market price.

We granted registration rights to the Equity Line Investor and has filed three registration statements which cover the resales of the shares to be issued under the Seventh Equity Line. All of the shares registered by the first registration statement had been sold as of October 24, 2005. The second registration statement filed in connection with the Seventh Equity Line was declared effective by the SEC on February 10, 2006. All of the shares registered by the second registration statement had been sold as of July 26, 2006. We filed a third registration statement on June 26, 2006, to register additional shares under the Seventh Equity Line. However, that registration statement was not declared effective, and no shares were sold under that registration statement.

For the nine months ended September 30, 2006, we received $3,378,000 in funds drawn under the Seventh Equity Line, less commissions and fees of $114,000. We issued 300,000,000 shares of Class A common stock to the Equity Line Investor as puts under the Seventh Equity Line totaling $3,378,000.

On January __, 2007, we terminated the Seventh Equity Line, and we have withdrawn the third registration statement related to the Seventh Equity Line. As such, as of the date of this registration statement, we did not have an equity line of credit financing available to us.

Acquisitions

LecStar Acquisition - On February 24, 2004, we acquired all of the capital stock of LTEL Holdings Corporation ("LTEL") and its wholly-owned subsidiaries, LecStar Telecom, Inc., and LecStar DataNet, Inc. (collectively "LecStar"). The results of LecStar's operations are included in the consolidated financial statements from February 24, 2004. We acquired LecStar to provide us with a recurring revenue stream, a growing customer base, new marketing channels for our Core Technologies and Products, and to reduce our cost of capital.

In accordance with FAS No. 141, "Business Combinations," the aggregate purchase price was $12,800,000 and consisted of the issuance of 7,036,802 shares of Class A common stock valued at $4,176,000 or $0.59 per share, 2,000 shares of 5% Series H nonvoting, nonconvertible preferred stock (the "Series H Preferred Stock") with a stated value of $10,000 per share valued at $4,000,000, and a 5% $10,000,000 secured, six-year promissory note (the "Note") valued at $4,624,000. The number of shares of Class A common stock issued under the terms of the purchase agreement was determined by dividing $3,000,000 by 90 percent of the average closing bid price of our common stock for the first 30 of the 33 consecutive trading days immediately preceding the date certain regulatory approvals were deemed effective. Under the terms of the acquisition agreement, the number of Class A common shares was determinable on February 19, 2004. Accordingly, the value of the shares of Class A common stock was established, in accordance with SFAS No. 141, as the average market price of our common stock over the three-day period through February 19, 2004. The values of the Series H Preferred Stock and the Note were determined based on the estimated risk-adjusted cost of capital for us at the date of the acquisition.

The fair value of the Series H Preferred Stock was based on an imputed yield rate of 25 percent per annum and the discount on the Note of $5,376,000 was based on an imputed interest rate of 25 percent per annum.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Negative goodwill was not recognized in connection with the acquisition of LecStar. Instead, the excess of the fair value of the net assets over the purchase price was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the long-term assets. At February 24, 2004, the purchase price was allocated to the assets acquired and the liabilities assumed as follows:

Current Assets	$2,390,000
Investments	237,000
Property and equipment	148,000
Deposits and other assets	984,000
Intangible assets	18,500,000
Total assets acquired	22,259,000
Current liabilities	(8,923,000)
Long-term portion of notes payable	(536,000)
Total liabilities assumed	(9,459,000)
Net Assets Acquired	$12,800,000

Of the $18,500,000 of acquired intangible assets, $1,110,000 was assigned to LecStar's brand name, which has an indefinite life and therefore is not subject to amortization; $14,430,000 was assigned to the local telephone exchange customer base, with a 2.9-year weighted-average useful life; and $2,960,000 was assigned to established marketing contracts and agreements with utility companies, with a 1.8-year estimated useful life. Total intangible assets subject to amortization havd weighted-average useful life of approximately 2.7 years.

Stock Options and Warrants

During the nine months ended September 30, 2006, we granted options to employees to purchase 58,000 shares of Class A common stock. The options have an exercise prices ranging from $0.01 to $0.02 per share, which was the quoted fair market value of the stock on the dates of grant. The options granted vest over the three years following issuance. Options expire within ten years from the date of grant if not exercised. Using the Black-Scholes pricing model, the weighted average fair value of the employee options was $0.01 per share. As of September 30, 2006, we had a total of 916,705 options to purchase Class A common stock outstanding.

On January 19, 2005 we entered into an option exchange program with our employees, wherein we gave eligible Fonix employees the opportunity to exchange outstanding stock options for the same number of new options to be issued at least six months and one day from the expiration of the offer. As a result of the option exchange program, we cancelled 414,450 options to purchase shares of our Class A common stock effective February 22, 2005. On August 23, 2005 we granted 414,450 options to employees participating in the option exchange program at $0.04 per share.

During 2005, we granted options to purchase 746,505 shares of Class A common stock in addition to the option granted in connection with the option exchange program described above. The options were granted at exercise prices ranging from $0.04 to $0.12. All options were granted at the quoted market price on the date of grant. All options granted vest over three years following issuance. If not exercised, all options expire within ten years from the date of grant.

During 2004, we granted options to purchase 110,600 shares of Class A common stock at exercise prices ranging from $0.21 to $0.37. All options were granted at the quoted market price at the date of grant. All options granted vest over three years following issuance. If not exercised, all options expire within ten years from the date of grant.

As of September 30, 2006, we had warrants to purchase a total of 15,000 shares of Class A common stock outstanding that expire through 2010.

Summary of Contractual Obligations

The following summary reflects payments due under long-term obligations as of September 30, 2006:

	Total	Less Than One	One to Three	Three to Five	More than Five
Notes payable	$12,557,000	$4,530,000	$2,554,000	$5,473,000	--
Operating lease obligations	1,292,000	347,000	633,000	312,000	--
Preferred stock dividends	8,880,000	1,776,000	3,552,000	3,552,000	**
Total contractual cash Obligations	$22,729,000	$6,653,000	$6,739,000	$9,337,000

**Preferred stock dividends do not have a definite life, therefore dividend payment requirements greater than five years cannot reasonably be estimated.

Other

We presently have no plans to purchase new research and development or office facilities.

Corporate Outlook

Fonix’s focus on providing competitive and value-added solutions for customers and partners requires a broad set of technologies, service offerings and channel capabilities. Management anticipates and expects further development of complementary technologies, added product and application developments, access to market channels and additional opportunities for strategic alliances in other industry segments.

We will continue to leverage our research and development of speech technologies to deliver software applications and engines to device manufacturers looking to incorporate speech interfaces into end-user products. Fonix Speech’s award-wining technologies provide competitive embedded speech solutions for mobile/wireless devices, videogames, telephony systems and products for the assistive market based on Fonix’s proprietary and patented TTS and ASR technologies.

As we proceed to implement our strategy and to reach our objectives, we anticipate further development of complementary technologies, added product and applications development expertise, access to market channels and additional opportunities for strategic alliances in other industry segments. The strategy adopted by us has significant risks, and shareholders and others interested in Fonix and our Class A common stock should carefully consider the risks set forth below and under the heading “Certain Significant Risk Factors” in Item 1, Part I, of our Annual Report on Form 10-K for the year ended December 31, 2005.

As noted above, as of September 30, 2006, we had an accumulated deficit of $288,069,000 negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom assets (LecStar Telecom, LecStar DataNet, LTEL Holdings and Fonix Telecom) subject to bankruptcy, accrued liabilities and accrued settlement obligation of $3,800,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000. Sales of products and revenue from licenses based on our technologies have not been sufficient to finance ongoing operations. These matters raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent upon several factors, including our success in (1) increasing speech license, royalty and services revenues, (2) raising sufficient additional funding, and (3) minimizing operating costs. Until sufficient revenues are generated from operating activities, we expected to continue to fund our operations through debt instruments. We are currently pursuing additional sources of liquidity in the form of traditional commercial credit, asset based lending, or additional sales of our equity securities to finance our ongoing operations. Additionally, we are pursuing other types of commercial and private financing, which could involve sales of our assets or sales of one or more operating divisions. Our sales and financial condition have been adversely affected by our reduced credit availability and lack of access to alternate financing because of our significant ongoing losses and increasing liabilities and payables. As we have noted in our annual report and other public filings, if additional financing is not obtained in the near future, we will be required to more significantly curtail our operations or seek protection under bankruptcy laws.

Information Concerning Forward-Looking Statements

Certain of the statements contained in this report (other than the historical financial data and other statements of historical fact) are forward-looking statements. These statements include, but are not limited to our expectations with respect to the development of a diversified revenue base; delivery of our VoiceDial application; the market volume of educational electronic dictionary devices; our ability to capitalize in markets including toys, appliances, and other devices; the market demand for videogames; our growth strategies and the implementation of our Core Technologies and potential results; our payment of dividends on our common stock; our ability to meet customer demand for speech technologies and solutions; development of complementary technologies, products, marketing, and strategic alliance opportunities; profitability of language learning tools; the status of traditional operator systems; our ability to continue operations in the event we do not receive approval to amend our articles of incorporation; the comparability of our speech-enabled Speech Products to other products; our intentions with respect to strategic collaborations and marketing arrangements; our intentions with respect to use of licenses; our plans with respect to development and acquisition of speech solutions; our goals with respect to supplying speech solutions for OEMs; our expectations with respect to continued financial losses; and our intentions with respect to financing our operations in the future. Additional forward-looking statements may be found in the “Certain Significant Risk Factors” Section of our Annual Report on Form 10-K for the year ended December 31, 2005, together with accompanying explanations of the potential risks associated with such statements.

Forward-looking statements made in this report, are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon Fonix. There can be no assurance that future developments will be in accordance with such expectations, or that the effect of future developments on Fonix will be those anticipated by management. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning in connection with a discussion of future operating or financial performance.

You are cautioned not to place undue reliance on these forward looking statements, which are current only as of the date of this Report. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Many important factors could cause actual results to differ materially from management’s expectations, including those listed in the “Certain Significant Risk Factors” Section of our 2005 Annual Report on Form 10-K, as well as the following:

•	unpredictable difficulties or delays in the development of new products and technologies;

•	changes in U.S. or international economic conditions, such as inflation, interest rate fluctuations, foreign exchange rate fluctuations or recessions in Fonix's markets;

•	pricing changes to our supplies or products or those of our competitors, and other competitive pressures on pricing and sales;

•	difficulties in obtaining or retaining the management, engineering, and other human resource competencies that we need to achieve our business objectives;

•	the impact on Fonix or a subsidiary from the loss of a significant customer or a significant number of customers;

•	risks generally relating to our international operations, including governmental, regulatory or political changes;

•	transactions or other events affecting the need for, timing and extent of our capital expenditures; and

•	the extent to which we reduce outstanding debt.

Market Price of and Dividends on our Class A Common Stock

Market information

Our Class A common stock is listed on the OTC Bulletin Board under the trading symbol FNIX. The following table shows the range of high and low sales price information for our Class A common stock as quoted on the OTC Bulletin Board for the calendar years 2004 and 2005, for the first, second, and third quarters of 2006, and the fourth quarter of 2006 through December 29, 2006. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The quotations also do not reflect price adjustments related to the Reverse Stock Split (see "Reverse Stock Split" below).

	Calendar Year
	2006		2005		2004
	High	Low	High	Low	High	Low

First Quarter	$0.028	$0.015	$0.19	$0.04	$0.66	$0.28
Second Quarter	$0.016	$0.008	$0.11	$0.02	$0.32	$0.22
Third Quarter	$0.009	$0.005	$0.07	$0.03	$0.28	$0.13
Fourth Quarter*	$0.005	$0.003	$0.03	$0.02	$0.28	$0.14
*Through December 29, 2006

The high and low sales prices for our Class A common stock on December 29, 2006, were $0.003 and $0.0028, respectively. As of December 29, 2006, there were 1,309,965,981 shares of Fonix Class A common stock outstanding, held by approximately 1,036 holders of record and approximately 26,000 beneficial holders. This number of beneficial holders represents an estimate of the number of actual holders of our stock, including beneficial owners of shares held in "nominee" or "street" name. The actual number of beneficial owners is not known to us.

We have never declared any dividends on our Class A common stock and it is expected that earnings, if any, in future periods will be retained to further the development and sale of our Core Technologies and products. No dividends can be paid on our common stock until such time as all accrued and unpaid dividends on our preferred stock have been paid.

Selected Financial Data

The selected consolidated financial information set forth below is derived from our consolidated balance sheets and statements of operations as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and as of and for the nine months ended September 30, 2006 (excludes results of telecom operations for 2006). The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in this Report.

Nine Months Ended Sep 30,
2006
Statement of Operations Data:
Revenues	$1,024,000
Cost of Revenues	12,000
Selling, general and administrative expenses	4,444,000
Product development and research	1,711,000
Other expense, net	(3,042,000)
Net loss from continuing operations	(8,185,000)
Net loss from discontinued operations	(11,247,000)
Net loss	(19,432,000)
Preferred stock dividends	(18,295,000)
Net loss attributable to common stockholders	(37,727,000)
Basic and diluted net loss per common share for continuing operations	$(0.03)
Basic and diluted net loss per common share for discontinued operations	$(0.01)
Basic and diluted weighted average number of common shares outstanding	716,417,308

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
Statement of Operations Data:
Revenues	$16,191,000	$14,902,000	$2,384,000	$3,065,000	$582,000
Cost of Revenues	9,419,000	6,169,000	1,029,000	657,000	9,899,000
Selling, general and administrative expenses	13,290,000	13,356,000	7,004,000	11,929,000	11,646,000
Legal settlement expense	2,080,000	-	-	-	-
Product development and research	2,196,000	2,559,000	5,141,000	8,193,000	8,123,000
Amortization of intangible assets	6,305,000	5,453,000	-	31,000	604,000
Impairment loss on investment in affiliate	-	-	-	-	823,000
Impairment loss on convertible note receivable	-	-	-	1,114,000	-
Impairment loss on intangible assets	3,346,000	738,000	302,000	-	-
Other expense, net	(2,186,00)	(1,775,000)	(2,451,000)	(1,039,000)	(173,000)
Loss from continuing operations, before equity in net loss of affiliate	(22,631,000)	(15,148,000)	(13,183,000)	(19,441,000)	(30,687,000)
Equity in loss of affiliate	-	-	(360,000)	(457,000)	(373,000)
Net loss	(22,631,000)	(15,148,000)	(13,543,000)	(19,898,000)	(31,060,000)
Preferred stock dividends	(1,265,000)	(3,927,000)	-	-	-
Net loss attributable to common stockholders	(23,896,000)	(19,075,000)	(13,543,000)	(19,898,000)	(31,060,000)
Basic and diluted net loss per common share	$(0.09)	$(0.21)	$(0.50)	$(1.73)	$(5.20)
Basic and diluted weighted average number of common shares outstanding	261,894,849	89,795,728	26,894,005	11,471,564	5,978,281

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
Statement of Operations Data:
Revenues	$16,191,000	$14,902,000	$2,384,000	$3,065,000	$582,000
Cost of Revenues	9,419,000	6,169,000	1,029,000	657,000	9,899,000
Selling, general and administrative expenses	13,290,000	13,356,000	7,004,000	11,929,000	11,646,000
Legal settlement expense	2,080,000	-	-	-	-
Product development and research	2,196,000	2,559,000	5,141,000	8,193,000	8,123,000
Amortization of intangible assets	6,305,000	5,453,000	-	31,000	604,000
Impairment loss on investment in affiliate	-	-	-	-	823,000
Impairment loss on convertible note receivable	-	-	-	1,114,000	-
Impairment loss on intangible assets	3,346,000	738,000	302,000	-	-
Other expense, net	(2,186,00)	(1,775,000)	(2,451,000)	(1,039,000)	(173,000)
Loss from continuing operations, before equity in net loss of affiliate	(22,631,000)	(15,148,000)	(13,183,000)	(19,441,000)	(30,687,000)
Equity in loss of affiliate	-	-	(360,000)	(457,000)	(373,000)
Net loss	(22,631,000)	(15,148,000)	(13,543,000)	(19,898,000)	(31,060,000)
Preferred stock dividends	(1,265,000)	(3,927,000)	-	-	-
Net loss attributable to common stockholders	(23,896,000)	(19,075,000)	(13,543,000)	(19,898,000)	(31,060,000)
Basic and diluted net loss per common share	$(0.09)	$(0.21)	$(0.50)	$(1.73)	$(5.20)
Basic and diluted weighted average number of common shares outstanding	261,894,849	89,795,728	26,894,005	11,471,564	5,978,281

	As of March 31,	As of Jun 30,	As of Sep 30,
	2006	2006	2006
Balance Sheet Data:
Current assets	$1,254,000	$1,325,000	$230,000
Total assets	8,540,000	7,041,000	3,042,000
Current liabilities	22,446,000	24,811,000	51,443,000
Long-term debt, net of current portion	4,171,000	3,325,000	3,077,000
Stockholders’ deficit	(18,077,000)	(21,095,000)	(51,478,000)

	As of December 31,
	2005	2004	2003	2002	2001
Balance Sheet Data:
Current assets	$1,465,000	$2,120,000	$342,000	$691,000	$1,269,000
Total assets	9,293,000	19,000,000	3,173,000	6,523,000	8,599,000
Current liabilities	20,469,000	15,700,000	13,530,000	15,120,000	7,370,000
Long-term debt, net of current portion	4,050,000	5,358,000	40,000	3,000	--
Stockholders’ (deficit) equity	(15,239,000)	(2,058,000)	(10,397,000)	(8,599,000)	1,229,000

Legal Proceedings

Breckenridge Complaint - On June 6, 2006, The Breckenridge Fund, LP (“Breckenridge”) filed a complaint against the Company in the Supreme Court of the State of New York, County of Nassau (Index No. 009050/06), in connection with a settlement agreement between the Company and Breckenridge entered into in September 2005. In the Complaint, Breckenridge alleges that Fonix failed to pay certain amounts due under the settlement agreement in the amount of $450,000. We have denied the allegations of Breckenridge’s complaint. We have filed for a motion of summary judgment. The Company intends to vigorously defend itself.

DIRECTORS AND EXECUTIVE OFFICERS OF FONIX

The following table sets forth certain information concerning the executive officers and directors of Fonix as of December 29, 2006:

Name	Age	Position

Thomas A. Murdock (1)*	62	Director, President & Chief Executive Officer
Roger D. Dudley(2)*	54	Director, Executive Vice President & Chief Financial Officer
William A. Maasberg, Jr. (1) (2)	67	Director, Chief Operating Officer

(1)	Member, Compensation Committee
(2)	Member, Audit Committee
*	Committee Chairman

All directors hold office until the next annual meeting of the stockholders of Fonix or until their successors have been elected and qualified. Our officers are elected annually and serve at the pleasure of the Board of Directors.

THOMAS A. MURDOCK, 62, is a co-founder of the Company and has served as an executive officer and member of the Company's board of directors since June 1994. He has been the Company’s chief executive officer since January 26, 1999. For much of his career, Mr. Murdock was a commercial banker and a senior corporate executive with significant international emphasis and experience. In 1966, Mr. Murdock earned a B.S. degree from the University of Utah.

ROGER D. DUDLEY, 54, is a co-founder of the Company and has served as an executive officer and member of the Company's board of directors since June 1994. Mr. Dudley currently serves as the Company’s executive vice president and chief financial officer. After several years at IBM in marketing and sales, he began his career in the investment banking industry. He has extensive experience in corporate finance, equity and debt private placements and asset management. In 1975, Mr. Dudley studied at the University of Utah.

WILLIAM A. MAASBERG, JR., 67, became a director of the Company in September 1999 and was named chief operating officer February 1, 2000. From December 1997 through February 1999, Mr. Maasberg was vice president and general manager of the AMS Division of Eyring Corporation which manufactures multi-media electronic work instruction software applications. He was also a co-founder and principal in Information Enabling Technologies, Inc. ("IET"), and LIBRA Corporation ("LIBRA"), two companies focusing on software application development, and served in several key executive positions with both IET and LIBRA from May 1976 through November 1997. Mr. Maasberg worked for IBM Corporation from July 1965 through May 1976 in various capacities. He received his B.S. Degree from Stanford University in Electrical Engineering and his M.S. in Electrical Engineering from the University of Southern California.

Audit Committee Financial Expert

The Board of Directors has determined that we do not have an audit committee financial expert. We have been seeking to add an individual with these qualifications to our Board of Directors but have been unable to find a suitable individual. We continue to search for someone who meets the qualifications of an audit committee financial expert.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid or accrued to all persons serving as our chief executive officer and our most highly compensated executive officers other than its chief executive officer who were serving as executive officers at December 31, 2005, and whose annual compensation exceeded $100,000 during such year (collectively the "Named Executive Officers"):

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary		Other Annual Bonus	Securities Underlying Options/SARs (5)
Thomas A. Murdock (1)	2003	$ 309,400		--	0/0
Chief Executive Officer & President	2004	$ 232,000	(2)	--	0/0
	2005	$ 261,025		--	126,500/0

Roger D. Dudley (1)	2003	$ 309,400		--	0/0
Executive Vice President & Chief Financial Officer	2004	$ 232,000	(2)	--	0/0
	2005	$ 261,025		--	126,500/0

William A. Maasberg, Jr. (3)	2003	$ 225,000		--	0/0
Chief Operating Officer	2004	$ 150,000	(4)	--	0/0
	2005	$ 150,000		--	42,500/0

(1)
We have executive employment agreements with Messrs. Murdock and Dudley. The expiration date is December 31, 2010. The material terms of each executive employment agreement with Messrs. Murdock and Dudley are identical and are as follows: the annual base salary for each executive officer is $309,400 and may be adjusted upward in future years as deemed appropriate by the board of directors.

Each such executive officer also is entitled to customary insurance benefits, office and support staff and an automobile allowance. In addition, if any executive is terminated without cause during the contract term, then all salary then and thereafter due and owing under the executive employment agreement shall, at the executive’s option, be immediately paid in a lump sum payment to the executive officer, and all stock options, warrants and other similar rights granted by us and then vested or earned shall be immediately granted to the executive officer without restriction or limitation of any kind.

Each executive employment agreement contains a non-disclosure, confidentiality, non-solicitation and non-competition clause. Under the terms of the non-competition clause, each executive has agreed that for a period of one year after the termination of his employment with us the executive will not engage in any capacity in a business which competes with or may compete with Fonix.

(2)	Due to cash flow difficulties, Messrs. Murdock and Dudley agreed to a decrease in their annual compensation from $309,400 to $232,000 for 2004 and part of 2005.

(3)
We had an employment agreement with Mr. Maasberg that was effective February 1, 2000. The terms of the agreement established the annual base salary of $225,000. Mr. Maasberg is entitled to customary insurance benefits, office and support staff. The original employment contract expired January 31, 2003 and was extended through December 31, 2005.

(4)	Due to cash flow difficulties, Mr. Maasberg agreed to a decrease in his annual compensation from $225,000 to $150,000.

(5)	All options granted in 2005 were granted pursuant to our 1998 Stock Option Plan and were granted in accordance with our option exchange program.

Option Grants in Fiscal Year 2005

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	5%	10%
Thomas A. Murdock	20,000	1.7%	$0.04	4/30/06	$ 827	$ 855
Thomas A. Murdock	5,000	0.4%	$0.04	10/28/07	$ 222	$ 244
Thomas A. Murdock	3,750	0.3%	$0.04	3/18/08	$ 169	$ 189
Thomas A. Murdock	10,000	0.9%	$0.04	11/30/08	$ 465	$ 531
Thomas A. Murdock	6,250	0.5%	$0.04	2/9/10	$ 306	$ 362
Thomas A. Murdock	35,000	3.0%	$0.04	7/20/10	$ 1,744	$ 2,087
Thomas A. Murdock	12,500	1.1%	$0.04	12/7/11	$ 657	$ 815
Thomas A. Murdock	18,750	1.6%	$0.04	1/17/12	$ 990	$ 1,230
Thomas A. Murdock	5,000	0.4%	$0.04	12/26/10	$ 253	$ 307
Thomas A. Murdock	5,000	0.4%	$0.04	12/7/11	$ 263	$ 326
Thomas A. Murdock	5,000	0.4%	$0.04	3/4/12	$ 265	$ 331
Roger D. Dudley	20,000	1.7%	$0.04	4/30/06	$ 827	$ 855
Roger D. Dudley	5,000	0.4%	$0.04	10/28/07	$ 222	$ 244
Roger D. Dudley	3,750	0.3%	$0.04	3/18/08	$ 169	$ 189
Roger D. Dudley	10,000	0.9%	$0.04	11/30/08	$ 465	$ 531
Roger D. Dudley	6,250	0.5%	$0.04	2/9/10	$ 306	$ 362
Roger D. Dudley	35,000	3.0%	$0.04	7/20/10	$ 1,744	$ 2,087
Roger D. Dudley	12,500	1.1%	$0.04	12/7/11	$ 657	$ 815
Roger D. Dudley	18,750	1.6%	$0.04	1/17/12	$ 990	$ 1,230
Roger D. Dudley	5,000	0.4%	$0.04	12/26/10	$ 253	$ 307
Roger D. Dudley	5,000	0.4%	$0.04	12/7/11	$ 263	$ 326
Roger D. Dudley	5,000	0.4%	$0.04	3/4/12	$ 265	$ 331
William A. Maasberg, Jr.	6,250	0.5%	$0.04	2/1/10	$ 306	$ 361
William A. Maasberg, Jr.	2,500	0.2%	$0.04	2/9/10	$ 122	$ 145
William A. Maasberg, Jr.	6,250	0.5%	$0.04	12/7/11	$ 329	$ 407
William A. Maasberg, Jr.	7,500	0.6%	$0.04	1/17/12	$ 396	$ 492
William A. Maasberg, Jr.	5,000	0.4%	$0.04	9/3/09	$ 240	$ 281
William A. Maasberg, Jr.	5,000	0.4%	$0.04	12/26/10	$ 253	$ 307
William A. Maasberg, Jr.	5,000	0.4%	$0.04	12/7/11	$ 263	$ 326
William A. Maasberg, Jr.	5,000	0.4%	$0.04	3/4/12	$ 265	$ 331

Aggregated Option/SAR Exercises in Last Fiscal Year
and Related December 31, 2005 Option/SAR Values

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 Exercisable/Unexercisable (#)	Value of In-the-Money Options/SARs at December 31, 2005 Exercisable/Unexercisable ($)
Thomas A. Murdock	0	$ 0	126,250/0	$0/$0
Roger D. Dudley	0	$ 0	126,250/0	$0/$0
William A. Maasberg, Jr.	0	$ 0	42,500/0	$0/$0

Board of Directors Meetings, Committees and Director Compensation

Our board of directors took action at 4 duly noticed meetings of the board during 2005. Each director attended (in person or telephonically) all of the meetings of Fonix’s board of directors. During 2005, our board of directors had the following committees: Audit Committee, comprised of Messrs. Dudley (chairman) and Maasberg; and Compensation Committee, comprised of Messrs. Murdock (chairman) and Maasberg. These standing committees conducted meetings in conjunction with meetings of the full board of directors.

Compensation of Directors

Prior to April 1996, our directors received no compensation for their service. We historically have reimbursed our directors for actual expenses incurred in traveling to and participating in directors’ meetings, and we intend to continue that policy for the foreseeable future. On March 30, 1996, our board of directors adopted, and our shareholders subsequently approved, our 1996 Directors’ Stock Option Plan (the “Directors’ Plan”). Under the Directors’ Plan, members of the Board as constituted on the date of adoption received options to purchase 5,000 shares of our Class A common stock for each year (or any portion thereof consisting of at least six months) during which such persons had served on the board for each of fiscal years 1994 and 1995 and were granted 5,000 shares for each of fiscal years 1996 through 2002, which options vested after completion of at least six months’ service on the board during those fiscal years. These options have terms of ten years. No options were granted to our directors under the Directors’ Plan during 2004. Similar grants have been made to our under our 1998 Stock Option Plan, as set forth elsewhere in this report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of December 29, 2006, the number of shares of Common Stock of Fonix beneficially owned by all persons known to be holders of more than five percent of our Common Stock and by the executive officers and directors of Fonix individually and as a group. This table also includes Southridge Partners, LP, and Queen, LLC, who may be deemed to beneficially own shares of our common stock sufficient to require their inclusion in this table. Additional information relating to Southridge partners and Queen is provided in notes (5) and (6) to the table below. Unless indicated otherwise, the address of the stockholder is our principal executive offices, 9350 South 150 East, Suite 700, Sandy, Utah 84070.

Name and Address of 5% Beneficial Owners, Executive Officers, and Directors	Number of Shares Beneficially Owned	Percent of Class (1)
Thomas A. Murdock Chairman of the Board & Chief Executive Officer	271,832639(2)	17.19%

Roger D. Dudley Executive Vice President & Chief Financial Officer, Director	180,248,508(3)	12.10%

William A. Maasberg Chief Operating Officer, Director	42,500(4)	*

All Officers and Directors as a Group (3 persons)	452,123,647	25.66%

* Less than 1 percent.

(1)    Percentages rounded to nearest 1/100th of one percent. Except as indicated in the footnotes below, each of the persons listed exercises sole voting and investment power over the shares of Common Stock listed for each such person in the table.

(2)    Includes 40,000 shares of Common Stock deposited in a voting trust (the "Voting Trust") as to which Mr. Murdock is the sole trustee and 271,666,318 shares of Common Stock issuable as of December 29, 2006, into the Voting Trust under a convertible promissory note (the "Convertible Note") held by Mr. Murdock and Mr. Dudley. Persons who have deposited their shares of Common Stock into the Voting Trust have dividend and liquidation rights ("Economic Rights") in proportion to the number of shares of Common Stock they have deposited in the Voting Trust, but have no voting rights with respect to such shares. All voting rights associated with the shares deposited into the Voting Trust are exercisable solely and exclusively by the Trustee of the Voting Trust. The Voting Trust expire, unless extended according to its terms, on the earlier of September 30, 2006, or any of the following events: (i) the Trustee terminates it; (ii) the participating shareholders unanimously terminate it; or (iii) we are dissolved or liquidated. Although as the sole trustee of the Voting Trust Mr. Murdock exercises the voting rights of all of the shares deposited into the Voting Trust, and accordingly has listed all shares in the table above, he has no economic or pecuniary interest in any of the shares deposited into the Voting Trust except for 91,564,138 shares issuable as of December 29, 2006, under the Convertible Note as to which he will directly own Economic Rights when issued. Also includes 71 shares owned directly by Mr. Murdock, and options to purchase 126,250 shares of the Company’s Common Stock.

(3)    Includes (i) 180,102,179 shares of Common Stock issuable as of December 29, 2006, under the Convertible Note which will be deposited into the Voting Trust when issued, (ii) 71 shares owned directly by Mr. Dudley, (iii) 8 shares owned by Mr. Dudley’s minor children, (iv) options to purchase 126,250 shares of the Company’s Common Stock, and (v) 20,000 shares held in the Voting Trust.

(4)    Consisting of options to purchase 42,500 shares of Common Stock.

Securities authorized for issuance under equity compensation plans

The following table sets forth information about our equity compensation plans, including the number of securities to be issued upon the exercise of outstanding options, warrants, and rights; the weighted average exercise price of the outstanding options, warrants, and rights; and the number of securities remaining available for issuance under the specified plan as of September 30, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	916,705	$0.14	19,098,295
Equity compensation plans not approved by shareholders	--	--	--
Total	916,705	$0.14	19,098,295

2002 Employee Compensation Plan

On February 6, 2003, the Fonix Board of Directors adopted the 2002 Employee Compensation Plan (the “2002 Plan”). Shares of Class A common stock issued under the 2002 Plan would have been in partial payment of wages and salaries earned by employees during the plan period, which ran from December 1, 2002, through May 31, 2003. Each then current employee had agreed to the terms of the 2002 Plan.

The Board of Directors subsequently abandoned the 2002 Employee Compensation Plan, and no shares were issued under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SCC Asset Management Inc. (“SCC”) (formerly Studdert Companies Corp.)

SCC is a Utah corporation that provides investment and management services. The officers, directors and owners of SCC are Thomas A. Murdock and Roger D. Dudley, each of whom is a director and executive officer of Fonix.

Prior to October 2002, we subleased office space at market rates from SCC Asset Management, Inc., formerly Studdert Companies Corp. Messrs. Murdock and Dudley and a former executive officer of Fonix personally guaranteed these leases in favor of SCC’s landlord. The subleases required monthly rental payments of $10,000. During October 2002, we assumed SCC’s lease obligation. The subleases were terminated effective February 2003. On March 18, 2003, we executed a promissory note with the landlord in the amount of $114,000 covering outstanding lease obligations. The note was paid in full in March 2004.

Loans from Senior Management to Company

During 2002, two of our executive officers (the “Lenders”) sold shares of our Class A common stock owned by them and advanced the resulting proceeds amounting to $333,000 to us under the terms of a revolving line of credit and related promissory note. The funds were advanced for use in our operations. The advances bear interest at 12 percent per annum, which interest is payable on a semi-annual basis. The entire principal, along with unpaid accrued interest and any other unpaid charges or related fees, were originally due and payable on June 10, 2003. Fonix and the Lenders have agreed to postpone the maturity date on several occasions. The note was due September 30, 2006. As of November 13, 2006, we had not made payment against the outstanding balance due on the note. All or part of the outstanding balance and unpaid interest may be converted at the option of the Lenders into shares of Class A common stock of Fonix at any time. The conversion price was the average closing bid price of the shares at the time of the advances. To the extent the market price of our shares is below the conversion price at the time of conversion, the Lenders are entitled to receive additional shares equal to the gross dollar value received from the original sale of the shares. The Lenders may also receive additional compensation as determined appropriate by the Board of Directors.

In October 2002, the Lenders pledged 30,866 shares of the Company's Class A common stock to the Equity Line Investor in connection with an advance of $183,000 to us under the Third Equity Line. The Equity Line Investor subsequently sold the pledged shares and applied $82,000 of the proceeds as a reduction of the advance. The value of the pledged shares of $82,000 was treated as an additional advance from the Lenders.

During the fourth quarter of 2003, we made a principal payment of $26,000 against the outstanding balance of the promissory note. During 2004, we entered into an agreement with the holders of the promissory note to increase the balance of the note payable by $300,000 in exchange for a release of the $1,443,000 of accrued liabilities related to prior indemnity agreements between us and the note holders. We classified the release of $1,143,000 as a capital contribution in the Consolidated Financial Statements during the fourth quarter of 2004. We made principal payments against the note of $253,000 during the year ended December 31, 2004. During the year ended December 31, 2005, we received an additional advance of $50,000 under the note from the Lenders. The balance due the Lenders at December 31, 2005 was $486,000. During the nine months ended September 30, 2006 we received additional advances of $325,000 and made principal payments to the Lenders against the note of $105,000. The balance due at December 29, 2006 was $706,000.

The unpaid balance of $706,000 at December 29, 2006, is secured by our assets, including our stock of Fonix Speech. As of September 30, 2006, the Lenders had not converted any of the outstanding balance or interest into common stock.

Use of proceeds

All of the shares of Class A common stock issued in connection with conversions of the Debenture, if and when sold, are being offered and sold by Southridge or its pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from those sales. We have used and plan to use the proceeds from the sale of the Debenture for general corporate and working capital purposes, including acquisitions, strategic partnerships, or other similar transactions, although as of December 29, 2006, we were not planning or anticipating any such transaction.

Selling shareholder

The Selling Shareholder is not affiliated in any way with Fonix or any of our affiliates, and neither the Selling Shareholder nor any of its affiliates have any relationship of any type with us and our affiliates other than the presently established investment relationships between the Selling Shareholder, on the one hand, and Fonix, on the other hand.

The following table provides information about the actual and potential ownership of shares of our Class A common stock by Southridge in connection with conversions of the Debenture as of December 29, 2006, and the number of our shares registered for sale in this prospectus. The number of shares of Class A common stock in connection with conversions of the Debenture varies according to the market price at and immediately preceding the conversion date. Solely for purposes of estimating the number of shares of Class A common stock that would be issuable to Southridge as set forth in the table below, we have assumed a hypothetical conversion by Southridge on December 29, 2006, of the full principal amount of the Debenture, namely $850,000, at a per share conversion price of approximately $0.003. The actual per share price and the number of shares issuable upon actual puts by us could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 300,000,000 shares of our Class A common stock.

Under the terms and conditions of the Debenture, Southridge is prohibited from converting an amount of the Debenture that would result in Southridge’s beneficially owning more than 4.999% of the then outstanding shares of our Class A common stock following such put, subject to certain exceptions. This restriction does not prevent Southridge from receiving and selling shares in connection with a conversion and thereafter receiving additional shares from a subsequent conversion. In this way, Southridge could sell more than 4.999% of our outstanding Class A common stock in a relatively short time frame while never beneficially owning more than 4.999% of the outstanding Fonix Class A common stock at any one time. For purposes of calculating the number of shares of Class A common stock issuable to Southridge assuming a conversion of the full principal amount of the Debenture as set forth below, the effect of such 4.999% limitation has been disregarded. The number of shares issuable to Southridge as described in the table below therefore may exceed the actual number of shares that Southridge may be entitled to beneficially own under the Debenture.

The following information is not determinative of the Selling Shareholder’s beneficial ownership of our Class A common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

Name of Selling Shareholder	Shares of Common Stock Owned by Selling Share-holder Prior to Offering	Shares of Common Stock Issued or Issuable to Selling Shareholder In Connection with Offering	Percentage of Common Stock Issued or Issuable to Selling Shareholder In Connection with the Offering (1)	Number of Shares of Common Stock Registered Hereunder (2)	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Beneficially Owned After the Offering
Southridge Partners, LP	0	283,333,333 (3)	18.63%	300,000,000	0 (4)	0% (4)
_____________________

(1)
As noted above, Southridge is prohibited by the terms of the Debenture from converting an amount of the Debenture that would result in Southridge’s owning more than 4.999% of the then outstanding shares of our Class A common stock following such conversion. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our Class A common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

(2)
The registration statement of which this prospectus is a part covers up to 300,000,000 shares of Class A common stock issuable upon conversion of the Debenture. Because the specific circumstances of the issuances under the Debenture are unascertainable at this time, the precise total number of shares of our Class A common stock offered by Southridge under this registration statement cannot be fixed at this time, but cannot exceed 300,000,000 for the Debenture, unless we file additional registration statements registering the resale of the additional shares. The amount set forth represents the number of shares of our Class A common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a conversion of the full principal amount of the Debenture as of December 29, 2006. The actual number of shares of our Class A common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

(3)
This prospectus registers only up to 300,000,000 shares of Class A common stock issuable in connection with conversions of the Debenture. Accordingly, we could not issue shares in excess of 300,000,000 unless we filed additional registration statements registering the resale of the additional shares. For more information, please see the Risk Factors section, specifically the risk factors on pages 13-14.

(4)
Assumes a hypothetical conversion of the full principal amount of $850,000 as of December 29, 2006, and the sale by Southridge of all shares issued to it in connection with that hypothetical conversion. There is no assurance that Southridge will sell any or all of the shares offered hereby. However, Southridge is contractually prohibited from holding shares that would cause Southridge to hold shares in excess of 4.99% of the then-issued and shares of our Class A common stock. This number and percentage may change based on Southridge’s decision to sell or hold the Shares.

Southridge is an entity controlled by Steve Hicks.

Plan of distribution

Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholder or its pledgees, donees, transferees or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

•
a block trade in which a broker-dealer engaged by the Selling Shareholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

•	ordinary brokerage transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

In effecting sales, broker-dealers engaged by Southridge may arrange for other broker-dealers to participate in the resales.

In connection with distributions of the Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered by this prospectus in the course of hedging the positions they assume with the Selling Shareholder. The Selling Shareholder may also sell the Shares short and redeliver the Shares to close out such short positions, subject to applicable regulations, including Regulation M (discussed below). The Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. The Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder is an underwriter with respect to its resales of the Shares.

We have advised the Selling Shareholder that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholder. The Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Shares.

We have agreed with the Selling Shareholder to keep the registration statement of which this prospectus constitutes a part effective for a period of two years. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

The Selling Shareholder is not obligated to sell any or all of the Shares covered by this prospectus.

In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

Regulation M

We have informed the Selling Shareholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholder will be offering and selling our common stock at the market, Regulation M will prohibit it from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

Experts

Our consolidated balance sheets as of December 31, 2005, 2004 and 2003, and the consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005, have been included in the registration statement on Form S-1, of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Legal matters

The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

Additional Information

Selling Shareholder Holdings

To our knowledge, Southridge held no common stock of Fonix Corporation as of December 29, 2006.

Periodic public reporting

The following is a list of our recent filings with the Securities and Exchange Commission (the “Commission”):

On January 8, 2007, we filed an amendment to our quarterly report for the period ended September 30, 2006, on Form 10-Q with the Commission. The quarterly report, as amended, included unaudited financial statements as of September 30, 2006 and 2005, as well as other required information.

On December 12, 2006, we filed two Current Reports on Form 8-K with the Commission. The Current Reports related to the issuance of the Debenture and the McCormack Debenture, as well as other required information..

On November 20, 2006, we filed our quarterly report, for the period ended September 30, 2006, on Form 10-Q with the Commission. The quarterly reported included unaudited financial statements as of September 30, 2006 and 2005, as well as other required information.

On August 1, 2006, we filed our quarterly report, for the period ended June 30, 2006, on Form 10-Q with the Commission. The quarterly reported included unaudited financial statements as of June 30, 2006 and 2005, as well as other required information.

On July 11, 2006, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Commission”). The Current Report related to our increasing our authorized capital stock.

On June 23, 2006, we filed a Current Report on Form 8-K with the Commission. The Current Report related to our extension of a loan agreement between Fonix and two of our executive officers.

On May 12, 2006, we filed our quarterly report for the period ended March 31, 2006, on Form 10-Q with the Commission. The quarterly report, included unaudited financial statements as of March 31, 2006 and 2005, as well as other required information.

On May 9, 2006, we filed a Current Report on Form 8-K with the Commission. The Current Report related to our changing the date of our 2006 Annual Meeting of Shareholders.

On March 21, 2006, we filed our 2005 annual report on Form 10-K with the Commission. The annual report included audited consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, as well as other required information.

On February 7, 2006, we filed two Current Reports on Form 8-K with the Securities and Exchange Commission (the “Commission”). The Current Report related to our entry into a material definitive agreement, the potential sale of unregistered equity securities, and the amendment of our Certificate of Incorporation in connection with our entering into the Series K Exchange Agreement, as well as an amendment to the agreement and the amendment of the Series K Preferred Stock terms.

On January 19, 2006, we filed a Current Report on Form 8-K with the Commission. The Current Report related to the filing of corrections to reports filed on Edgar by our edgar filing agent.

For a free copy of these filings, please contact us at:

Fonix Corporation, Investor Relations
9350 S 150 E, Suite 700
Salt Lake City, Utah 84070
Phone (801) 553-6600 Fax (801) 553-6707
e-mail: invrel@fonix.com

Where to get additional information

Federal securities law requires us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports, proxy and information statements and other information. Reports and other information concerning us also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of the registrant's Charter provides that, the registrant shall, “to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Article VII, Section 7 of the registrant's Bylaws further provides that the registrant “shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

HANSEN, BARNETT& MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
5 Triad Center, Suite 750	Accounting Oversight Board
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
Fonix Corporation

We have audited the accompanying consolidated balance sheets of Fonix Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fonix Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operating activities during each of the three years in the period ended December 31, 2005. As of December 31, 2005, the Company had an accumulated deficit of $250,521,000, and negative working capital of $19,004,000. The Company has current accrued liabilities and accrued settlement obligation of approximately $10,214,000 and vendor accounts payable amounting to approximately $6,770,000 and current portion of notes payable of approximately $2,333,000. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
March 7, 2006

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2005	2004
ASSETS

Current assets
Cash and cash equivalents	$168,000	$423,000
Accounts receivable, net of an allowance for doubtful accounts of $137,000 and $175,000, respectively	1,121,000	1,541,000
Prepaid expenses and other current assets	176,000	156,000

Total current assets	1,465,000	2,120,000

Long-term investments	-	237,000

Property and equipment, net of accumulated depreciation of $1,594,000 and $1,465,000, respectively	947,000	236,000

Deposit in escrow	-	395,000

Deposits and other assets	1,592,000	1,072,000

Intangible assets, net of accumulated amortization of $11,210,000 and $5,453,000, respectively	2,658,000	12,309,000

Goodwill	2,631,000	2,631,000

Total assets	$9,293,000	$19,000,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accrued liabilities	$8,138,000	$6,815,000
Accounts payable	6,770,000	5,225,000
Accrued payroll and other compensation	223,000	1,756,000
Accrued settlement obligation, net of unamortized discount of $178,000 and $0, respectively	1,853,000	-
Deferred revenues	923,000	984,000
Notes payable - related parties	486,000	513,000
Current portion of notes payable	1,847,000	214,000
Deposits and other	229,000	193,000

Total current liabilities	20,469,000	15,700,000

Long-term notes payable, net of current portion	4,050,000	5,358,000

Total liabilities	24,519,000	21,058,000

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized;
Series A, convertible; 166,667 shares outstanding (aggregate liquidation preference of $6,055,000)	500,000	500,000
Series H, nonconvertible; 2,000 shares outstanding (aggregate liquidation preference of $20,000,000)	4,000,000	4,000,000
Series I, convertible; 0 shares and 2,250 shares outstanding, respectively	-	2,250,000
Series J, convertible; 1,359 shares and 0 shares outstanding, respectively (aggregate liquidation preference of $1,359,000)	1,359,000	-
Series K, convertible; 0 shares and 0 shares outstanding, respectively	-	-
Common stock, $0.0001 par value; 800,000,000 shares authorized;
Class A voting, 392,929,230 shares and 131,200,170 shares outstanding, respectively	39,000	13,000
Class B non-voting, none outstanding	-	-
Additional paid-in capital	228,905,000	217,061,000
Outstanding warrants to purchase Class A common stock	474,000	735,000
Cumulative foreign currency translation adjustment	18,000	8,000
Accumulated deficit	(250,521,000)	(226,625,000)

Total stockholders' deficit	(15,226,000)	(2,058,000)

Total liabilities and stockholders' deficit	$9,293,000	$19,000,000

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2005	2004	2003
Revenues
Telecommunications	$14,833,000	$13,673,000	$-
Speech licenses, royalties and maintenance	1,358,000	1,199,000	1,963,000
Services	-	30,000	391,000
Hardware	-	-	30,000

Total Revenue	16,191,000	14,902,000	2,384,000

Cost of revenues
Telecommunications costs	9,349,000	6,136,000	-
Impairment loss on capitalized software technology	-	-	822,000
Services	-	-	76,000
Licenses, royalties and maintenance	70,000	33,000	58,000
Amortization of capitalized software technology	-	-	52,000
Hardware	-	-	21,000

Total cost of revenues	9,419,000	6,169,000	1,029,000

Gross profit	6,772,000	8,733,000	1,355,000

Expenses:
Selling, general and administrative	13,290,000	13,356,000	7,004,000
Legal settlement expense	2,080,000	-	-
Impairment of intangible assets	3,346,000	738,000	302,000
Amortization of intangible assets	6,305,000	5,453,000	-
Product development and research	2,196,000	2,559,000	5,141,000

Total expenses	27,217,000	22,106,000	12,447,000

Other income (expense):
Interest income	8,000	7,000	43,000
Gain on sale of investments	251,000	-	-
Gain on forgiveness of liabilities	142,000	518,000	-
Interest expense	(2,587,000)	(2,300,000)	(1,973,000)
Equity in net loss of affiliate	-	-	(360,000)
Other	-	-	(161,000)

Other income (expense), net	(2,186,000)	(1,775,000)	(2,451,000)

Net loss	(22,631,000)	(15,148,000)	(13,543,000)
Preferred stock dividends	(1,265,000)	(3,927,000)	-

Loss attributable to common stockholders	$(23,896,000)	$(19,075,000)	$(13,543,000)

Basic and diluted loss per common share	$(0.09)	$(0.21)	$(0.50)

Net loss	$(22,631,000)	$(15,148,000)	$(13,543,000)
Other comprehensive income (loss) - foreign currency translation	10,000	(22,000)	(2,000)

Comprehensive loss	$(22,621,000)	$(15,170,000)	$(13,545,000)

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

						Outstanding		Cumulative
						Warrants		Foreign
					Additional	to Purchase	Deferred	Currency
	Preferred Stock		Common Stock		Paid-in	Common	Consulting	Translation	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Expenses	Adjustment	Deficit	Total
BALANCE, DECEMBER 31, 2002	166,667	$500,000	12,306,333	$1,000	$183,515,000	$1,360,000	$-	$32,000	$(194,007,000)	$(8,599,000)
Issuance of common stock under equity lines of credit	-	-	30,494,145	3,000	9,928,000	-	-	-	-	9,931,000
Expiration of warrants	-	-	-	-	26,000	(26,000)	-	-	-	-
Cumulative foreign currency translation adjustment	-	-	-	-	-	-	-	(2,000)	-	(2,000)
Additional shares issued due to reverse split	-	-	4,919	-	-	-	-	-	-	-
Shares issued related to Series D financing	-	-	11,524,390	1,000	1,815,000	-	-	-	-	1,816,000
Net loss for year ended December 31, 2003	-	-	-	-	-	-	-	-	(13,543,000)	(13,543,000)
BALANCE, DECEMBER 31, 2003	166,667	500,000	54,329,787	5,000	195,284,000	1,334,000	-	30,000	(207,550,000)	(10,397,000)
Issuance of common stock under equity lines of credit	-	-	54,768,198	5,000	11,332,000	-	-	-	-	11,337,000
Issuance of Series I Preferred Stock	3,250	429,000	-	-	-	-	-	-	-	429,000
Shares issued in connection with Series I Preferred Stock	-	-	2,414,596	1,000	729,000	-	-	-	-	730,000
Warrants issued in connection with Series I Preferred Stock	-	-	-	-	-	262,000	-	-	-	262,000
Beneficial conversion feature on Series I Preferred	-	-	-	-	1,830,000	-	-	-	-	1,830,000
Series I Preferred Stock beneficial conversion dividend	-	2,821,000	-	-	-	-	-	-	(2,821,000)	-
Cumulative foreign currency translation adjustment	-	-	-	-	-	-	-	(22,000)	-	(22,000)
Shares issued for payment of interest on long-term debt	-	-	833,334	-	125,000	-	-	-	-	125,000
Shares issued for payment of dividends on Series H Preferred	-	-	1,666,667	-	249,000	-	-	-	(249,000)	-
Series H Preferred Stock dividends accrued	-	-	-	-	-	-	-	-	(601,000)	(601,000)
Additional shares issued due to reverse split	-	-	1,494	-	-	-	-	-	-	-
Shares issued in connection with LTEL acquisition	-	-	7,036,802	1,000	4,174,000	-	-	-	-	4,175,000
Issuance of Series H Preferred Stock in LTEL acquistion	2,000	4,000,000	-	-	-	-	-	-	-	4,000,000
Series I Preferred stock dividends accrued	-	-	-	-	-	-	-	-	(256,000)	(256,000)
Issuance of stock for services	-	-	1,713,423	-	334,000	-	-	-	-	334,000
Conversion of Series I Preferred into common stock	(1,000)	(1,000,000)	8,435,869	1,000	999,000	-	-	-	-	-
Forgiveness of related party debt	-	-	-	-	1,144,000	-	-	-		1,144,000
Expiration of warrants	-	-	-	-	861,000	(861,000)	-	-	-	-
Net loss for year ended December 31, 2004	-	-	-	-	-	-	-	-	(15,148,000)	(15,148,000)
BALANCE, DECEMBER 31, 2004	170,917	6,750,000	131,200,170	13,000	217,061,000	735,000	-	8,000	(226,625,000)	(2,058,000)
Issuance of common stock under equity lines of credit	-	-	180,480,405	18,000	7,809,000	-	-	-	-	7,827,000
Shares issued for payment of principal and interest on long-term debt	-	-	29,417,578	3,000	1,248,000	-	-	-	-	1,251,000
Shares issued for payment of dividends on Series H Preferred	-	-	27,275,299	3,000	1,123,000	-	-	-	-	1,126,000
Conversion of Series I Preferred into common stock	(1,078)	(1,078,000)	18,482,083	2,000	1,076,000	-	-	-	-	-
Exchange of Series I Preferred for Series J Preferred	280	280,000	-	-	-	-	-	-	-	280,000
Series J Preferred Stock beneficial conversion dividend	-	-	-	-	161,000	-	-	-	(161,000)	-
Conversion of Series J Preferred into common stock	(93)	(93,000)	3,795,918	-	93,000	-	-	-	-	-
Shares issued in conection with legal settlement	-	-	2,277,777	-	73,000	-	-	-	-	73,000
Cumulative foreign currency translation adjustment	-	-	-	-	-	-	-	10,000	-	10,000
Cancellation of warrants	-	-	-	-	261,000	(261,000)	-	-	-	-
Dividend on Series H Preferred	-	-	-	-	-	-	-	-	(1,000,000)	(1,000,000)
Dividend on Series I Preferred	-	-	-	-	-	-	-	-	(86,000)	(86,000)
Dividend on Series J Preferred	-	-	-	-	-	-	-	-	(18,000)	(18,000)
Net loss for year ended December 31, 2005	-	-	-	-	-	-	-	-	(22,631,000)	(22,631,000)
BALANCE, DECEMBER 31, 2005	170,026	$5,859,000	392,929,230	$39,000	$228,905,000	$474,000	$-	$18,000	$(250,521,000)	$(15,226,000)

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net loss	$(22,631,000)	$(15,148,000)	$(13,543,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expense related to the issuance of preferred stock	250,000	-	640,000
Stock issued for interest expense on long-term debt	500,000	125,000	-
Stock issued for services	-	41,000	-
Accretion of discount on notes receivable from affiliate	-	-	(21,000)
Accretion of discount on notes payable	741,000	613,000	868,000
Accretion of discount on legal settlement	61,000	-	-
Amortization of investment in affiliate	-	-	167,000
Impairment losses	3,346,000	738,000	1,126,000
Losses on asset disposals	-	-	179,000
Gain on sale of long-term assets	(251,000)	-	-
Gain on forgiveness of liabilities	(95,000)	(518,000)	-
Legal settlement expense	2,080,000	-	-
Amortization of intangibles	6,305,000	5,453,000	68,000
Depreciation	285,000	338,000	321,000
Equity in net loss of affiliate	-	-	193,000
Gain on sale of affiliate	-	-	(53,000)
Foreign exchange loss (gain)	10,000	(22,000)	(5,000)
Changes in assets and liabilities, net of effects from purchase of LTEL:
Accounts receivable	420,000	738,000	23,000
Prepaid expenses and other current assets	(20,000)	(48,000)	105,000
Inventory	-	-	49,000
Other assets	(520,000)	(57,000)	50,000
Accounts payable	1,563,000	(1,336,000)	(320,000)
Accrued payroll and other compensation	(1,533,000)	(5,208,000)	1,698,000
Other accrued liabilities	1,721,000	1,415,000	(474,000)
Deferred revenues	(61,000)	(175,000)	(314,000)

Net cash used in operating activities	(7,829,000)	(13,051,000)	(9,243,000)

Cash flows from investing activities
Proceeds from sale of long term investments	488,000	-	-
Payments of deposit into escrow	-	(395,000)	-
Cash received in connection with LTEL acquisition	-	47,000	-
Purchase of property and equipment	(996,000)	(256,000)	(9,000)

Net cash used in investing activities	(508,000)	(604,000)	(9,000)

Cash flows from financing activities
Proceeds from issuance of Class A common stock, net	7,827,000	12,239,000	9,686,000
Proceeds from related party note payable	50,000	(250,000)	-
Proceeds from other notes payable	650,000	-	-
Proceeds from issuance of Series I Preferred Stock	-	3,010,000	240,000
Payments of accrued legal expense	(130,000)	-	-
Payment of dividend on Series H Preferred Stock	-	(349,000)	-
Principal payments on notes payable	(315,000)	(622,000)	(1,051,000)

Net cash provided by financing activities	8,082,000	14,028,000	8,875,000

Net (decrease) increase in cash and cash equivalents	(255,000)	373,000	26,000

Cash and cash equivalents at beginning of year	423,000	50,000	24,000

Cash and cash equivalents at end of year	$168,000	$423,000	$50,000

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Years Ended December 31,
	2005	2004	2003
Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$310,000	$1,200,000	$44,000
Cash paid during the year for income taxes	-	-	-

Supplemental Schedule of Non-cash Investing and Financing Activities

For the Year Ended December 31, 2005

Issued 18,482,083 shares of Class A common stock in conversion of 1,078 shares of Series I Convertible Preferred Stock.

Issued 3,795,918 shares of Class A common stock in conversion of 93 shares of Series J Convertible Preferred Stock.

Issued 27,275,299 shares of Class A common stock as payment of $1,113,000 of dividends on Series H Preferred Stock.

Issued 29,417,578 shares of Class A common stock as payment of $1,248,000 of principal and interest on long-term debt.

Accrued $137,000 of dividends on Series H Preferred Stock.

Issued 1,452 shares of Series J Preferred Stock with a value of $1,452,000 in exchange for 1,172 shares of Series I Preferred Stock with a value of $1,172,000, a placement fee of $250,000 and settlement expense of $30,000.

Issued 2,277,000 shares of Class A common stock for a legal settlement expense valued at $73,000, or $0.03 per share.

For the Year Ended December 31, 2004

Issued 8,453,869 shares of Class A common stock in conversion of 1,000 shares of Series I Preferred Stock.

Issued 1,463,735 shares of Class A common stock in full satisfaction of $292,000 of liabilities.

Issued 833,334 shares of Class A common stock as payment of $125,000 interest on long-term debt.

The Company purchased all of the capital stock of LTEL Holdings Corporation for $12,800,000. In conjunction with the acquisition, the Company acquired $22,259,000 of assets and assumed $9,459,000 of liabilities of LTEL Holdings Corporation by the issuance of 7,036,802 shares of Class A common stock valued at $4,176,000, the issuance of 2,000 shares of 5% Series H nonvoting, nonconvertible preferred stock valued at $4,000,000 and the issuance of a 5% $10,000,000 promissory note valued at $4,624,000.

Warrants for 31,250 shares of Class A common stock, valued at $860,000 expired.

Series I Preferred Stock shares issued for $240,000 of advances received in 2003.

Issued 1,666,667 shares of Class A common stock for payment of $249,000 of dividends on Series H Preferred Stock. Accrued $252,000 and $256,000 of dividends on Series H Preferred Stock and Series I Preferred Stock, respectively.

For the Year Ended December 31, 2003

Issued 7,359,080 shares of Class A common stock in conversion of $850,000 of Series D Debentures principal and $41,000 of related accrued interest.

Converted $113,768 of accounts payable into a note payable.

Issued 639,732 shares of Class A common stock for $245,000 subscription receivable.

Issued 237,584 shares of Class A common stock valued at $285,000 to Series D Debenture holder as consideration for revising terms of the Series D Debenture agreement.

Warrants for 5,000 shares of Class A common stock, valued at $26,000 expired.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations Fonix Corporation (“the Company”), a communications and technology company based in Salt Lake City, Utah, provides integrated telecommunications services through Fonix Telecom, Inc.(“Fonix Telecom”) and LecStar Telecom, Inc. and value-added speech technologies through Fonix Speech, Inc (“Fonix Speech”). On February 24, 2004, the Company completed its acquisition of all of the capital stock of LTEL Holdings Corporation (“LTEL”) and its wholly owned subsidiaries, LecStar Telecom, Inc. and LecStar DataNet, Inc. (collectively “LecStar”).

Through Fonix Speech, the Company delivers speech interface development tools, solutions and applications (the “Speech Products”) that empower people to interact conversationally with information systems and devices. The Speech Products are based on the Company’s speech-enabling technologies, which include text-to-speech (“TTS”) and proprietary neural network-based automatic speech recognition (“ASR”). ASR and TTS technologies are sometimes collectively referred to in this report as “Core Technologies.” The Company has received various patents for certain elements of its Core Technologies and has filed applications for other patents covering various aspects of its technologies. The Company’s Speech Products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices; entertainment game consoles; electronic devices for assistive, language learning, robots and appliances; computer telephony and server applications. Revenues for Fonix Speech are generated through licensing of speech-enabling technologies, royalty payments for the use of the Company’s technologies, maintenance contracts and services.

Through Fonix Telecom, the Company offers next-generation telecommunications products and services, including voice over Internet protocol (“VoIP”) and Broadband over Power Lines (“BPL”) through partner channels and product groups. Fonix Telecom also provides resell telecommunication services and products through its interconnection agreements with major incumbent carriers. Fonix Telecom is currently licensed to re-sell traditional telecommunication services and products in Georgia, Florida, North Carolina and South Carolina. Revenues for Fonix Telecom are generated through providing telecommunications services.

Through LecStar, the Company provides a full array of wireline voice, data, long distance and Internet telephone services utilizing traditional lines. LecStar Telecom, Inc., is certified by the Federal Communications Commission in nine states—Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee—as a competitive local exchange carrier (“CLEC”) to provide regulated local, long distance and international telecommunications services. LecStar serves small to medium-sized businesses and residential customers with a balanced focus on high-density metropolitan areas and under-served smaller communities. Services are offered at moderate discounts off BellSouth prices and are delivered through the cost-effective use of LecStar’s network facilities, Unbundled Network Elements (“UNEs”), and/or resold via services acquired through wholesale agreements with BellSouth and other carriers. LecStar’s provisioning systems are electronically interfaced with BellSouth, enabling the efficient ordering of services in real-time.

Business Condition - For the years ended December 31, 2005, 2004 and 2003, the Company generated revenues of $16,191,000, $14,902,000 and $2,384,000, respectively; incurred net losses of $22,631,000, $15,148,000 and $13,543,000, respectively, and had negative cash flows from operating activities of $7,829,000, $13,051,000 and $9,243,000, respectively. As of December 31, 2005, the Company had an accumulated deficit of $250,521,000, negative working capital of $19,004,000, accrued liabilities and accrued legal settlement obligation of $10,214,000, accounts payable of $6,770,000 and current portion of notes payable of $2,333,000. The Company expects to continue to incur significant losses and negative cash flows from operating activities through December 31, 2007, primarily due to expenditure requirements associated with continued marketing and development of its speech-enabling technologies, further developing its telecommunications services business and from recent negative changes in federal regulations that may discontinue the Company’s ability to provide unbundled network elements (the “UNE-P platform”) to its telecommunications customers.

The Company’s cash resources, limited to collections from customers, draws on the Seventh Equity Line and loans, have not been sufficient to cover operating expenses. As a result, some payments to vendors have been delayed. As of the date of this report, the Company had not been declared in default under the terms of any material agreements.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

These factors, as well as the risk factors set out elsewhere in this Annual Report on Form 10-K, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management plans to fund further operations of the Company through revenues generated from its telecommunication operations, from cash flows from future license and royalty arrangements and with proceeds from additional issuance of debt and equity securities. There can be no assurance that management’s plans will be successful.

Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in 20- to 50-percent-owned affiliates are accounted for using the equity method (see Note 5).

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying values of the Company’s liabilities approximate their fair values. The estimated fair values have been determined using appropriate market information and valuation methodologies. The carrying values of the accrued settlement obligation and note payable approximate fair value because the stated or imputed interest rates approximate the Company’s borrowing rate.

Concentration of Credit Risks - The Company’s cash and cash equivalents are maintained in bank deposit accounts which occasionally may exceed federally insured limits. Cash equivalents consist of highly liquid securities with maturities of three months or less when purchased. The Company has not experienced any losses with respect to these deposits. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs on-going credit evaluations of its customers and maintains allowances for possible losses, which when realized, have been within the range of management’s expectations.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset, other than software technology, is reduced by the estimated excess of the carrying value over the projected discounted cash flows. The determination of whether the carrying value of software technology is recoverable is discussed below in the section titled “Software Technology Development and Production Costs” within this note.

Intangible Assets - The customer base, contracts and agreements and brand names are amortized over their estimated useful lives unless they are deemed to have indefinite useful lives. For intangible assets subject to amortization, an impairment charge is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset. Intangible assets deemed to have indefinite useful lives, primarily the LecStar brand name, were not amortized, were tested for impairment on a quarterly basis and impairment was recognized when the carrying amount was not recoverable or exceeded its fair value. The Company recorded a charge of $1,124,000 during the year ended December 31, 2003, to fully impair the carrying value of its speech related intangible assets. During the year ended December 31, 2004, the Company recorded an impairment loss on the intangible asset related to the contracts and agreements acquired of $738,000 based on estimated future cash flows. During the year ended December 31, 2005, the Company determined that the carrying value of the LecStar brand name was impaired, based on estimated future cash flows, and recorded a charge of $1,110,000 to fully impair the carrying value of the asset. During December 2005, the Company also determined that the intangible asset related to the LecStar customer base had become impaired due to decreased estimated future cash flows due to the overall cost increases as the Company no longer has the UNE-P platform to offer to its customers. The Company recorded an impairment charge of $2,236,000 in the accompanying financial statements.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Goodwill - Goodwill represents the excess of the cost over the fair value of net assets of acquired businesses. Goodwill is not amortized, but is tested for impairment quarterly or when a triggering event occurs. The testing for impairment requires the determination of the fair value of the asset or entity to which the goodwill relates (the reporting unit). The fair value of a reporting unit is determined based upon a weighting of the quoted market price of the Company’s common stock and present value techniques based upon estimated future cash flows of the reporting unit, considering future revenues, operating costs, the risk-adjusted discount rate and other factors. Impairment is indicated if the fair value of the reporting unit is allocated to the assets and liabilities of that unit, with the excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities assigned to the fair value of goodwill. The amount of impairment of goodwill is measured by the excess of the goodwill’s carrying value over its fair value.

Revenue Recognition - The Company recognizes revenue when pervasive evidence of an arrangement exists; services have been rendered or products have been delivered; the price to the buyer is fixed and determinable; and collectibility is reasonably assured. Revenues are recognized by the Company based on the various types of transactions generating the revenue. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. The Company generates revenues from licensing the rights to its software products to end users and from royalties. For telecommunications services, revenue is recognized in the period that the service is provided.

For Fonix Speech, revenue of all types is recognized when acceptance of functionality, rights of return, and price protection are confirmed or can be reasonably estimated, as appropriate. Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because the Company’s contracts are typically either short-term in duration or the Company is unable to make reasonably dependable estimates of the costs of the contracts. Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

Revenue for products distributed through wholesale and retail channels and through resellers is recognized upon verification of final sell-through to end users, after consideration of rights of return and price protection. Typically, the right of return on such products has expired when the end user purchases the product from the retail outlet. Once the end user opens the package, it is not returnable unless the medium is defective.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades. Related revenue is recognized over the period covered by the agreement. Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as license agreements and support and upgrade obligations using vendor-specific objective evidence of fair value. Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements. These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

For Fonix Telecom and LecStar, telecommunications revenue is comprised of two main components: (1) fees paid by business and residential subscribers of voice and data services and (2) carrier access fees. Subscriber revenues include monthly recurring charges, usage charges and non-recurring charges. Monthly recurring charges are flat monthly fees for local phone and data services. Usage charges, which primarily include long distance fees, are generally billed on a per-minute or per-call basis. Non-recurring charges are generally one-time charges for installation or changes to the subscriber’s service. Carrier access fees are paid to the Company by other telecommunications carriers as compensation for originating and terminating the carriers’ long distance traffic. Revenue from monthly recurring charges is recognized ratably over the period the local phone and data services are provided. Revenue from usage charges non-recurring charges and carrier access fees is recognized on the date the services are provided.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Deferred revenue as of December 31, 2005, consisted of the following:

Description	Criteria for Recognition	Amount
Deferred unit royalties and license fees	Delivery of units to end users or expiration of contract	$ 466,000
Telecom deferred revenue	Service provided for customer	457,000
Total deferred revenue		$ 923,000

Cost of Revenues - Cost of revenues from telecommunications services consists mainly of billings from the incumbent local exchange carriers (“ILECs”) for access to the ILEC’s network. Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs. Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense. Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing. Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized. Capitalization of software costs ceases when the product is available for general release to customers. Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized. Costs of maintenance and customer support are charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Capitalized software technology costs were amortized on a product-by-product basis. Amortization was recognized from the date the product was available for general release to customers as the greater of (a) the ratio that current gross revenue for a product bears to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the products. Amortization was charged to cost of revenues.

The Company assessed unamortized capitalized software costs for possible write down on a quarterly basis based on net realizable value of each related product. Net realizable value was determined based on the estimated future gross revenues from a product reduced by the estimated future cost of completing and disposing of the product, including the cost of performing maintenance and customer support. The amount by which the unamortized capitalized costs of a software product exceeded the net realizable value of that asset was written off.

During 2003, the Company modified its estimate of future cash flows to be provided by its software technology and determined that the carrying amount of the technology was in excess of future cash flows provided by the technology. Accordingly, the Company recorded a charge of $1,124,000 during the year ended December 31, 2003, to fully impair the carrying value of the speech software technology. $822,000 of the impairment was charged to cost of revenues and $302,000 was charged to operating expenses, based on the use of the software.

Stock-based Compensation Plans -The Company accounts for its stock-based compensation issued to non-employees using the fair value method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Under SFAS No. 123, stock-based compensation is determined as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient’s performance is complete.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

At December 31, 2005, the Company has stock-based employee compensation plans, which are described more fully in Note 13. The Company accounts for the plans under the recognition method and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and the related Interpretations. Under APB Opinion No. 25, compensation related to stock options, if any, is recognized by the amount that the option’s exercise price on the measurement date is below the fair value of the Company’s common stock, and amortized to expense over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized by the amount that the award or purchase price on the measurement date is below the fair value of the Company’s common stock, and is recognized on the date of award or purchase. These accounting policies resulted in the Company not recognizing any stock-based employee compensation cost during the years ended December 31, 2005, 2004, or 2003. The effect on net loss and net loss per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation is as follows:

Year Ended December 31,	2005	2004	2003
Net loss, as reported	$(22,631,000)	$(15,148,000)	$(13,543,000)
Add back: Total stock-based employee compensation	-	-	-
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(74,000)	(67,000)	(165,000)
Pro forma net loss	$(22,705,000)	$(15,215,000)	$(13,708,000)
Basic and diluted net loss per common share:
As reported	$(0.09)	$(0.21)	$(0.50)
Pro forma	(0.09)	(0.21)	(0.51)

Advertising Costs - Advertising costs are expensed when incurred. Total advertising expense was $80,000, $121,000 and $111,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Income Taxes - The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Net Loss Per Common Share - Basic and diluted net loss per common share are calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. At December 31, 2005, 2004, and 2003, there were outstanding common stock equivalents to purchase or receive 97,634,670 shares, 22,708,797 shares and 11,849,261 shares of common stock, respectively, that were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.

The following table is a reconciliation of the net loss numerator of basic and diluted net loss per common share for the years ended December 31, 2005, 2004, and 2003:

	Years Ended December 31,
	2005		2004		2003
		Per		Per		Per
		Share		Share		Share
	Amount	Amount	Amount	Amount	Amount	Amount

Net loss	$(22,631,000)		$(15,148,000)		$(13,543,000)
Preferred stock dividends	(1,265,000)		(3,927,000)		-
Net loss attributable to common stockholders	$(23,896,000)	$(0.09)	$(19,075,000)	$(0.21)	$(13,543,000)	$(0.50)
Weighted-average common shares outstanding	261,894,849		89,795,728		26,894,005

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Imputed Interest Expense and Income - Interest is imputed on long-term debt obligations and notes receivable where management has determined that the contractual interest rates are below the market rate for instruments with similar risk characteristics (see Notes 2, 5 and 7).

Foreign Currency Translation - The functional currency of the Company’s Korean subsidiary is the South Korean won. Consequently, assets and liabilities of the Korean operations are translated into United States dollars using current exchange rates at the end of the year. All revenue is invoiced in South Korean won and revenues and expenses are translated into United States dollars using weighted-average exchange rates for the year.

Comprehensive Income - Other comprehensive income presented in the accompanying consolidated financial statements consists of cumulative foreign currency translation adjustments.

Recently Enacted Accounting Standards

Inventory Costs - In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which is an amendment of ARB No. 43. SFAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production facilities. SFAS No. 151 will be effective for the Company beginning January 1, 2006 and resulting adjustments will be made on prospective basis. The Company does not anticipate that the adoption of this standard will have a significant impact on its business, results of operations or financial position.

Share Based Payment - In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is a revision to SFAS No. 123. SFAS No. 123R established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Primarily, SFAS No. 123R focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

SFAS No. 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

In accordance with the Securities and Exchange Commission’s Staff Accounting Bulleting 107, SFAS No. 123R is effective as of the beginning of the annual reporting period that begins after December 15, 2005. Under these guidelines, the company will adopt SFAS 123R as of January 1, 2006. The Company does not expect that the adoption of this standard will have a material impact on its future results of operations.

Accounting Changes and Error Corrections - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting a change in an accounting principle. Previously, most voluntary changes in accounting principle required recognition of a cumulative effect adjustment in the results of operations of the period of change. SFAS No. 154 requires retrospective application to prior periods unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in years beginning after December 15, 2005; however, it does not change the transition provisions of any existing accounting pronouncements, such as SFAS No. 123R. The Company does not believe the adoption of SFAS No. 154 will have a material effect on its business, results of operations, or financial position.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 2. ACQUISITIONS

LecStar Acquisition - On February 24, 2004, Fonix acquired all of the capital stock of LTEL Holdings Corporation (“LTEL”) and its wholly-owned subsidiaries, LecStar Telecom, Inc., and LecStar DataNet, Inc.(collectively “LecStar”). The results of LecStar's operations are included in the consolidated financial statements from February 24, 2004. Fonix acquired LecStar to provide Fonix with a recurring revenue stream, a growing customer base, new marketing channels for its Core Technologies and Speech Products, and to reduce the cost of capital.

In accordance with FAS No. 141, “Business Combinations,” the aggregate purchase price was $12,800,000 and consisted of the issuance of 7,036,802 shares of Class A common stock valued at $4,175,000 or $0.59 per share, 2,000 shares of 5% Series H nonvoting, nonconvertible preferred stock (the “Series H Preferred Stock”) with a stated value of $10,000 per share valued at $4,000,000, and a 5% $10,000,000 secured, six-year promissory note (the “Note”) valued at $4,624,000. The number of shares of Class A common stock issued under the terms of the purchase agreement was determined by dividing $3,000,000 by 90 percent of the average closing bid price of Fonix’s common stock for the first 30 of the 33 consecutive trading days immediately preceding the date certain regulatory approvals were deemed effective. Under the terms of the acquisition agreement, the number of Class A common shares was determinable on February 19, 2004. Accordingly, the value of the shares of Class A common stock was established, in accordance with SFAS No. 141, as the average market price of the Fonix common stock over the three-day period through February 19, 2004. The values of the Series H Preferred Stock and the Note were determined based on the estimated risk-adjusted cost of capital to Fonix at the date of the acquisition. The fair value of the Series H Preferred Stock was based on an imputed yield rate of 25 percent per annum and the discount on the Note of $5,376,000 was based on an imputed interest rate of 25 percent per annum.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Negative goodwill was not recognized in connection with the acquisition of LecStar. Instead, the excess of the fair value of the net assets over the purchase price was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the long-term assets. At February 24, 2004, the purchase price was allocated to the assets acquired and the liabilities assumed as follows:

Current Assets	$2,390,000
Investments	237,000
Property and equipment	148,000
Deposits and other assets	984,000
Intangible assets	18,500,000
Total assets acquired	22,259,000
Current liabilities	(8,923,000)
Long-term portion of notes payable	(536,000)
Total liabilities assumed	(9,459,000)
Net Assets Acquired	$12,800,000

Of the $18,500,000 of acquired intangible assets, $14,430,000 was assigned to the local telephone exchange customer base, with a 2.9-year weighted-average useful life; $2,960,000 was assigned to established marketing contracts and agreements with utility companies, with a 1.8-year estimated useful life and $1,110,000 was assigned to LecStar's brand name, which was determined to have an indefinite life and therefore was not subject to amortization. Total acquired intangible assets subject to amortization have a weighted-average useful life of approximately 2.7 years.

The following pro forma information is presented to reflect the operations of the Company and LecStar on a combined basis as if the acquisition of LecStar had been completed as of the beginning of the years ended December 31, 2004 and 2003, respectively:

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

	Years Ended December 31,
	2004	2003
Revenues	$18,006,000	$9,753,000
Net Loss	$(16,648,000)	$(22,323,000)
Basic and diluted net loss per common share	$(0.18)	$(0.70)

NOTE 3. CONVERTIBLE NOTES RECEIVABLE

On December 1, 2001, the Company, as the lender, established a revolving line of credit and received a convertible promissory note from Unveil Technologies, Inc.(“Unveil”), that permitted Unveil to draw up to $2,000,000 for operations and other purposes. Unveil is a developer of natural language understanding solutions for customer resource management (“CRM”) applications. Fonix desired to obtain a license to Unveil’s CRM applications when completed and made the loan to Unveil to facilitate and expedite the development and commercialization of Unveil’s speech-enabled CRM software.

During the year ended December 31, 2002, Unveil drew $880,000 on the line of credit, bringing total draws on the line of credit to $1,450,000 as of December 31, 2002. Due to limited resources available to the Company, additional requests for funding by Unveil under the line of credit were not met. The Company estimated an impairment loss during the third quarter of 2002 in the amount of $1,524,000, consisting of the outstanding balance on the line of credit plus accrued interest thereon as of that date. The Company advanced an additional $60,000 to Unveil in October 2002. This advance was treated as a research and development expense.

During the first quarter of 2003, the Company entered into an agreement to terminate the revolving line of credit and satisfy the convertible promissory note with Unveil. In full settlement of the balance of $1,450,000 due under the note, the Company received a payment of $410,000 and 1,863,636 shares of Unveil’s Series A Preferred Stock (the “Unveil Preferred Stock”). Accordingly, the Company adjusted the estimated impairment, recorded in the third quarter of 2002, such that the carrying amount of the note receivable was equal to the amount received in January 2003. The Company did not allocate value to the Unveil Preferred Stock due to Unveil’s overall financial condition.

During the third quarter of 2005, the Company received notice from Unveil that it had accepted an offer from a third party to acquire all of the assets of Unveil. On October 3, 2005, the Company received a payment of $104,000 in redemption of its Series A Preferred Stock of Unveil.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Computer equipment and software	3 to 5 years
Furniture and fixtures	5 years

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was $285,000, $338,000 and $321,000 for the years ended December 31, 2005, 2004, and 2003, respectively. Property and equipment consisted of the following at December 31, 2005 and 2004:

	2005	2004
Computer equipment	$2,145,000	$1,293,000
Software	253,000	246,000
Furniture and fixtures	143,000	162,000
	2,541,000	1,701,000
Less accumulated depreciation and amortization	(1,594,000)	(1,465,000)
Net Property and Equipment	$947,000	$236,000

NOTE 5. INVESTMENT IN AFFILIATE

In February 2001, the Company entered into a collaboration agreement with Audium Corporation (“Audium”) to provide an integrated platform for generating Voice XML solutions for Internet and telephony systems. Audium is a mobile application service provider that builds and operates mobile applications that allow access to Internet information and to complete online transactions using any telephone. The collaboration includes integration of the Company’s technologies with Audium’s mobile applications development capability.

Note Receivable - In connection with the collaboration agreement with Audium, in February and May 2001, the Company advanced an aggregate of $400,000 to Audium as a bridge loan (the “Audium Note”). The loan bore interest at a rate of 5 percent per year, had a term of four years, and was convertible into shares of Audium Series A Convertible Preferred Stock (“Audium Preferred Stock”). The Audium Note was convertible into shares of Audium Preferred Stock at a price of $1.46 per share upon the occurrence of certain events. The Audium Note was secured by Audium's intellectual property. Further, at the closing, Audium granted the Company a fully paid, worldwide, non-exclusive license to Audium's software to make, manufacture, and use the software and any derivative works if Audium declared bankruptcy or ceases to do business.

Management determined that a 12 percent annual interest rate better reflected the risk characteristics of the Audium Note. Accordingly, interest was imputed at 12 percent and the Audium Note was recorded at its original present value of $303,000. For the year ended December 31, 2003, the Company recorded interest income of $43,000, including contractual and imputed interest.

Investment in Affiliate - In April 2001, the Company closed a stock purchase agreement with Audium, wherein the Company agreed to purchase up to $2,800,000 of Audium Preferred Stock at a price of $1.46 per share. At closing, the Company paid $200,000 in cash and gave Audium a non-interest bearing note (the “Fonix Note”) for the remaining $2,600,000. Interest on the Fonix Note was imputed at 12 percent resulting in a present value of $2,370,000. The resulting purchase price of the Audium Preferred Stock was $2,570,000.

Each share of Audium Preferred Stock is convertible into one share of Audium’s common stock. Holders of Audium Preferred Stock are entitled to eight percent cumulative dividends, a liquidation preference in excess of the original purchase price plus any declared but unpaid dividends, anti-dilution rights, and voting rights equal to the corresponding number of common shares into which it is convertible. The stock purchase agreement also entitles Fonix to elect one member of Audium’s board of directors. Audium also granted Fonix certain registration rights after the closing of a public offering by Audium.

At closing, Audium issued 14 Audium Preferred Stock certificates to Fonix, each certificate for 136,986 shares, and delivered one certificate in exchange for the initial payment of $200,000. The remaining certificates were held by Audium as collateral for the Fonix Note under the terms of a security agreement. For each payment of $200,000 or multiple payments that aggregate $200,000, Audium agreed to release to Fonix one certificate for 136,986 shares of Audium Preferred Stock.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The difference between the total purchase price of the Audium Preferred Stock and the Company’s portion of Audium's net stockholders' deficit at the time of the purchase was $2,701,000, which was allocated to capitalized software technology. The excess purchase price allocated to the capitalized software technology was amortized on a straight-line basis over a period of eight years through December 31, 2010. After the impairment in the investment in Audium discussed below, the remaining excess purchase price was $1,008,000 and was amortized over the remaining portion of the 8-year period.

The investment in Audium did not provide the Company with rights to any technology developed by Audium; the Company must obtain a license should it choose to do so. Also, the Company did not own an interest sufficient to control Audium, if the Company were to convert the Audium Note to Audium Preferred Stock. As a result, management has determined that it was appropriate to account for the investment, which represented 26.7 percent of Audium’s voting stock, under the equity method and not as a research and development arrangement.

Audium has incurred losses since the Company acquired the Audium Preferred Stock and as such, Audium does not have the ability to declare or pay preferred dividends on the Preferred Stock. The Company recognized losses for the year ended December 31, 2003 as follows:

Year Ended December 31, 2003
Company share of Audium net loss	$193,000
Amortization of difference between purchase price of Audium Preferred Stock and Company’s share of Audium’s net stockholders’ deficit	167,000
Total equity in loss of affiliate	$360,000

A summary of the results of Audium’s operations for the year ended December 31, 2003, and net assets as of December 31, 2003 is as follows:

2003
Net sales	$637,000
Loss from operations	(1,244,000)
Non-operating income	524,000
Net loss	(720,000)

Current assets	$241,000
Total assets	1,163,000
Current liabilities	1,569,000
Total liabilities	1,619,000
Net assets	$(456,000)

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The fair value of this investment was determined based on Audium's estimated future net cash flows considering the status of Audium's product development. The Company evaluated this investment for impairment annually and more frequently when indications of decline in value existed. An impairment loss that was other than temporary was recognized during the period it was determined to exist. An impairment was determined to be other-than-temporary if estimated future net cash flows were less than the carrying value of the investment. If projections indicated that the carrying value of the investment would not be recoverable, the carrying value was reduced by the estimated excess of the carrying value over the estimated discounted cash flows.

Note Payable to Affiliate - The Fonix Note was payable in 13 monthly installments of $200,000 beginning on June 1, 2001, and bore no interest unless an event of default occurred, in which case it would have borne interest at 12 percent per annum. No events of default occurred and the note was fully satisfied. The Fonix Note was secured by shares of Audium Preferred Stock as described above.

Management determined that a 12 percent annual interest rate reflected the risk characteristics of the Fonix Note. Accordingly, interest was imputed at 12 percent and the Company recorded a present value of $2,370,000 for the note payable. For the year ended December 31, 2002, the Company recorded interest expense of $95,000 related to this note. Through December 31, 2002, payments amounting to $1,800,000 had been made under the Fonix note.

Sale of Investment in Audium - On December 31, 2003, the Company entered into an agreement with Audium with respect to the Audium Note, the Fonix Note, and the Audium Preferred Stock. Under the agreement, Fonix agreed that the balance owing under the Audium Note would be offset against the balance owing under the Fonix Note, and accordingly, the Audium Note was deemed to be paid in full. Fonix further agreed to transfer to Audium all of its right, title, and interest in the Audium Preferred Stock in exchange for (a) Audium’s deeming the Fonix Note to be paid in full; (b) Audium’s granting to the Company a fully paid, worldwide, non-exclusive license to Audium’s software to make, sell, offer for sale, and use the software and any derivative software (the specific terms of which are being finalized), to be used if Audium declares bankruptcy, defaults under the agreement, or ceases to do business for a period of 60 days; and (c) Audium’s granting to Fonix a $1,800,000 prepaid license agreement to be applied to Audium’s run-time licenses. The prepaid license has a four-year life and allows the Company to utilize run-time licenses from Audium in the Company’s products. As the $1,800,000 prepaid license represents the amount of the investment the Company has made into Audium and that investment was reduced due to recognition of Fonix’s portion of Audium’s loss under the equity method of accounting for investments and through impairment charges during 2002, the Company did not value the prepaid license at December 31, 2003. The Company intends to utilize the licenses by offsetting the cost of run time licenses against the prepaid license. These transactions resulted in the Company recognizing a gain from the sale of Audium of $53,000 during December 2003, which gain is included in “other income (expense)” in the accompanying consolidated statements of operations.

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

Goodwill relates solely to our speech-enabling business segment. The carrying value of goodwill is assessed for impairment quarterly. That assessment resulted in no impairment and the carrying value of goodwill remained unchanged at $2,631,000 for the years ended December 31, 2005, 2004 and 2003. Goodwill is not subject to amortization. During 2002, the Company engaged Houlihan Valuation Advisors, an independent valuation firm, to assess the Company’s goodwill for impairment. The resulting appraisal indicated no impairment and goodwill was not considered impaired. The Company performed an internal valuation of goodwill at December 31, 2005, 2004 and 2003 based on the same factors used by Houlihan, and determined that the carrying value of goodwill was not impaired.

Intangible Assets - The components of other intangible assets at December 31, 2005, were as follows:

Gross Carrying Amount
Customer base - business	$2,611,000
Customer base - residential	47,000
Total Amortizing Intangible Assets	2,658,000

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Customer base amortization was $5,202,000 and $4,334,000 for the years ended December 31, 2005 and 2004, respectively, and amortization related to contracts and agreements was $1,103,000 and $1,119,000 for the same periods, respectively. All amortization expense is charged to selling, general and administrative expense. During 2005, the Company recognized an impairment loss on the brand name asset acquired in connection with the LecStar acquisition of $1,110,000 based on the estimated future cash flows. During 2005, the Company recognized an impairment loss on the customer base acquired in connection with the LecStar acquisition of $2,236,000 based on estimated future cash flows. During 2004, the Company recognized an impairment loss on the contracts and agreements intangible asset acquired in connection with the LecStar acquisition of $738,000 based on estimated future cash flows.

Estimated aggregate future amortization expense for the succeeding three years ending December 31, is as follows:

2006	$1,400,000
2007	715,000
2008	543,000

Speech software technology amortization expense was $52,000, during the year ended December 31, 2003, and was charged to cost of revenues. The Company did not incur any amortization expense related to its speech software technology during the years ended December 31, 2005 or 2004. The costs of patents include direct costs incurred by the Company in applying for patents covering its internally developed speech software technologies.

During 2003, the Company modified its estimate of future cash flows to be provided by its speech-enabling intangible assets and determined that the carrying amount of intangibles was in excess of future cash flows provided by the intangibles. Accordingly, the Company recorded a charge of $1,124,000 during the year ended December 31, 2003, to fully impair the carrying value of the intangible assets. Of the impairment recognized, $822,000 related to speech software technology and was charged to cost of revenue, and $302,000 related to customer relationships and was charged to operating expenses.

NOTE 7. NOTES PAYABLE

During the first quarter of 2003, the Company entered into a promissory note with an unrelated third party converting accounts payable for outstanding lease payments of $114,000 to a note payable. This note accrued interest at 10% annually and required monthly minimum payments of the greater of $3,000 or 2% of aggregate proceeds from the Company’s Third Equity Line of Credit and subsequent equity lines of credit until the note was been fully paid. Under the loan agreement, the Company could not sell or transfer assets outside of the ordinary course of business, or enter a transaction resulting in a change of control, without written permission from the creditor. The note was paid in full during the year ended December 31, 2004.

On February 24, 2004 LecStar had an asset securitization facility of $750,000. Assets securitized under this facility consist of executory future cash flows from LecStar customers in the states of Georgia, Tennessee, Florida, and Louisiana. LecStar has pledged its interest in the special purpose securitization facility, LecStar Telecom Ventures LLC, a wholly owned subsidiary of LTEL, and customer accounts receivable. The note bears an interest rate of 6.5% and is due on February 27, 2007, with 24 equal monthly installments which began on March 6, 2005. During 2005, the Company made principal payments of $213,000.

In connection with the acquisition of the capital stock of LTEL in 2004, the Company issued a 5%, $10,000,000, secured, six-year note payable to McCormack Avenue, Ltd. Under the terms of the note payable, quarterly interest- only payments were required through January 15, 2005, with quarterly principal and interest payments of $319,000 due beginning April 2005 and continuing through January 2010. Interest on the promissory note is payable in cash or, at the Company’s option, in shares of the Company’s Class A common stock. The note is secured by the capital stock and all of the assets of LTEL and its subsidiaries. The note was valued at $4,624,000 based on an imputed interest rate of 25 percent per annum. The note has a mandatory prepayment clause wherein the Company is required to make prepayments in any given month where the Company receives net proceeds in excess of $900,000 from the Fifth Equity Line (or replacements thereof with the Equity Line Investor). The required prepayment is calculated by multiplying the net proceeds received over $900,000 by 33%. For the year ended December 31, 2004, the Company made mandatory prepayments on the note of $415,000. During 2005, the Company made mandatory prepayments of $102,000.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

During the year ended December 31, 2004, the Company made scheduled interest only payments of $175,000, and issued 833,334 shares of the Company’s Class A common stock in satisfaction of the September 30, 2004 required interest-only payment of $125,000. The Company also elected to make the December 31, 2004, payment in stock and issued 655,162 shares of the Company’s Class A common stock in connection with this payment subsequent to December 31, 2004 in satisfaction of the December 31, 2004 required interest only payment of $124,000. During 2005, the Company elected to make all principal and interest payments in shares of its Class A common stock and issued 29,417,578 shares. These shares were issued in payment of $750,000 of principal, plus accrued interest on the note. The discount on the note is based on an imputed interest rate of 25%. The carrying amount of the note of $4,710,000 at December 31, 2005, was net of unamortized discount of $4,023,000.

During the fourth quarter of 2005, the Company entered into two promissory notes with an unrelated third party in the aggregate amount of $650,000. These notes accrue interest at 10% annually and are due and payable during the second quarter of 2006.

The following schedule summarizes the Company’s current debt obligations and respective balances at December 31, 2005 and 2004:

Notes Payable	2005	2004

5% Note payable to a company, $8,733,000 and $9,584,000 face amount, respectively, due in quarterly installments of $319,000, matures January 2010, less unamortized discount based on interest imputed at 25% of $4,023,000 and $4,762,000, respectively	$4,710,000	$4,822,000

Note payable to a company, interest at 10%, matures May 2006	350,000	--

Note payable to a company, interest at 10%, matures June 2006	300,000	--

Note payable to a company, due in monthly installments of $23,000, interest at 6.5%, matures January 2008, collateralized by trade accounts receivable	537,000	750,000

Note payable to related parties, interest at 5%, matures December 2005	--	78,000

Note payable to related parties, interest at 12%, matures March 2006, secured by intellectual property rights	486,000	435,000

Total notes payable	6,383,000	6,085,000

Less current maturities	(2,333,000)	(727,000)

Long-Term Note Payable	$4,050,000	$5,358,000

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The following table shows the schedule of principal payments under notes payable and related party notes payable as of December 31, 2005:

Year ending December 31,	Payments
2006	$2,333,000
2007	201,000
2008	255,000
2009	328,000
2010	3,266,000
Thereafter	--
$6,383,000

NOTE 8. RELATED-PARTY NOTES PAYABLE

During 2002, two executive officers of the Company (the “Lenders”) sold shares of the Company’s Class A common stock owned by them and advanced the resulting proceeds amounting to $333,000 to the Company under the terms of a revolving line of credit and related promissory note. The funds were advanced for use in Company operations. The advances bear interest at 12 percent per annum, which interest is payable on a semi-annual basis. The entire principal, along with unpaid accrued interest and any other unpaid charges or related fees, were originally due and payable on June 10, 2003. The Company and the Lenders have agreed to postpone the maturity date on several occasions. The note is presently due March 31, 2006. All or part of the outstanding balance and unpaid interest may be converted at the option of the Lenders into shares of Class A common stock of the Company at any time. The conversion price was the average closing bid price of the shares at the time of the advances. To the extent the market price of the Company’s shares is below the conversion price at the time of conversion, the Lenders are entitled to receive additional shares equal to the gross dollar value received from the original sale of the shares. A beneficial conversion option of $15,000 was recorded as interest expense in connection with this transaction. The Lenders may also receive additional compensation as determined appropriate by the Board of Directors.

In October 2002, the Lenders pledged 30,866 shares of the Company's Class A common stock to the Equity Line Investor in connection with an advance of $183,000 to the Company under the Third Equity Line. The Equity Line Investor subsequently sold the pledged shares and applied $82,000 of the proceeds as a reduction of the advance. The value of the pledged shares of $82,000 was treated as an additional advance from the Lenders.

During the fourth quarter of 2003, the Company made a principal payment of $26,000 against the outstanding balance of the promissory note. During 2004, the Company entered into an agreement with the holders of the promissory note to increase the balance of the note payable by $300,000 in exchange for a release of the $1,443,000 of accrued liabilities related to prior indemnity agreements between the Company and the note holders. The Company classified the release of $1,143,000 as a capital contribution in the Consolidated Financial Statements during the fourth quarter of 2004. The Company made principal payments against the note of $254,000 during the year ended December 31, 2004. During the year ended December 31, 2005, the Company received an additional advance of $50,000 against the promissory note. The balance due at December 31, 2005 was $486,000.

The aggregate advances of $486,000 are secured by the Company’s intellectual property rights. As of December 31, 2005, the Lenders had not converted any of the outstanding balance or interest into common stock.

NOTE 9. SERIES D CONVERTIBLE DEBENTURES

On October 11, 2002, the Company issued $1,500,000 of Series D 12% Convertible Debentures (the “Debentures”), due April 9, 2003, and 194,444 shares of Class A common stock to The Breckenridge Fund, LLC (“Breckenridge”), an unaffiliated third party, for $1,500,000 before offering costs of $118,000. The outstanding principal amount of the Debentures was convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price equal to the average of the two lowest closing bid prices of the Company’s Class A common stock for the twenty trading days immediately preceding the conversion date, multiplied by 90%.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The Company determined that Breckenridge had received a beneficial conversion option on the date the Debentures were issued. The net proceeds of $1,382,000 were allocated to the Debentures and to the Class A common stock based upon their relative fair values and resulted in allocating $524,000 to the Debentures, $571,000 to the related beneficial conversion option, $373,000 to the 194,444 shares of Class A common stock, less $86,000 of deferred loan costs. The resulting $976,000 discount on the Debentures and the deferred loan costs were amortized over the term of the Debentures as interest expense.

In connection with the issuance of the Debentures, the Company issued, as collateral to secure its performance under the Debenture, 2,083,333 shares of Class A common stock (the “Collateral Shares”), which were placed into an escrow pursuant to an escrow agreement. Under the escrow agreement, the Collateral Shares would not be released to Breckenridge unless the Company was delinquent with respect to payments under the Debenture.

The Debentures were originally due April 9, 2003. However, the Company and Breckenridge agreed in January 2003 to modify the terms of the Debentures requiring the following principal payments plus accrued interest: $400,000 in January 2003; $350,000 in February 2003; $250,000 in March 2003; $250,000 in April 2003; and $250,000 in May 2003. Additionally, the Company agreed to release 237,584 of the Collateral Shares to Breckenridge as consideration (the “Released Shares”) for revising the terms of the purchase agreement. The additional shares were accounted for as an additional discount of $285,000. The value of the shares was amortized over the modified term of the Debentures as interest expense. The Company did not make the last three payments as scheduled. Breckenridge asserted its rights under the Debenture agreement for penalties as the Company did not meet the prescribed payment schedule. Breckenridge asserted a claim of $379,000 which the Company disputed. Both parties subsequently agreed to satisfy the claim in full through the issuance of 1,550,000 shares of the Company’s Class A common stock with a value of $225,000. The Company transferred the shares to Breckenridge on October 20, 2003, in full satisfaction of the claim and recorded the penalty as interest expense.

In connection with the issuance of the Debentures, the Company entered into a registration rights agreement in which the Company agreed to register the resale of the shares underlying the Debentures, the Collateral Shares, and the Released Shares. The Company filed a registration statement on Form S-2, which became effective February 14, 2003. Additionally, the Company filed another registration statement on July 2, 2003, which was declared effective on July 7, 2003, which included shares issuable to Breckenridge in connection with the Debentures. The Company was obligated to file such post-effective amendments as necessary to keep the registration statements effective as required by the registration rights agreement.

Through December 31, 2003, the Company had paid $650,000 of the outstanding principal, together with $54,000 in accrued interest. Additionally, through December 31, 2003, the holder of the Debentures converted the remaining $850,000 principal amount and $41,000 in interest into 7,359,089 shares of Fonix Class A common stock.

As part of the Debenture agreement, the Company was required to pay Breckenridge a placement fee in the amount of $350,000 payable in stock at the conclusion of the Debenture. The Company satisfied the obligation through the issuance of 2,000,000 shares of the Company’s Class A common stock valued at $358,000, or $0.179 per share and 377,717 shares of the Company’s Class A common stock valued at $59,000, or $0.157 per share. The Company recorded the expense as interest expense in the accompanying financial statements.

In March 2004, the Company discovered that during 2003 an aggregate of 2,277,777 shares of Class A common stock (the "Unauthorized Shares") were improperly transferred to the Debenture holder as a result of (i) the unauthorized release from escrow of the Collateral Shares (net of the Released Shares), and (ii) the transfer to the Debenture holder of a duplicate certificate for 194,445 shares where the original certificate was not returned to the transfer agent for cancellation. The Unauthorized Shares were, therefore, in excess of the shares the Debenture holder was entitled to receive. No consideration was paid to or received by the Company for the Unauthorized Shares during 2003; therefore, the Unauthorized Shares were not recognized as being validly issued during 2003.

Upon discovering in March 2004 that the Unauthorized Shares had been improperly transferred to the Debenture holder, the Company attempted to settle the matter with the Debenture holder but was unable to reach a settlement. Accordingly, on May 3, 2004, the Company filed a lawsuit against the Debenture holder, alleging the improper transfer to and subsequent sale of the Unauthorized Shares by the Debenture holder. The lawsuit was subsequently dismissed without prejudice and refiled on October 12, 2004. The complaint sought (i) a declaratory judgment that the Company may set off the fair value of the Unauthorized Shares against the value owed to the Debenture holder in connection with the Series I Preferred Stock transaction (ii) judgment against the Debenture holder for the fair value of the Unauthorized Shares, and (iii) punitive damages from the Debenture holder for improper conversion of the Unauthorized Shares.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

In September 2005, the Company settled the three pending lawsuits between Fonix and Breckenridge. Details relating to the terms of the settlement are set forth below in Note 10 below.

NOTE 10. PREFERRED STOCK

The Company’s certificate of incorporation allows for the issuance of preferred stock in such series and having such terms and conditions as the Company’s board of directors may designate.

Series A Convertible Preferred Stock - At December 31, 2005, there were 166,667 shares of Series A convertible preferred stock outstanding. Holders of the Series A convertible preferred stock have the same voting rights as common stockholders, have the right to elect one person to the board of directors and are entitled to receive a one time preferential dividend of $2.905 per share of Series A convertible preferred stock prior to the payment of any dividend on any class or series of stock. At the option of the holders, each share of Series A convertible preferred stock is convertible into one share of Class A common stock and in the event that the common stock price has equaled or exceeded $10 per share for a 15 day period, the shares of Series A convertible preferred stock will automatically be converted into Class A common stock. In the event of liquidation, the holders are entitled to a liquidating distribution of $36.33 per share and a conversion of Series A convertible preferred stock at an amount equal to .0375 shares of Class A common stock for each share of Series A convertible preferred stock.

Series H Preferred Stock - The Company issued 2,000 shares of 5% Series H nonvoting, nonconvertible Preferred Stock on February 24, 2004 in connection with the acquisition of LTEL. Dividends on the $10,000,000 stated value of the outstanding Series H Preferred Stock are payable at the rate of 5% per annum as and when declared by the Board of Directors. The annual dividend requirement is $1,000,000. If dividends are declared on Fonix's common stock, as a condition of that dividend, Fonix is required to pay three percent of the aggregate amount of such dividend to the Series H Preferred Stock. Dividends on the Series H Preferred Stock are payable in cash or, at the option of Fonix, in shares of Class A common stock.

Fonix has the option, but not the obligation, exercisable at any time, to redeem all or any portion of the outstanding Series H Preferred Stock. The redemption price is equal to any accumulated dividends on the redeemed shares plus a percentage of the $10,000 per share stated value of the redeemed shares, based on the date the redemption occurs in relation to the original issuance date as follows: before the second anniversary - 102%; thereafter but before the third anniversary - 104%; thereafter but before the fourth anniversary - 106% and thereafter - 108%. If shares of Series H Preferred Stock are redeemed, additional Series H preferred dividends will be recognized on the date of redemption in an amount equal to the difference between the amount paid to redeem the shares and their original fair value at the date of issuance of $2,000 per share.

Series I Convertible Preferred Stock - On October 24, 2003, the Company entered into a private placement of shares of its Class A common stock with The Breckenridge Fund, LLC, a New York limited liability company (“Breckenridge”). Under the terms of the private placement, the Company agreed to issue 1,043,478 shares of its Class A common stock to Breckenridge for $240,000 (the “Private Placement Funds”).

Subsequent to the Company’s receiving the Private Placement Funds, but before any shares were issued in connection with the private placement, the Company agreed with Breckenridge to rescind the private placement of the shares and to restructure the transaction. The Company retained the Private Placement Funds as an advance in connection with the restructured transaction. The Company paid no interest or other charges to Breckenridge for use of the Private Placement Funds.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Following negotiations with Breckenridge, on January 29, 2004, the Company issued to Breckenridge 3,250 shares of 8% Series I Convertible Preferred Stock (the “Series I Preferred Stock”), for an aggregate purchase price of $3,250,000, including the Private Placement Funds which the Company had already received. The Preferred Stock was issued under a purchase agreement dated as of December 31, 2003. The Series I Preferred Stock had a stated value of $1,000 per share.

In connection with the offering of the Series I Preferred Stock, the Company also issued to Breckenridge warrants to purchase up to 965,839 shares of the Company’s Class A common stock at $0.50 per share through December 31, 2008, and issued 2,414,596 shares of our Class A common stock.

The Series I Preferred Stock entitled Breckenridge to receive dividends in an amount equal to 8% of the then-outstanding shares of Preferred Stock. The dividends were payable in cash or shares of the Company’s Class A common stock, at the Company’s option.

On September 27, 2005, the Company agreed with Breckenridge to settle and discontinue the pending legal actions with Breckenridge. The three actions pending in the Supreme Court of New York, Nassau County, involved (i) the Company’s claims against Breckenridge for the improper transfer to and subsequent sale of shares of the Company’s common stock by Breckenridge; (ii) Breckenridge’s claims against the Company for failure to honor conversion notices or properly issue shares upon conversion of the Series I Preferred Stock by Breckenridge; and (iii) Breckenridge’s claims that the Company breached agreements in connection with the Series I Preferred Stock, and that pursuant to a security agreement, Breckenridge was entitled to damages and possession of the pledged collateral (collectively, the “Breckenridge Lawsuits”).

Pursuant to the settlement of the Breckenridge Lawsuits, the Company entered into a Mutual Release of Claims Agreement (the “Mutual Release”), pursuant to which the Company and Breckenridge agreed to settle and dismiss the Breckenridge Lawsuits, and to release any and all claims against each other relating to any prior transactions between the Company and Breckenridge. Pursuant to the Mutual Release, Breckenridge agreed to assign the remaining shares of Series I Preferred to Southridge Partners, LP, to release its security interest in the Company’s intellectual property, and to stipulate to the discontinuance with prejudice of the Breckenridge Lawsuits. The Company agreed to the release of the 2,777,777 Unauthorized Shares of Class A common stock that occurred in March 2004, which shares were valued at $73,000 and recognized as a legal settlement expense, and to pay to Breckenridge installment payments (the “Periodic Payments”) consisting of monthly payments of $130,000 from November 2005 through April 2006, and monthly payments of $165,000 from May 2006 through December 2006, as well as approximately $397,000 which the Company had previously paid into an escrow account in connection with the Breckenridge Lawsuits.

The Company also entered into an agreement with Breckenridge and Southridge Partners, LP (“Southridge”) whereby Breckenridge agreed to assign to Southridge all remaining shares of the Company’s Series I Preferred, consisting of approximately 1,172 shares, together with all of Breckenridge’s rights, interests, duties, and obligations which Breckenridge received in connection with the purchase from the Company of the Series I Preferred Stock. Southridge paid approximately $1,203,000 for Breckenridge’s rights to the Series I Preferred Stock and accepted the assignment of the shares of Series I Preferred Stock and all assigned rights, interests, duties, and obligations, and we consented to the assignment.

Southridge is not affiliated with Fonix Corporation or its subsidiaries. Southridge Partners, LP, is an entity managed by Southridge Capital Management.

The effect of the Assignment Agreement was to terminate the Company’s rights, duties, and obligations relating to the Series I Preferred Stock with respect to Breckenridge, and to enter into a new agreement relating to such rights, duties, and obligations with Southridge.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Additionally, the Company entered into a Security Agreement with Breckenridge relating to certain of our obligations in connection with the agreement with Breckenridge to discontinue the Breckenridge Lawsuits. Pursuant to the settlement agreement between the parties, the Company is required to make the Periodic Payments to Breckenridge. To secure those payments, the Company granted to Breckenridge a security interest in the proceeds that it receives in connection with draws on the Seventh Equity Line of Credit and any subsequent equity line-type financings in the event that we do not make a Periodic Payment when due. Specifically, the Company granted to Breckenridge the right to receive proceeds from our draws on the Seventh Equity Line and any subsequent equity line-type financings to the extent that we do not make a payment as required and after the applicable grace period or cure period has run. With respect to future equity line-type financings, the Company agreed to include in the documentation of such financings provisions granting to Breckenridge the right to make draws and to receive funds directly from the equity line provider in the event that we fail to make a payment as required, and then only to the extent of the amount of the payment.

For the year ended December 31, 2004, the Company issued 8,435,869 shares of the Company’s Class A common stock in response to conversion requests for 1,000 shares of Series I Preferred Stock. For the year ended December 31, 2005, the Company issued 18,482,083 shares of the Company’s Class A common stock in response to conversion request for 1,078 shares of Series I Preferred Stock. As of December 31, 2005, there were 0 shares of Series I Preferred Stock outstanding.

Series J Preferred Stock - On October 6, 2005, the Company entered into a Series J 5% Convertible Preferred Stock Exchange Agreement (the "Exchange Agreement") with Southridge Partners, LP ("Southridge"), a Delaware limited partnership. Pursuant to the Exchange Agreement, Southridge exchanged all of the shares of Series I Preferred Stock that it acquired from Breckenridge, for 1,452 shares of the Company's Series J 5% Convertible Preferred Stock (the "Series J Preferred Stock").

Because the shares of Series J were issued in exchange for the remaining outstanding shares of Series I Preferred Stock, we did not receive any proceeds in connection with the issuance of the Series J Preferred Stock. The Company issued 1,452 shares of Series J Preferred Stock in exchange for 1,172 shares of Series I Preferred Stock. Of the 280 additional shares that were issued to Southridge, 250 were issued as a placement fee and were accounted for in the selling, general and administrative expense in the accompanying financial statements. The remaining 30 shares were issued as additional litigation expense and were accounted for as legal settlement expense.

The Series J Preferred Stock entitles Southridge to receive dividends in an amount equal to 5% of the then-outstanding balance of shares of Series J Preferred Stock. The dividends are payable in cash or shares of the Company's Class A common stock, at the Company's option. The aggregation liquidation preference at December 31, 2005 was $1,359,000.

The Series J Preferred Stock may be converted into common stock of the Company at the option of the holder by using a conversion price which shall be 90% of the average of the two (2) lowest closing bid prices for the twenty-day trading period prior to the conversion date. Through December 31, 2005, the Company issued 3,795,918 shares of Class A common stock upon conversion of 93 shares of Series J Preferred Stock.

Redemption of the Series J Preferred Stock, whether at our option or that of Southridge, requires us to pay, as a redemption price, the stated value of the outstanding shares of Series J Preferred Stock to be redeemed, together with any accrued but unissued dividends thereon, multiplied by one hundred ten percent (110%).

For the year ended December 31, 2005, the Company issued 3,795,918 shares of its Class A common stock upon conversion of 93 shares of its Series J Preferred Stock.

Series K Preferred Stock - On February 3, 2006, the Company’s Board of Directors approved the designation and issuance of Series K 5% Convertible Preferred Stock (the “Series K Preferred Stock”). The Series K Preferred Stock entitles the holder to receive dividends in an amount equal to 5% of the stated value of the then-outstanding balance of shares of Series K Preferred Stock. The dividends are payable in cash or shares of the Company’s Class A common stock, at the Company’s option.

The Series K Preferred Stock may be converted into common stock of the Company at the option of the holder by using a conversion price of $0.01 per share.

Redemption of the Series K Preferred Stock, whether at the Company’s option or that of Southridge, requires the Company to pay, as a redemption price, the stated value of the outstanding shares of Series K Preferred Stock to be redeemed, together with any accrued but unissued dividends thereon, multiplied by one hundred ten percent (110%).

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

In connection with the issuance of the Series K Preferred Stock, the Company filed with the State of Delaware a Certificate of Designation and Series K 5% Convertible Stock Terms (the “Series K Terms”), which become a part of the Company’s Certificate of Incorporation, as amended.

Subsequent to filing, but prior to the issuance of any shares of Series K Preferred Stock, the Company agreed with Southridge to amend the Series K Terms to put a conversion cap of 1.0%, in lieu of a 4.99% conversion cap. The Company and Southridge entered into an Amended and Restated Series K 5% Convertible Preferred Stock Exchange Agreement, with the only change being the change in the conversion cap. The Company filed the amended Series K Terms with the Delaware Secretary of State.

NOTE 11. EQUITY LINES OF CREDIT

Third Equity Line of Credit - In June 2002, the Company entered into an equity line agreement (the “Third Equity Line”) with a private investor (the “Equity Line Investor”). Under the Third Equity Line, the Company had the right to draw up to $20,000,000 from the Equity Line Investor through a mechanism of draws and puts of stock. The company was entitled to draw funds and to “put” to the Equity Line Investor shares of the Company’s Class A common stock in lieu of repayment of the draw.

For the year ended December 31, 2003, the Company received $2,625,000 in funds drawn under the Third Equity Line, less commissions and fees of $62,000. The Company issued 5,000,000 shares of Class A common stock as puts under the Third Equity Line to the Equity Line Investor, totaling $2,564,000.

Fifth Equity Line of Credit - The Company entered, as of July 1, 2003, into a fifth private equity line agreement (the “Fifth Equity Line Agreement”) with the Equity Line Investor. Under the Fifth Equity Line Agreement, the Company had the right to draw up to $20,000,000 against an equity line of credit (“the Fifth Equity Line”) from the Equity Line Investor. The Company was entitled under the Fifth Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of the Company’s Class A common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by 90% of the average of the two lowest closing bid prices of the Company’s Class A common stock over the ten trading days after the put notice is tendered. The Equity Line Investor is required under the Fifth Equity Line Agreement to tender the funds requested by the Company within two trading days after the ten-trading-day period used to determine the market price.

For the year ended December 31, 2003, the Company received $7,382,000 in funds and a subscription receivable of $245,000 drawn under the Fifth Equity Line, less commissions and fees of $291,000. The Company and issued 25,494,145 shares of Class A common stock to the Equity Line Investor as puts under the Fifth Equity Line, totaling $7,367,000.

For the year ended December 31, 2004 the Company received $12,618,000 in funds drawn under the Fifth Equity Line, less commissions and fees of $413,000. The Company issued 54,768,198 shares of Class A common stock to the Equity Line Investor as puts under the Fifth Equity Line, totaling $11,337,000.

The Company issued 5,480,405 shares of Class A common stock to the Equity Line Investor in full satisfaction of an outstanding put under the Fifth Equity Line totaling $655,000 during the first quarter of 2005.

Sixth Equity Line of Credit - On November 15, 2004, the Company entered into a sixth private equity line agreement (the “Sixth Equity Line Agreement”) with the Equity Line Investor, on terms substantially similar to those of the previous equity lines. Under the Sixth Equity Line Agreement, the Company has the right to draw up to $20,000,000 against an equity line of credit (“the Sixth Equity Line”) from the Equity Line Investor. The Company is entitled under the Sixth Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of the Company’s Class A common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by 90% of the average of the two lowest closing bid prices of the Company’s Class A common stock over the ten trading days after the put notice is tendered. The Equity Line Investor is required under the Sixth Equity Line Agreement to tender the funds requested by the Company within two trading days after the ten-trading-day period used to determine the market price.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

In connection with the Sixth Equity Line Agreement, the Company granted registration rights to the Equity Line Investor and filed a registration statement on Form S-2, which covered the resales of the shares to be issued under the Sixth Equity Line. The Company is obligated to maintain the effectiveness of the registration statement.

For the year ended December 31, 2005, the Company received $4,263,000 in funds drawn under the Sixth Equity Line, less commissions and fees of $141,000. The Company issued 75,000,000 shares of Class A common stock to the Equity Line Investor as puts under the Sixth Equity Line, totaling $4,138,000.

Seventh Equity Line of Credit - On May 27, 2005, the Company entered into a seventh private equity line agreement (the "Seventh Equity Line Agreement") with the Equity Line Investor, on terms substantially similar to those of the Sixth Equity Line between Queen and us dated November 15, 2004.

Under the Seventh Equity Line Agreement, the Company has the right to draw up to $20,000,000 against an equity line of credit (the "Seventh Equity Line") from the Equity Line Investor. The Company is entitled under the Seventh Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of the Company's Class A common stock in lieu of repayment of the draw. The Company is limited as to the amount of shares we may put to the Equity Line Investor in connection with each put; the Company may not put shares which would cause the Equity Line Investor to own more than 4.99% of its outstanding common stock on the date of the put notice. The number of shares to be issued in connection with each draw is determined by dividing the amount of the draw by 93% of the average of the two lowest closing bid prices of our Class A common stock over the ten trading days after the put notice is tendered. The Equity Line Investor is required under the Seventh Equity Line Agreement to tender the funds requested by the Company within two trading days after the ten-trading-day period used to determine the market price.

Pursuant to the Seventh Equity Line Agreement, the Company granted to the Equity Line Investor a right of first refusal (the “Refusal Right”) with respect to additional financing transactions. Under the Refusal Right, for a period of 180 days after the effective date of a registration statement filed to register resales by the Equity Line Investor, the Company may not offer or sell, with certain exceptions, shares of our common stock in a financing transaction without first offering that financing transaction to the Equity Line Investor. The Equity Line Investor then has the right to choose to offer financing to the Company on the same terms or to allow us to proceed with the financing transaction with other investors.

In connection with the Seventh Equity Line Agreement, the Company entered into an agreement with the Equity Line Investor to terminate all previous equity lines, and cease further draws or issuances of shares in connection with all previous equity lines. As such, as of the date of this report, the only active equity line of credit was the Seventh Equity Line.

Also in connection with the Seventh Equity Line Agreement, the Company granted registration rights to the Equity Line Investor and has filed two registration statements which cover the resales of the shares to be issued under the Seventh Equity Line. All of the shares registered by the first registration statement had been sold as of October 24, 2005. The second registration statement filed in connection with the Seventh Equity Line was declared effective by the SEC on February 13, 2006.

For the year ended December 31, 2005, the Company received $3,127,000 in funds drawn under the Seventh Equity Line, less commissions and fees of $106,000. The Company issued 100,000,000 shares of Class A common stock to the Equity Line Investor as puts under the Seventh Equity Line totaling $3,034,000.

NOTE 12. COMMON STOCK AND COMMON STOCK SUBJECT TO REDEMPTION

Reverse Stock Split - On March 24, 2003, the Company’s shareholders approved a one-for-forty reverse stock split to its outstanding Class A common stock and common stock options and warrants. The number of shares of Class A common stock and common stock options and warrants in the accompanying consolidated financial statements have been restated for the effects of the stock split for all periods presented.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Common Stock - During 2005, the Company issued 261,157,897 shares of Class A common stock. Of such shares, 180,480,405 were issued upon conversion of draws on the equity lines, 29,417,578 were issued in payment of principal and interest on long-term debt, 27,275,299 were issued in payment of dividends on Series H Preferred Stock, 18,482,083 were issued in connection with conversions of Series I Preferred Stock, 3,795,918 were issued in connection with conversions of Series J Preferred Stock and 2,277,777 were issued in connection with legal settlement.

During 2004, the Company issued 76,870,383 shares of Class A common stock. Of such shares, 54,768,198 were issued upon conversion of draws on the equity lines, 10,850,465 were issued in connection with the issuance and conversion of Series I Preferred Stock, 7,036,802 were issued in connection with the LecStar acquisition, 1,713,423 were issued as payment for services rendered, 1,666,667 were issued in payment of dividends on Series H Preferred Stock, 833,334 were issued as payment of interest on long-term debt and 1,494 were issued due to converting fractional shares in connection with the Company’s reverse stock split.

During 2003, the Company issued 42,023,454 shares of Class A common stock. Of such shares, 30,494,145 were issued upon conversion of draws on the equity lines, 11,524,390 were issued in connection with the Company’s Series D Debentures and 4,919 were issued due to converting fractional shares in connection with the Company’s reverse stock split.

NOTE 13. STOCK OPTIONS AND WARRANTS

Common Stock Options - In 1998, the Company’s board of directors and shareholders approved the 1998 Stock Option and Incentive Plan (“the “1998 Plan”) for directors, employees and other persons acting on behalf of the Company, under which the aggregate number of shares authorized for issuance was 250,000. The Company subsequently determined that it had issued 253,581 options in excess of the aggregate number authorized under the plan. In 2004, the Company’s board of directors approved an increase in the number of shares under the Plan from 250,000 to 550,000 to cover the additional options issued. In November 2004, the Board of Directors again amended the 1998 Plan to increase the aggregate number of shares under the 1998 Plan from 550,000 to 20,000,000. The purpose of this amendment is to cover any additional issuances of shares made in excess of the number authorized under the 1998 Plan and to enable the Company to issue additional incentive stock options to key employees and non-qualified stock options, stock appreciation rights, cash and stock bonuses and other incentive grants to directors, employees and certain non-employees who have important relationships with the Company or its subsidiaries. At a meeting of shareholders held on December 30, 2004, the amendments to the 1998 Plan were approved. As of December 31, 2005, there were 18,668,795 shares available for grant under this plan.

In 1997, the Company’s board of directors approved the 1997 Stock Option and Incentive Plan for directors, employees and other persons acting on behalf of the Company, under which the aggregate number of shares authorized for issuance is 187,500. As of December 31, 2005, there were 187,500 shares available for grant under this plan.

In 1996, the Company’s board of directors and shareholders approved the 1996 Directors’ Stock Option Plan, under which the aggregate number of shares of Class A common stock authorized for issuance is 135,000. The plan provides that each director shall receive options to purchase 5,000 shares of Class A common stock for services rendered as a director during each entire calendar year or portion of a calendar year in excess of six months. The exercise price of such options is the closing market price of the Class A common stock on the date the options are granted. The option term is 10 years from date of grant. As of December 31, 2005, shares available for grant under this plan were 135,000.

In 1996, the Company’s board of directors approved a Long-Term Stock Investment and Incentive Plan for officers, key employees and other persons acting on behalf of the Company under which the aggregate number of shares authorized for issuance is 22,500. The exercise price of these options is the closing market price of the Class A common stock on the date the options are granted. The term of the plan is 10 years and options are subject to a three-year vesting schedule, pursuant to which one-third of the total number of options granted may be exercised each year. As of December 31, 2005, shares available for grant under this plan were 22,500.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

On January 19, 2005 the Company entered into an option exchange program with its employees, wherein the Company gave eligible Fonix employees the opportunity to exchange outstanding stock options for the same number of new options to be issued at least six months and one day from the expiration of the offer. As a result of the option exchange program, the Company cancelled 414,450 options to purchase shares of our Class A common stock effective February 22, 2005. On August 23, 2005 the Company granted 414,450 options to employees participating in the option exchange program at $0.04 per share.

During 2005, the Company granted options to purchase 746,505 shares of Class A common stock in addition to the option granted in connection with the option exchange program described above. The options were granted at exercise prices ranging from $0.04 to $0.12. All options were granted at the quoted market price on the date of grant. All options granted vest over three years following issuance. If not exercised, all options expire within ten years from the date of grant.

During 2004, the Company granted options to purchase 110,600 shares of Class A common stock at exercise prices ranging from $0.21 to $0.37. All options were granted at the quoted market price at the date of grant. All options granted vest over three years following issuance. If not exercised, all options expire within ten years from the date of grant.

A summary of options granted under the Company’s various stock option plans for the years ended December 31, 2005, 2004 and 2003 is presented below:

	2005		2004		2003
	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Outstanding at beginning of the year	818,920	$42.42	808,901	$41.41	634,652	$65.60
Granted	1,160,955	0.09	110,600	0.33	261,125	0.22
Exercised	-	-	-	-	-	-
Forfeited	(647,810)	59.11	(100,581)	37.44	(86,876)	37.27
Outstanding at end of the year	1,331,205	0.13	818,920	42.24	808,901	41.41
Exercisable at the end of the year	635,303	$0.13	552,204	$62.09	461,850	$81.73

A summary of options outstanding and options exercisable under the Company’s various stock option plans at December 31, 2005 is presented below:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.04	452,855	4.2 years	$0.04	449,521	$0.04
0.12	577,500	9.1 years	0.12	--	--
0.21 - 0.37	297,600	8.4 years	0.22	182,532	0.22
3.60 - 61.24	3,250	5.7 years	7.85	3,250	7.85
$ 0.04 - 61.24	1,331,205	7.2 years	0.13	635,303	0.13

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The weighted average fair value of options granted during the years ended December 31, 2005, 2004, and 2003 were $0.09, $0.30 and $0.19 per share, respectively.

The fair value of options and warrants is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during 2005, 2004, and 2003:

	2005	2004	2003
Risk-free interest rate	3.75%	4.02%	3.39%
Expected dividend yield	0.0%	0.0%	0.0%
Expected exercise lives	5 years	5 years	5 years
Expected volatility	143%	144%	134%

The estimated fair value of options granted is subject to the assumptions made, and if the assumptions were to change the estimated fair value amounts could be significantly different.

Warrants - A summary of warrants granted by the Company during the years ended December 31, 2005, 2004, and 2003 is presented below:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of the year	980,389	$1.10	46,250	$23.51	51,250	$25.60
Granted	—	—	965,389	0.51	—	—
Forfeited	(965,389)	0.51	(31,250)	15.60	(5,000)	45.00
Outstanding at end of the year	15,000	40.00	980,389	1.10	46,250	23.51
Exercisable at end of the year	15,000	40.00	980,389	1.10	46,250	23.51

NOTE 14. RELATED-PARTY TRANSACTIONS

SCC Asset Management, Inc.- SCC Asset Management, Inc.(“SCC”), formerly Studdert Companies Corp., is a Utah corporation that previously provided investment and management services to the Company. Two of the officers, directors and owners of SCC are directors and executive officers of the Company. A third officer, director and owner of SCC is a former director and executive officer of the Company. The Company rented office space under subleased office space from SCC. Payments under the leases were guaranteed by three officers, owners and directors of SCC noted above. The sublease required monthly payments of $10,000. Expenses relating to the sublease amounted to $137,000 in 2002. During October 2002, the Company assumed SCC’s lease obligation. The leases were terminated effective February 2003. On March 18, 2003, the Company executed a promissory note with Zions Securities, the lessor, in the amount of $114,000 covering outstanding lease payments.

Other Transactions - The secretary of the Company is a partner in a law firm that the Company uses to provide legal services. During 2005, 2004 and 2003, the Company incurred expenses of approximately $533,000, $604,000 and $538,000, respectively, to the law firm for services provided to the Company.

NOTE 15. INCOME TAXES

At December 31, 2005 and 2004, net deferred income tax assets, before considering the valuation allowance, totaled $57,158,000 and $52,361,000, respectively. The amount and ultimate realization of the benefits from the deferred income tax assets are dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. The net change in the valuation allowance was an increase of $8,249,000 for 2005, a decrease of $1,748,000 for 2004 and an increase of $4,949,000 for 2003.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

At December 31, 2005, the Company has unused federal net operating loss carryforwards available of approximately $127,731,000 and unused state net operating loss carryforwards of approximately $119,011,000 which may be applied against future taxable income, if any, and which expire in various years from 2011 through 2024. The Internal Revenue Code contains provisions which likely will reduce or limit the availability and utilization of these net operating loss carryforwards. For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place. The Company has not performed an analysis to determine whether any such limitations have occurred.

The temporary differences and carryforwards which give rise to the deferred income tax assets as of December 31, 2005 and 2004 are as follows:

Deferred income tax assets:	2005	2004
Net operating loss carryforwards:
Federal	$47,041,000	$42,140,000
State	4,278,000	3,802,000
Research expenditures credits	2,462,000	2,438,000
Accrued liabilities	70,000	124,000
Deferred revenues	344,000	367,000
Amortization of intangible assets	2,963,000	3,490,000
Total deferred income tax assets	57,158,000	52,361,000
Valuation allowance	(56,126,000)	(47,697,000)
Deferred income tax liability - intangible telecommunications assets	(1,032,000)	(4,664,000)
Net deferred income tax assets	$-	$-

A reconciliation of income taxes at the federal statutory rate to the Company’s effective rate is as follows:

	Year Ended December 31,
	2005	2004	2003
Federal statutory income tax rate	34.0%	34.0%	34.0%
State and local income tax rate, net of federal benefit	3.3	3.3	3.3
Non-deductible items	(0.5)	(0.5)	(0.5)
Valuation allowance	(37.2)	(37.2)	(37.2)
Effective income tax rate	0.0%	0.0%	0.0%

NOTE 16. COMMITMENTS AND CONTINGENCIES

U.S. Department of Labor Settlement Agreement - On March 5, 2003, the Company entered into a settlement agreement with the U.S. Department of Labor relating to back wages owed to former and current employees during 2002. Under the agreement the Company agreed to pay an aggregate of $4,755,000 to certain former and current employees in twenty-four installment payments. The first installment payment was due May 1, 2003. The Company completed the required payments under the agreement during 2005.

Executive Employment Agreements - The Company has employment agreements with two executive officers that were initiated November 1, 1996 and amended effective January 31, 2000 to extend the term of the agreements and reduce the base compensation. The current annual base salary for each executive officer is $309,400. During 2002, the executive officers agreed to accept reduced cash compensation pursuant to the Company’s 2002 Employee Compensation Plan. The current expiration date of the agreements is December 31, 2010.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

In the event that, during the contract term, both a change of control occurs, and within six months after such change in control occurs, the executive’s employment is terminated by the Company for any reason other than cause, death, or retirement, the executive shall be entitled to receive an amount in cash equal to all base salary then and thereafter payable within 30 days of termination.

At expiration, one of the agreements was extended to December 31, 2003. The minimum annual salary required by this agreement total $150,000. The executive employees are also entitled to other normal benefits extended to executives and employees of the Company. In the event that, during the contract term, both a change of control occurs and, within six months after such change in control was to occurs, the executive officers’ services are terminated by the Company for any reason other than cause, death or retirement, the executive officers shall be entitled to receive an amount in cash equal to all base salary then and thereafter payable within 30 days of termination. The agreements contain non-disclosure, confidentiality, non-solicitation and non-competition clauses. Under the terms of the non-competition clause, each executive has agreed that for a period of 18 months after the termination of his employment with the Company the executive will not engage in any capacity in a business which competes with or may compete with the Company.

Operating Lease Agreements - The Company leases certain facilities and equipment used in its operations. The amounts of commitments for non-cancelable operating leases in effect at December 31, 2005, were as follows:

Year ending December 31,
2006	$715,000
2007	681,000
2008	499,000
2009	324,000
2010	234,000
$2,453,000

The Company incurred rental expense, net of subleases, of $829,000, $827,000 and $603,000 during 2005, 2004 and 2003, respectively, related to these leases.

Forgiveness of Trade Payables and Accrued Interest - The Company negotiated reductions in amounts due various trade vendors amounting to $142,000 in 2005. During 2004, the Company negotiated reductions in amounts due to various trade vendors amounting to $518,000 and negotiated a release of an outstanding related party obligation of $1,143,000 that was accounted for as an increase in additional paid in capital for the Company. The Company negotiated reductions in amounts due various trade vendors amounting to $169,000 in 2003.

NOTE 17. LITIGATION

Grenfell Litigation - Two of the Company’s subsidiaries, LecStar Telecom and LecStar DataNet (collectively “LecStar”), are among the defendants who were sued in the Superior Court of Fulton County, State of Georgia, by James D. Grenfell, the former CFO of the former parent of LecStar. The suit was filed in December 2003. The plaintiff in that case alleged that he had an unpaid judgment in the amount of $1,015,000 plus interest against the former parent entities of LecStar and that the purpose of a transfer of the stock and business of LecStar in December 2002 was to avoid paying the judgment. The plaintiff sought a preliminary injunction prior to our acquisition of LecStar in February 2004. The Georgia state trial court denied the plaintiff's motion for injunctive relief. The plaintiff did not appeal. In September 2005, the plaintiff dismissed the action in Fulton County. In December 2005, the plaintiff reasserted his claim in the Superior Court of Cobb County, State of Georgia, and, in addition to LecStar, the plaintiff named Fonix and LTEL Holdings as defendants in the new lawsuit. Fonix is the sole shareholder of LTEL Acquisition Corporation which is the sole shareholder of LTEL Holdings. Among other things, the plaintiff is seeking an attachment of stock and assets of LecStar, to unwind the previous transfer of the stock and business of LecStar in December 2002, and for money damages.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

The Company and LecStar have only recently been served with the summons and complaint in the new lawsuit. As yet no answers or other responsive pleadings have been filed. The Company and LecStar intend to aggressively defend against these claims. No assessment currently can be made of the likelihood of an unfavorable outcome.

First Empire - Claims similar to the claims brought in the Grenfell litigation were also asserted by other plaintiffs in First Empire Corporation, et al., v. LecStar Corporation, et al., filed in the Superior Court of Fulton County, State of Georgia. In the third amended complaint filed in October 2005, the plaintiffs named W. Dale Smith, Chad Smith, Michael Britt, and LTEL Holdings Corporation as defendants. Messrs Smith and Britt are former officers and directors of the former parent of LecStar, and are presently employees of LecStar. LTEL Holdings was the sole shareholder of LecStar when acquired by the Company in February 2004. In the third amended complaint, the plaintiffs allege that Dale Smith breached his fiduciary duty to the former parent of LecStar by participating in the transaction in which the parent lost control of LecStar, that LTEL procured that alleged wrongful conduct from Smith, that the transaction in which the former parent lost control of LecStar was a fraudulent conveyance, and that a constructive trust should be imposed on LecStar for the benefits of the plaintiffs.

Messrs. Smith and Britt and LTEL have filed an answer in the litigation. Messrs. Smith and Britt and LTEL have not been involved in discovery in this litigation because the litigation is in the early stages. Nonetheless, the Company believes that the claims of the plaintiffs are without merit, and management intends to vigorously defend against the claims of the plaintiffs.

The principal Series H preferred stockholder has placed 300 shares of Series H Preferred Stock in escrow (the “Escrow Shares”) for a period of 12 months from the date of acquisition as protection with respect to breaches of representations and warranties of the LTEL selling stockholders, including any liability or payment that may arise from the above mentioned legal action. As a result of the filing of the First Empire Litigation, the Company has asserted a claim for breach of certain representations and warranties. To the Company’s knowledge, the Escrow Shares have not been released.

Greenwich Insurance Action - The Greenwich litigation is an action filed in the United States District Court for the Northern District of Georgia, in which Greenwich Insurance Company is seeking a declaratory judgment against the directors and officers of the former parent entity of LecStar and others. Greenwich seeks an order that it is not liable for coverage under its directors and officers’ liability policy for claims asserted in the First Empire litigation against several individuals who were officers and directors of LecStar, including W. Dale Smith, Michael Britt and Chad Smith, all of whom are currently employed by LecStar. Greenwich also seeks recovery of fees advanced to law firms on behalf of these individuals for defense costs associated with the First Empire litigation, which Greenwich claims are in excess of $100,000. LecStar Telecom has agreed to assume defense costs incurred on behalf of Messrs. Smith and Britt in the Greenwich litigation. No answers or other responsive pleadings have been filed. It is the intent of the Company to aggressively defend against the plaintiff’s claims. However, Messrs. Smith and Britt may experience exposure to the loss of insurance coverage presently afforded under the policy of insurance provided by Greenwich. In that case, LecStar may have exposure for any liability associated with indemnity claims from the officers and directors arising from previously advanced and future defense costs, as well as the costs of defending the Greenwich claim itself.

Settlement of Breckenridge Lawsuits - On September 27, 2005, the Company agreed with The Breckenridge Fund, LLC (“Breckenridge”) to settle and discontinue the three pending legal actions between us and Breckenridge. The three actions pending in the Supreme Court of New York, Nassau County, involved (i) the Company’s claims against Breckenridge for the improper transfer to and subsequent sale of shares of the Company’s common stock by Breckenridge; (ii) Breckenridge’s claims against the Company for failure to honor conversion notices or properly issue shares upon conversion of the Company’s Series I 8% Convertible Preferred Stock (the “Series I Preferred”) by Breckenridge; and (iii) Breckenridge’s claims that the Company breached agreements in connection with the Series I Preferred, and that pursuant to a security agreement, Breckenridge was entitled to damages and possession of the pledged collateral (collectively, the “Breckenridge Lawsuits”).

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Pursuant to the Settlement of the Breckenridge Lawsuits, the Company entered into a Mutual Release of Claims Agreement (the “Mutual Release”), pursuant to which the Company and Breckenridge agreed to settle and dismiss the Breckenridge Lawsuits, and to release any and all claims against each other relating to any prior transactions between us and Breckenridge. Pursuant to the Mutual Release, Breckenridge agreed to assign the remaining shares of Series I Preferred to Southridge Partners, LP, to release its security interest in the Company’s intellectual property, and to stipulate to the discontinuance with prejudice of the Breckenridge Lawsuits. The Company agreed to pay to Breckenridge installment payments (the “Periodic Payments”) consisting of monthly payments of $130,000 from November 2005 through April 2006, and monthly payments of $165,000 from May 2006 through December 2006, as well as approximately $397,000 which the Company had previously paid into an escrow account in connection with the Breckenridge Lawsuits.

The Company also entered into an agreement (the “Assignment Agreement”) with Breckenridge and Southridge Partners, LP (“Southridge”) whereby Breckenridge agreed to assign to Southridge all remaining shares of the Company’s Series I Preferred, consisting of 1,172 shares, together with all of Breckenridge’s rights, interests, duties, and obligations which Breckenridge received in connection with the purchase from the Company of the Series I Preferred. Southridge paid $1,203,000 for Breckenridge’s rights to the Series I Preferred Stock and accepted the assignment of the shares of Series I Preferred and all assigned rights, interests, duties, and obligations, and we consented to the assignment.

The effect of the Assignment Agreement was to terminate the Company’s rights, duties, and obligations relating to the Series I Preferred with respect to Breckenridge, and to enter into a new agreement relating to such rights, duties, and obligations with Southridge.

Additionally, the Company entered into a Security Agreement with Breckenridge relating to certain of its obligations in connection with the agreement with Breckenridge to discontinue the Breckenridge Lawsuits. Pursuant to the settlement agreement between the parties, the Company is required to make the Periodic Payments to Breckenridge. To secure those payments, we granted to Breckenridge a security interest in the proceeds that the Company receive in connection with draws on the Seventh Equity Line of Credit and any subsequent equity line-type financings in the event that we do not make a Periodic Payment when due. Specifically, the Company granted to Breckenridge the right to receive proceeds from our draws on the Seventh Equity Line and any subsequent equity line-type financings to the extent that the Company does not make a payment as required and after the applicable grace period or cure period has run. With respect to future equity line-type financings, the Company agreed to include in the documentation of such financings provisions granting to Breckenridge the right to make draws and to receive funds directly from the equity line provider in the event that we fail to make a payment as required, and then only to the extent of the amount of the payment. The Company’s payment obligations which are secured under the Security Agreement consist of the monthly payments of $130,000 from November 2005 through April 2006, and the monthly payments of $165,000 from May 2006 through December 2006.

The Company is involved in other claims and actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these other matters will not materially affect our consolidated financial position, liquidity, or results of operations.

NOTE 18. EMPLOYEE PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan covering essentially all of its full-time employees. Under the plan, employees may reduce their salaries, in amounts allowed by law, and contribute the salary reduction amount to the plan on a pretax basis. The plan also allows the Company to make matching and profit sharing contributions as determined by the board of directors. To date, no matching or profit sharing contributions have been made by the Company.

NOTE 19. SIGNIFICANT CUSTOMERS

Of the Company’s revenues for 2005, 2004 and 2003, $16,191,000, $14,862,000 and $2,185,000 were from sources in the United States and $0, $40,000 and $199,000 were from South Korea. During 2005 and 2004, no single customer generated more than 10 percent of the Company’s total revenue. During 2003, two customers accounted for 16.4% and 11.8% of the Company’s total revenues.

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 20. BUSINESS SEGMENTS

Information related to Fonix’s reportable operating business segments is shown below. Fonix’s reportable segments are reported in a manner consistent with the way management evaluates the businesses. The Company identifies its reportable business segments based on differences in products and services. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. The products and services of each business segment are further described in Note 1. The Company has identified the following business segments:

LecStar Telecom - Telecommunications services include wireline voice, data, long distance and Internet services to business and residential customers.

Fonix Telecom -Telecommunications services include VoIP, BPL and wireline voice, data, long distance and Internet services to business and residential customers.

Speech - The Company’s speech-enabling technologies include automated speech recognition and text-to-speech for wireless and mobile devices, computer telephony and server solutions, and personal software for consumer applications.

The following presents certain segment information as of and for year ended December 31, 2005:

	LecStar Telecom	Fonix Telecom	Speech	Total

Revenues from external customers	$14,773,000	$60,000	$1,358,000	$16,191,000
Selling, general and administrative	5,973,000	2,555,000	4,762,000	13,290,000
Legal settlement expense	--	--	2,080,000	2,080,000
Impairment of intangible assets	3,346,000	--	--	3,346,000
Depreciation and amortization	6,105,000	140,000	60,000	6,305,000
Product development and research	--	--	2,196,000	2,196,000
Interest expense	1,289,000	--	1,298,000	2,587,000
Gain on sale of investments	147,000	--	104,000	251,000
Segment loss	(11,125,000)	(2,712,000)	(8,794,000)	(22,631,000)
Segment assets	5,457,000	824,000	3,012,000	9,293,000
Expenditures for segment assets	143,000	824,000	29,000	996,000

The following presents certain segment information as of and for year ended December 31, 2004:

	Telecom	Speech	Total

Revenues from external customers	$13,673,000	$1,229,000	$14,902,000
Selling, general and administrative	(8,441,000)	(4,915,000)	(13,356,000)
Depreciation and amortization	(5,675,000)	(116,000)	(5,791,000)
Interest expense	(1,142,000)	(1,158,000)	(2,300,000)
Gain on forgiveness of debt	-	518,000	518,000
Segment loss	(8,536,000)	(6,612,000)	(15,148,000)
Segment assets	15,375,000	3,625,000	19,000,000
Expenditures for segment assets	126,000	130,000	256,000

Fonix Corporation and Subsidiaries
Notes to Consolidated Financial Statements

For the year ended December 31, 2003 the Company had only the speech operating segment.

NOTE 21. SUBSEQUENT EVENTS

Equity Line Proceeds - Subsequent to December 31, 2005 and through March 10, 2006 the Company received $1,000,000 in funds drawn under the Seventh Equity Line, less commissions and fees of $34,000, and issued 50,252,421 additional shares of Class A common stock to the Equity Line Investor.

Series J Preferred Stock - Subsequent to December 31, 2005 and prior to the Series K Preferred Stock Exchange, the Company issued 15,028,249 shares of its Class A common stock in conversion of 266 shares of Series J Preferred Stock.

Series K Preferred Stock - On February 6, 2006, the Company entered into a Series K 5% Convertible Preferred Stock Exchange Agreement (the “Exchange Agreement”) with Southridge Partners, LP (“Southridge”), a Delaware limited partnership. Pursuant to the Exchange Agreement, Southridge exchanged 1,093 shares of Series J 5% Convertible Preferred Stock for 1,093 shares of the Company’s Series K 5% Convertible Preferred Stock (the “Series K Preferred Stock”).

Because the shares of Series K were issued in exchange for the remaining outstanding shares of Series J Preferred Stock, the Company did not receive any proceeds in connection with the issuance of the Series K Preferred Stock.

In connection with the issuance of the Series K Preferred Stock, the Company recorded a beneficial conversion feature of $1,587,000 which was recognized as a preferred stock dividend.

Through March 10, 2006, the Company has issued 23,100,000 shares of its Class A common stock in conversion of 231 shares of Series K Preferred Stock.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	$44,000	$168,000
Accounts receivable, net of an allowance for doubtful accounts of $0 and $137,000, respectively	-	1,121,000
Prepaid expenses and other current assets	186,000	176,000

Total current assets	230,000	1,465,000

Property and equipment, net of accumulated depreciation of $1,247,000 and $1,594,000, respectively	62,000	947,000

Deposits and other assets	119,000	1,592,000

Intangible assets	-	2,658,000

Goodwill	2,631,000	2,631,000

Total assets	$3,042,000	$9,293,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accrued liabilities	$1,592,000	$8,138,000
Accounts payable	1,403,000	6,770,000
Net liabilities of unconsolidated subsidiaries	20,639,000	-
Derivative liability	21,392,000	-
Accrued payroll and other compensation	214,000	223,000
Accrued settlement obligation, net of unamortized discount of $35,000 and $118,000, respectively	1,511,000	1,853,000
Deferred revenues	476,000	923,000
Notes payable - related parties	706,000	486,000
Current portion of notes payable	3,503,000	1,847,000
Deposits and other	7,000	229,000

Total current liabilities	51,443,000	20,469,000

Long-term notes payable, net of current portion	3,077,000	4,050,000

Total liabilities	54,520,000	24,519,000

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized;
Series A, convertible; 166,667 shares outstanding (aggregate liquidation preference of $6,055,000)	500,000	500,000
Series H, nonconvertible; 0 shares and 2,000 shares outstanding	-	4,000,000
Series I, convertible; 0 shares and 0 shares outstanding, respectively	-	-
Series J, convertible; 0 shares and 1,359 shares outstanding, respectively	-	1,359,000
Series K, convertible; 0 shares and 0 shares outstanding, respectively	-	-
Series L, convertible; 1,973 shares and 0 shares outstanding , respectively	-	-
Common stock, $0.0001 par value; 5,000,000,000 shares authorized;
Class A voting, 886,430,512 shares and 392,929,230 shares outstanding, respectively	88,000	39,000
Class B non-voting, none outstanding	-	-
Additional paid-in capital	235,519,000	228,905,000
Outstanding warrants to purchase Class A common stock	474,000	474,000
Cumulative foreign currency translation adjustment	10,000	18,000
Accumulated deficit	(288,069,000)	(250,521,000)

Total stockholders' deficit	(51,478,000)	(15,226,000)

Total liabilities and stockholders' deficit	$3,042,000	$9,293,000

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues	$386,000	$258,000	$1,024,000	$978,000
Cost of revenues	6,000	21,000	12,000	34,000

Gross profit	380,000	237,000	1,012,000	944,000

Expenses:
Selling, general and administrative	2,024,000	1,410,000	4,444,000	3,756,000
Legal settlement expense	-	2,080,000	-	2,080,000
Product development and research	551,000	580,000	1,711,000	1,628,000

Total expenses	2,575,000	4,070,000	6,155,000	7,464,000

Other income (expense):
Interest and other income	-	106,000	-	112,000
Interest expense	(528,000)	(283,000)	(1,279,000)	(931,000)
Loss on derivative liability	(1,763,000)	-	(1,763,000)	-
Gain on forgiveness of liabilities	-	78,000	-	95,000

Other expense, net	(2,291,000)	(99,000)	(3,042,000)	(724,000)

Net loss from continuing operations	(4,486,000)	(3,932,000)	(8,185,000)	(7,244,000)
Net loss from discontinued operations	(6,361,000)	(2,583,000)	(11,247,000)	(7,681,000)

Net loss	(10,847,000)	(6,515,000)	(19,432,000)	(14,925,000)
Preferred stock dividends	(16,192,000)	(423,000)	(18,295,000)	(996,000)

Loss attributable to common stockholders	$(27,039,000)	$(6,938,000)	$(37,727,000)	$(15,921,000)

Basic and diluted loss per common share from continuing operations	$(0.03)	$(0.01)	$(0.03)	$(0.01)

Basic and diluted loss per common share from discontinued operations	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Net loss	$(10,847,000)	$(6,515,000)	$(19,432,000)	$(14,925,000)
Other comprehensive (loss) income - foreign currency translation	-	(20,000)	7,000	2,000

Comprehensive loss	$(10,847,000)	$(6,535,000)	$(19,425,000)	$(14,923,000)

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30,	2006	2005
Cash flows from operating activities
Net loss	$(19,432,000)	$(14,925,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Discontinued operations	11,643,000	7,681,000
Loss on derivative liability	1,763,000	-
Accretion of discount on notes payable	603,000	558,000
Non-cash expense related to the issuance of preferred stock	-	250,000
Stock issued for interest expense on long-term debt	-	384,000
Accretion of discount on legal settlement	98,000	-
Write down of intercompany receivable	1,214,000	-
Legal settlement expense	-	2,080,000
Gain on sale of preferred stock	-	(104,000)
Gain on forgiveness of liabilities	-	(95,000)
Depreciation	44,000	45,000
Foreign exchange loss (gain)	(8,000)	2,000
Changes in assets and liabilities
Accounts receivable	1,000	-
Prepaid expenses and other current assets	(47,000)	(98,000)
Intercompany account	-	(1,078,000)
Other assets	(95,000)	(33,000)
Accounts payable	448,000	(149,000)
Accrued payroll and other compensation	(9,000)	(1,421,000)
Other accrued liabilities	582,000	131,000
Deferred revenues	10,000	24,000

Net cash used in operating activities	(3,185,000)	(6,748,000)

Cash flows from investing activities
Purchase of property and equipment	(12,000)	(23,000)

Net cash used in investing activities	(12,000)	(23,000)

Cash flows from financing activities
Proceeds from issuance of Class A common stock, net	3,504,000	6,521,000
Proceeds from related party note payable	325,000	140,000
Proceeds from debentures	250,000	-
Proceeds from credit advance	75,000	-
Payments on related party note payable	(105,000)	-
Payments of accrued settlement obligation	(440,000)	-
Discontinued operations	(536,000)	-
Principal payments on notes payable	-	(102,000)

Net cash provided by financing activities	3,073,000	6,559,000

Net decrease in cash and cash equivalents	(124,000)	(212,000)

Cash and cash equivalents at beginning of year	168,000	309,000

Cash and cash equivalents at end of year	$44,000	$97,000

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)

Supplemental schedule of noncash investing and financing activities

For the Nine Months Ended September 30, 2006:

Issued 15,028,249 shares of Class A common stock in conversion of 266 shares of Series J Convertible Preferred Stock.

Issued 109,300,000 shares of Class A common stock in conversion of 1,093 shares of Series K Convertible Preferred Stock.

Issued 2,838,412 shares of Class A common stock as payment of $65,000 of dividends on Series H Preferred Stock.

Accrued $692,000 of dividends on Series H Preferred Stock.

Issued 2,000 shares of Series L Convertible Preferred Stock with a face value of $20,000,000 in exchange for 2,000 shares of Series H Preferred Stock with a face value of $20,000,000.

Issued 66,334,622 shares of Class A common stock in conversion of 27 shares of Series L Preferred Stock.

For the Nine Months Ended September 30, 2005:

Issued 18,482,083 shares of Class A common stock in conversion of 1,078 shares of Series I Convertible Preferred Stock.

Issued 12,944,095 shares of Class A common stock as payment of $750,000 of dividends on Series H Preferred Stock.

Issued 18,894,034 shares of Class A common stock as payment of $968,000 of principal and interest on long-term debt.

Accrued $250,000 of dividends on Series H Preferred Stock.

Issued 1,452 shares of Series J Preferred Stock with a value of $1,452,000 in exchange for 1,172 shares of Series I Preferred Stock with a value of $1,172,000, a placement fee of $250,000 and settlement expense of $30,000.

Issued 2,277,000 shares of Class A common stock for a legal settlement expense valued at $73,000, or $0.03 per share.

See accompanying notes to condensed consolidated financial statements.

LecStar Telecom, Fonix Telecom & LTEL Holdings
CONDENSED COMBINED BALANCE SHEETS (Liquidation Basis)
(Unaudited)

September 30, 2006
ASSETS

Current assets
Cash and cash equivalents	$-
Accounts receivable	-
Prepaid expenses and other current assets	-

Total current assets	-

Property and equipment, net of accumulated depreciation of $0 and $391,000, respectively	-

Deposits and other assets	-

Intangible assets	-

Total assets	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accrued liabilities	$8,757,000
Accounts payable	9,847,000
Intercompany payable	1,214,000
Deferred revenues	371,000
Current portion of notes payable	256,000
Deposits and other	216,000

Total current liabilities	20,661,000

Long-term notes payable, net of current portion	158,000

Total liabilities	20,819,000

Commitments and contingencies

Stockholders' deficit
Additional paid-in capital	12,800,000
Accumulated deficit	(33,619,000)

Total stockholders' deficit	(20,819,000)

Total liabilities and stockholders' deficit	$-

See accompanying notes to condensed consolidated financial statements.

LecStar Telecom, Fonix Telecom & LTEL Holdings
CONDENSED COMBINED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS (Liquidation Basis)
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2006	2006

Revenues	$2,622,000	$8,424,000
Cost of revenues	2,145,000	6,725,000

Gross profit	477,000	1,699,000

Expenses:
Selling, general and administrative	1,923,000	5,412,000
Impairment of assets	4,611,000	5,623,000
Amortization of intangible assets	-	917,000

Total expenses	6,534,000	11,952,000

Other income (expense):
Interest expense	(304,000)	(995,000)
Gain on sale of investments	-	-

Other expense, net	(304,000)	(995,000)

Net loss	$(6,361,000)	$(11,248,000)

See accompanying notes to condensed consolidated financial statements.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying unaudited condensed consolidated financial statements of Fonix Corporation and subsidiaries (collectively, the “Company” or “Fonix”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the following disclosures are adequate to make the information presented not misleading. The Company suggests that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s 2005 Annual Report on Form 10-K.

The Company has not consolidated the assets, liabilities or operations related to the assets shown on the liquidation basis financial statements at September 30, 2006 as these assets are under the control of the court appointed bankruptcy trustee pursuant to the filing for protection under Chapter 7 of the Bankruptcy Code by LecStar Telecom, Inc., LecStar DataNet, Inc., LTEL Holdings and Fonix Telecom, Inc. on October 2, 2006 (See Note 9). The accompanying footnotes do not include disclosures related to the operations of the aforementioned companies and represent solely the operations of Fonix Speech, Inc. The Company has also included the financial statements for LecStar Telecom, Fonix Telecom and LTEL Holdings shown on a combined liquidation basis.

These condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods presented. The Company’s business strategy is not without risk, and readers of these condensed consolidated financial statements should carefully consider the risks set forth under the heading “Certain Significant Risk Factors” in the Company’s 2005 Annual Report on Form 10-K.

Operating results for the nine months ended September 30, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Nature of Operations - Fonix Corporation, a technology company based in Salt Lake City, Utah, provides value-added speech technologies through Fonix Speech, Inc. (“Fonix Speech”).

Through Fonix Speech, the Company delivers speech interface development tools, solutions and applications (the “Speech Products”) that empower people to interact conversationally with information systems and devices. The Speech Products are based on the Company’s speech-enabling technologies, which include text-to-speech (“TTS”) and proprietary neural network-based automatic speech recognition (“ASR”). ASR and TTS technologies are sometimes collectively referred to in this report as “Core Technologies.” The Company has received various patents for certain elements of its Core Technologies and has filed applications for other patents covering various aspects of its technologies. The Company’s Speech Products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices; entertainment game consoles; electronic devices for assistive, language learning, robots and appliances; and computer telephony and server applications. Revenues for Fonix Speech are generated through licensing of speech-enabling technologies, royalty payments for the use of the Company’s technologies, maintenance contracts and services.

On October 2, 2006, LecStar Telecom Inc., a Georgia corporation (“LecStar Telecom”), LecStar DataNet, Inc., a Georgia corporation (“LecStar DataNet”), LTEL Holdings Corporation (“LTEL Holdings”), a Delaware corporation, and Fonix Telecom Inc., a Delaware corporation (“Fonix Telecom”), each of which are direct or indirect subsidiaries of the Company, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The case numbers are as follows: LTEL Holdings Corporation, 06-11081 (BLS); LecStar Telecom, Inc., 06-11082 (BLS); LecStar DataNet, Inc., 06-11083 (BLS); Fonix Telecom, Inc., 06-11084 (BLS).)

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom sought protection under Chapter 7 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C ss 101 et seq. (the “Bankruptcy Code”). Pursuant to Bankruptcy Code Section 701, on October 3, 2006, Alfred Thomas Guliano was appointed the interim trustee for LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom.

Business Condition - For the three months ended September 30, 2006 and 2005, the Company generated revenues of $386,000 and $258,000, respectively, and incurred net losses of $10,847,000 and $6,515,000, respectively. For the nine months ended September 30, 2006 and 2005, the Company generated revenues of $1,024,000 and $978,000, respectively, incurred net losses of $19,432,000 and $14,925,000, respectively, and had negative cash flows from operating activities of $3,185,000 and $6,748,000, respectively. As of September 30, 2006, the Company had an accumulated deficit of $297,820,000, negative working capital of $51,213,000, derivative liability of $21,392,000 related to the issuance of Series L Preferred Stock, net liabilities of unconsolidated subsidiaries of $20,639,000 related to the telecom subsidiaries subject to bankruptcy (LecStar, Telecom, LecStar DataNet, LTEL Holdings and Fonix Telecom), accrued liabilities and accrued settlement obligation of $3,317,000, accounts payable of $1,403,000 and current portion of notes payable of $4,209,000. The Company expects to continue to incur significant losses and negative cash flows from operating activities at least through December 31, 2007, primarily due to expenditure requirements associated with continued marketing and development of its speech-enabling technologies.

The Company’s cash resources, limited to collections from customers, draws on the Seventh Equity Line and loans, have not been sufficient to cover operating expenses. As a result, some payments to vendors have been delayed. The Company currently does not have an active registration statement with the SEC and cannot access funds under the Seventh Equity Line. The Company does not anticipate being able to access additional funds under the Seventh Equity Line.

These factors, as well as the risk factors set forth herein and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management plans to fund further operations of the Company through cash flows from future license and royalty arrangements and with proceeds from additional issuance of debt and equity securities. There can be no assurance that management’s plans will be successful.

Net Loss Per Common Share - Basic and diluted net loss per common share are calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. As of September 30, 2006 and 2005, there were outstanding common stock equivalents to purchase 6,192,412,281 and 81,965,771 shares of common stock, respectively, that were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.

The following table is a reconciliation of the net loss numerator of basic and diluted net loss per common share for the three months and nine months ended September 30, 2006 and 2005:

	Three Months Ended September 30,
	2006		2005
		Per		Per
		Share		Share
	Amount	Amount	Amount	Amount
Net loss from continuing operations	$(4,486,000)		$(3,932,000)
Net loss from discontinued operations	(6,361,000)	$(0.01)	(2,583,000)	$(0.01)
Net loss	$(10,847,000)		$(6,515,000)
Preferred stock dividends	(16,192,000)		(423,000)
Loss attributable to common stockholders	$(27,039,000)	$(0.03)	$(6,938,000)	$(0.01)
Weighted-average common shares outstanding	825,819,722		294,655,483

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

	Nine Months Ended September 30,
	2006		2005
		Per		Per
		Share		Share
	Amount	Amount	Amount	Amount
Net loss from continuing operations	$(8,185,000)		$(7,244,000)
Net loss from discontinued operations	(11,247,000)	$(0.01)	(7,681,000)	$(0.01)
Net loss	$(19,432,000)		$(14,925,000)
Preferred stock dividends	(18,295,000)		(996,000)
Loss attributable to common stockholders	$(37,727,000)	$(0.03)	$(15,921,000)	$(0.01)
Weighted-average common shares outstanding	716,417,308		221,598,946

Imputed Interest Expense - Interest is imputed on long-term debt obligations where management has determined that the contractual interest rates are below the market rate for instruments with similar risk characteristics.

Comprehensive Loss - Other comprehensive loss as presented in the accompanying condensed consolidated financial statements consists of cumulative foreign currency translation adjustments.

Revenue Recognition - The Company recognizes revenue when pervasive evidence of an arrangement exists; services have been rendered or products have been delivered; the price to the buyer is fixed and determinable; and collectibility is reasonably assured. Revenues are recognized by the Company based on the various types of transactions generating the revenue. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. The Company generates revenues from licensing the rights to its software products to end users and from royalties.

For Fonix Speech, revenue of all types is recognized when acceptance of functionality, rights of return and price protection are confirmed or can be reasonably estimated, as appropriate. Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer. The completed-contract method is used because the Company’s contracts are typically either short-term in duration or the Company is unable to make reasonably dependable estimates of the costs of the contracts. Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

Revenue for products distributed through wholesale and retail channels and through resellers is recognized upon verification of final sell-through to end users, after consideration of rights of return and price protection. Typically, the right of return on such products has expired when the end user purchases the product from the retail outlet. Once the end user opens the package, it is not returnable unless the medium is defective.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades. Related revenue is recognized over the period covered by the agreement. Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among elements such as license agreements as well as support and upgrade obligations using vendor-specific objective evidence of fair value. Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements. These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

For Fonix Telecom and LecStar (accounted for as discontinued operations in these statements), telecommunications revenue was comprised of two main components: (1) fees paid by business and residential subscribers of voice and data services; and (2) carrier access fees. Subscriber revenues include monthly recurring charges, usage charges and non-recurring charges. Monthly recurring charges are flat monthly fees for local phone and data services. Usage charges, which primarily include long distance fees, were generally billed on a per-minute or per-call basis. Non-recurring charges are generally one-time charges for installation or changes to the subscriber’s service. Carrier access fees were paid to the Company by other telecommunications carriers as compensation for originating and terminating the carriers’ long distance traffic. Revenue from monthly recurring charges was recognized ratably over the period the local phone and data services are provided. Revenue from usage charges non-recurring charges and carrier access fees was recognized on the date the services are provided.

Deferred revenue as of September 30, 2006, and December 31, 2005, consisted of the following:

Description	Criteria for Recognition	September 30, 2006	December 31, 2005
Deferred unit royalties and license fees	Delivery of units to end users or expiration of contract	$476,000	$466,000

Telecom deferred revenue	Service provided for customer	--	457,000

Total deferred revenue		$476,000	$923,000

Cost of Revenues -Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs. Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense. Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing. Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized. Capitalization of software costs ceases when the product is available for general release to customers. Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized. The cost of maintenance and customer support is charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Stock-Based Employee Compensation - Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”), an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) using the modified prospective transition method. Under this transition method, compensation costs are recognized beginning with the effective date: (a) based on the requirements of FAS 123(R) for all share-based awards granted after the effective date; and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of FAS 123(R) that remain unvested on the effective date. Accordingly, the Company did not restate the results of prior periods. The most notable change resulting from the adoption of FAS123(R) is that compensation expense associated with stock options is now recognized in the Company’s Statements of Operations, rather than being disclosed in a pro forma footnote to the Company’s financial statements.

The Company recognized compensation expense related to option grants and the vesting of previously unvested options for the three months ended September 30, 2006, of $0. For the nine months ended September 30, 2006, the Company recognized compensation expense related to option grants and the vesting of previously unvested options of $0.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Prior to January 1, 2006, the Company accounted for stock options granted under its Stock Option Plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees) and related interpretations, as permitted by SFAS 123. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below for the three and nine months ended September 30, 2005:

Three Months Ended September 30,	2005
Net loss, as reported	$(6,515,000)
Add back: Total stock-based employee compensation	-
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(15,000)
Pro forma net loss	$(6,530,000)
Basic and diluted net loss per common share:
As reported	$(0.03)
Pro forma	(0.03)

Nine Months Ended September 30,	2005
Net loss, as reported	$(14,925,000)
Add back: Total stock-based employee compensation	-

Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(37,000)
Pro forma net loss	$(14,962,000)
Basic and diluted net loss per common share:
As reported	$(0.07)
Pro forma	(0.07)

The fair value of the options granted during the nine months ended September 30, 2005 was $76,000, or $0.11 per share, and was estimated on the dates granted using the Black Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 142%, risk-free rate of 3.75% and expected life of 5 years.

2. GOODWILL

The carrying value of goodwill is assessed for impairment quarterly. An assessment was performed for the nine months ended September 30, 2006, which resulted in no impairment, and the carrying value of goodwill remained unchanged at $2,631,000 for the nine months ended September 30, 2006.

3. NOTES PAYABLE

On February 24, 2004, LecStar had an asset securitization facility of $750,000. Assets securitized under this facility consist of executory future cash flows from LecStar customers in the states of Georgia, Tennessee, Florida, and Louisiana. LecStar has pledged to the lender its interest in the special purpose securitization facility, LecStar Telecom Ventures LLC, a wholly owned subsidiary of LTEL, and customer accounts receivable. The note bears an interest rate of 6.5% and is due on February 27, 2007, with 24 equal monthly installments which began on March 6, 2005. During 2005, the Company made principal payments of $213,000. During the nine months ended September 30, 2006, the Company made principal payments of $124,000.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

In connection with the acquisition of the capital stock of LTEL Holdings in 2004, the Company issued a 5%, $10,000,000, secured, six-year note (the “Note”) payable to McCormack Avenue, Ltd. (“McCormack”). Under the terms of the Note, quarterly interest- only payments were required through January 15, 2005, with quarterly principal and interest payments of $319,000 beginning April 2005 and continuing through January 2010. Interest on the Note is payable in cash or, at the Company’s option, in shares of the Company’s Class A common stock. The Note is secured by the capital stock and all of the assets of LTEL Holdings and its subsidiaries. The Note was originally valued at $4,624,000 based on an imputed interest rate of 25 percent per annum.

The discount on the Note is based on an imputed interest rate of 25%. The carrying amount of the Note of $5,312,000 at September 30, 2006, was net of unamortized discount of $3,241,000. As of December 29, 2006, the Company had not made any scheduled payments for 2006.

On September 8, 2006, the Company received a default notice (the “Default Notice”) from McCormack in respect of the Note. Under the terms of the Note, and a related Security Agreement between the Company and McCormack dated February 24, 2004 (the “Security Agreement”), McCormack may declare all liabilities, indebtedness, and obligations of the Company to McCormack under the Security Agreement and the Note immediately due and owing upon an event of default. The Note defines an event of default to include the non-payment by the Company of a scheduled payment which is not cured within 60 days.

In the Default Notice, McCormack stated that it intended to exercise its rights, including any and all rights set forth in the Note, as amended.

Also on September 8, 2006, McCormack provided to the Company a Notice of Sale, stating McCormack’s intention to sell at public auction all of the collateral referred to in the Security Agreement, consisting of the capital stock and assets of LecStar Telecom, LecStar DataNet, and LTEL Holdings. To date, no sale of the assets or capital stock of LecStar Telecom, LecStar DataNet nor LTEL Holdings has occurred.

During the fourth quarter of 2005, the Company entered into two promissory notes with an unrelated third party in the aggregate amount of $650,000. These notes accrue interest at 10% annually and were due and payable during May and June of 2006. As of December 29, 2006, the Company had not made the scheduled payments on these promissory notes; the holder of the notes has not declared a default under the notes.

During the third quarter of 2006, the Company entered into a debenture agreement with an unrelated third party for $619,000. The debenture accrues interest at 9% annually and was due and payable on September 30, 2006. As of December 29, 2006, the Company had not made payment on the debenture; the holder of the debenture has not declared a default under the debenture.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The following schedule summarizes the Company’s current debt obligations and respective balances at September 30, 2006, and December 31, 2005:

Notes Payable	2006	2005

5% Note payable to a company, $8,733,000 and $8,733,000, respectively face amount, due in quarterly installments of $319,000, matures January 2010, less unamortized discount based on interest imputed at 25% of $3,421,000 and $4,023,000, respectively	$5,311,000	$4,710,000
Note payable to a company, interest at 10%, matured May 2006	350,000	350,000
Note payable to a company, interest at 10%, matured June 2006	300,000	300,000
Note payable to a company, due in monthly installments of $23,000, interest at 6.5%, matures January 2008, collateralized by trade accounts receivable	--	537,000
Debenture to a company, interest at 9%, matured September 2006	619,000	--
Note payable to related parties, interest at 12%, matured September 2006, secured by intellectual property rights	706,000	486,000
Total notes payable	7,286,000	6,383,000
Less current maturities	(4,209,000)	(2,338,000)
Long-Term Note Payable	$3,077,000	$4,050,000

4. RELATED-PARTY NOTES PAYABLE

During 2002, two of the Company’s executive officers (the “Lenders”) sold shares of the Company’s Class A common stock owned by them and advanced the resulting proceeds amounting to $333,000 to the Company under the terms of a revolving line of credit and related promissory note. The funds were advanced for use in the Company’s operations. The advances bear interest at 12 percent per annum, which interest is payable on a semi-annual basis. The entire principal, along with unpaid accrued interest and any other unpaid charges or related fees, were originally due and payable on June 10, 2003. Fonix and the Lenders have agreed to postpone the maturity date on several occasions. The note was due September 30, 2006. As of December 29, 2006, the Company had not made payment against the outstanding balance due on the note. All or part of the outstanding balance and unpaid interest may be converted at the option of the Lenders into shares of Class A common stock of Fonix at any time. The conversion price was the average closing bid price of the shares at the time of the advances. To the extent the market price of the Company’s shares is below the conversion price at the time of conversion, the Lenders are entitled to receive additional shares equal to the gross dollar value received from the original sale of the shares. The Lenders may also receive additional compensation as determined appropriate by the Board of Directors.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

In October 2002, the Lenders pledged 30,866 shares of the Company's Class A common stock to the Equity Line Investor in connection with an advance of $183,000 to the Company under the Third Equity Line. The Equity Line Investor subsequently sold the pledged shares and applied $82,000 of the proceeds as a reduction of the advance. The value of the pledged shares of $82,000 was treated as an additional advance from the Lenders.

During the fourth quarter of 2003, the Company made a principal payment of $26,000 against the outstanding balance of the promissory note. During 2004, the Company entered into an agreement with the holders of the promissory note to increase the balance of the note payable by $300,000 in exchange for a release of the $1,443,000 of accrued liabilities related to prior indemnity agreements between the Company and the note holders. The Company classified the release of $1,143,000 as a capital contribution in the Consolidated Financial Statements during the fourth quarter of 2004. The Company made principal payments against the note of $253,000 during the year ended December 31, 2004. During the year ended December 31, 2005, the Company received an additional advance of $50,000 under the note from the Lenders. The balance due the Lenders at December 31, 2005, was $486,000. During the nine months ended September 30, 2006, the Company received additional advances of $325,000 and made principal payments to the Lenders against the note of $105,000. The balance due at September 30, 2006, was $706,000.

The unpaid balance of $706,000 at September 303, 2006, is secured by the Company’s assets, including its stock of Fonix Speech. As of September 30, 2006, the Lenders had not converted any of the outstanding balance or interest into common stock.

5. PREFERRED STOCK

The Company’s certificate of incorporation allows for the issuance of preferred stock in such series and having such terms and conditions as the Company’s board of directors may designate.

Series A Convertible Preferred Stock - As of September 30, 2006, there were 166,667 shares of Series A convertible preferred stock outstanding. Holders of the Series A convertible preferred stock have the same voting rights as common stockholders, have the right to elect one person to the board of directors and are entitled to receive a one time preferential dividend of $2.905 per share of Series A convertible preferred stock prior to the payment of any dividend on any class or series of stock. At the option of the holders, each share of Series A convertible preferred stock is convertible into one share of Class A common stock and in the event that the common stock price has equaled or exceeded $10 per share for a 15 day period, the shares of Series A convertible preferred stock will automatically be converted into Class A common stock. In the event of liquidation, the holders are entitled to a liquidating distribution of $36.33 per share and a conversion of Series A convertible preferred stock at an amount equal to .0375 shares of common stock for each share of Series A convertible preferred stock.

Series H Preferred Stock - The Company issued 2,000 shares of 5% Series H nonvoting, nonconvertible Preferred Stock on February 24, 2004 in connection with the acquisition of LTEL. Dividends on the $20,000,000 stated value of the outstanding Series H Preferred Stock were payable at the rate of 5% per annum as and when declared by the Board of Directors. The annual dividend requirement was $1,000,000. If dividends were declared on Fonix's common stock, as a condition of that dividend, Fonix was required to pay three percent of the aggregate amount of such dividend to the Series H Preferred Stock. Dividends on the Series H Preferred Stock were payable in cash or, at the option of Fonix, in shares of Class A common stock. The Company has accrued for the March 31, 2006, June 30, 2006 and the period from July 1, 2006 through September 7, 2006 dividend payments under the Series H Preferred Stock, but has not paid the dividends to the holders of the Series H Preferred Stock as of the date of this report.

On September 7, 2006, the Company entered into an agreement to exchange the 2,000 shares of Series H Preferred Stock for shares of the Company’s Series L Preferred Stock. (See discussion below under “Series L Preferred Stock.”) As of September 30, 2006, no shares of Series H Preferred Stock remained outstanding.

Series J Preferred Stock - On October 6, 2005, the Company entered into a Series J 5% Convertible Preferred Stock Exchange Agreement (the "Exchange Agreement") with Southridge Partners, LP ("Southridge"), a Delaware limited partnership. Pursuant to the Exchange Agreement, Southridge exchanged all of the shares of the Company’s Series I Preferred Stock that it acquired from The Breckenridge Fund, LLC, for 1,452 shares of the Company's Series J 5% Convertible Preferred Stock (the "Series J Preferred Stock").

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Because the shares of Series J Preferred Stock were issued in exchange for the remaining outstanding shares of Series I Preferred Stock, the Company did not receive any proceeds in connection with the issuance of the Series J Preferred Stock. The Company issued 1,452 shares of Series J Preferred Stock in exchange for 1,172 shares of Series I Preferred Stock. Of the 280 additional shares that were issued to Southridge, 250 were issued as a placement fee and were accounted for as selling, general and administrative expense. The remaining 30 shares were issued as additional litigation expense and were accounted for as legal settlement expense.

The Series J Preferred Stock entitled Southridge to receive dividends in an amount equal to 5% of the then-outstanding balance of shares of Series J Preferred Stock. The dividends were payable in cash or shares of the Company's Class A common stock, at the Company's option.

The Series J Preferred Stock was convertible into common stock of the Company at the option of the holder by using a conversion price which was 90% of the average of the two (2) lowest closing bid prices for the twenty-day trading period prior to the conversion date.

For the year ended December 31, 2005, the Company issued 3,795,918 shares of its Class A common stock upon conversion of 93 shares of its Series J Preferred Stock. For the nine months ended September 30, 2006, the Company issued 15,028,249 shares of its Class A common stock upon conversion of 266 shares of its Series J Preferred Stock. As of September 30, 2006, no shares of Series J Preferred Stock remained outstanding.

Series K Preferred Stock - On February 3, 2006, the Company’s Board of Directors approved the designation and issuance of Series K 5% Convertible Preferred Stock (the “Series K Preferred Stock”). The Series K Preferred Stock entitled the holder to receive dividends in an amount equal to 5% of the stated value of the then-outstanding balance of shares of Series K Preferred Stock. The dividends were payable in cash or shares of the Company’s Class A common stock, at the Company’s option.

The shares of Series K Preferred Stock were issued pursuant to a Series K 5% Convertible Preferred Stock Exchange Agreement (the “Series K Agreement”), in connection with which Southridge exchanged 1,093 shares of Series J Convertible Preferred Stock for 1,093 shares of Series K Convertible Preferred Stock.

The Series K Preferred Stock were convertible into common stock of the Company at the option of the holder by using a conversion price of $0.01 per share.

For the nine months ended September 30, 2006, the Company issued 109,300,000 shares of its Class A common stock upon conversion of all 1,093 shares of its Series K Preferred Stock. As of September 30, 2006, no shares of Series K Preferred Stock remained outstanding.

Series L Preferred Stock - On September 7, 2006, the Company entered into a Series L 9% Convertible Preferred Stock Exchange Agreement (the "Exchange Agreement") with McCormack and Kenzie Financial (“Kenzie”), a British Virgin Islands company. Pursuant to the Exchange Agreement, McCormack and Kenzie exchanged all of the shares of Series H Preferred Stock that they acquired from sale of LTEL Holdings, for 1,960.8 and 39.2 shares, respectively, of the Company's Series L 9% Convertible Preferred Stock (the "Series L Preferred Stock").

Because the shares of Series L Preferred Stock were issued in exchange for the remaining outstanding shares of Series H Preferred Stock, the Company did not receive any proceeds in connection with the issuance of the Series L Preferred Stock.

The Series L Preferred Stock entitles McCormack and Kenzie to receive dividends in an amount equal to 9% of the then-outstanding balance of shares of Series L Preferred Stock. The dividends are payable in cash or shares of the Company's Class A common stock, at the Company's option.

The Series L Preferred Stock is convertible into common stock of the Company at the option of the holder by using a conversion price which was 80% of the average of the two (2) lowest closing bid prices for the twenty-day trading period prior to the conversion date.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Redemption of the Series L Preferred Stock, whether at the Company’s option or that of McCormack or Kenzie, requires the Company to pay, as a redemption price, the stated value of the outstanding shares of Series L Preferred Stock to be redeemed, together with any accrued but unissued dividends thereon, multiplied by one hundred ten percent (110%).

In connection with the issuance of the Series L Preferred Stock, the Company filed with the State of Delaware a Certificate of Designation and Series L 9% Convertible Stock Terms (the “Series L Terms”), which become a part of the Company’s Certificate of Incorporation, as amended.

The Company accounted for the exchange as redemption of the outstanding Series H Preferred Stock as the Series H Preferred Stock was not convertible into shares of common stock of the Company. The Series L Preferred Stock is convertible into shares of common stock of the Company. The Company followed the accounting treatment in SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The Company recognized a derivative liability upon the redemption of $30,991,000 due to the value of the conversion feature of the Series L Preferred Stock. The liability was calculated using the Black-Scholes valuation model with the following assumptions: dividend yield of 0%, expected volatility of 140%, risk-free rate of 3.75% and expected life of 4 years. As the value of the derivative liability was greater than the face value of the Series L Preferred Stock, no value was prescribed to the Series L Preferred Stock. Also in connection with the redemption, the Company recognized a preferred stock dividend of $16,000,000, equal to the original discount the Company had assigned to the Series H Preferred Stock.

For the nine months ended September 30, 2006, the Company issued 66,334,622 shares of our Class A common stock in conversion of 27 shares of its Series L Preferred Stock. At September 30, 2006, 1,973 shares of Series L Preferred Stock remained outstanding. Subsequent to September 30, 2006 and through December 29, 2006, the Company issued 423,535,469 shares of our Class A common stock in conversion of 114.6 shares of Series L Preferred Stock.

6. EQUITY LINES OF CREDIT

Seventh Equity Line of Credit - On May 27, 2005, the Company entered into a seventh private equity line agreement (the “Seventh Equity Line Agreement”) with Queen, LLC (the “Equity Line Investor”). Under the Seventh Equity Line Agreement, the Company has the right to draw up to $20,000,000 against an equity line of credit (“the Seventh Equity Line”) from the Equity Line Investor. The Company is entitled under the Seventh Equity Line Agreement to draw certain funds and to put to the Equity Line Investor shares of the Company’s Class A common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by 93% of the average of the two lowest closing bid prices of the Company’s Class A common stock over the ten trading days after the put notice is tendered. The Equity Line Investor is required under the Seventh Equity Line Agreement to tender the funds requested by the Company within two trading days after the ten-trading-day period used to determine the market price.

Pursuant to the Seventh Equity Line Agreement, the Company granted to the Equity Line Investor a right of first refusal (the “Refusal Right”) with respect to additional financing transactions. Under the Refusal Right, for a period of 180 days after the effective date of a registration statement filed to register resales by the Equity Line Investor, the Company may not offer or sell, with certain exceptions, shares of our common stock in a financing transaction without first offering that financing transaction to the Equity Line Investor. The Equity Line Investor then has the right to choose to offer financing to the Company on the same terms or to allow the Company to proceed with the financing transaction with other investors.

In connection with the Seventh Equity Line Agreement, the Company entered into an agreement with the Equity Line Investor to terminate all previous equity lines, and cease further draws or issuances of shares in connection with all previous equity lines. As such, as of the date of this report, the only active equity line of credit was the Seventh Equity Line.

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Also in connection with the Seventh Equity Line Agreement, the Company granted registration rights to the Equity Line Investor and has filed three registration statements which cover the resales of the shares to be issued under the Seventh Equity Line. All of the shares registered by the first registration statement had been sold as of October 24, 2005. The second registration statement filed in connection with the Seventh Equity Line was declared effective by the SEC on February 10, 2006. All of the shares registered by the second registration statement had been sold as of July 26, 2006. The Company filed a third registration statement on June 26, 2006, to register additional shares under the Seventh Equity Line. However, this registration statement has not been declared effective the SEC and, based upon its communication with the SEC, the Company currently expects that the SEC will not declare the registration statement to be effective. Accordingly, the Company does not currently have an active registration statement filed with the SEC related to the Seventh Equity Line and is currently unable to draw on the Seventh Equity Line.

For the nine months ended September 30, 2006, the Company received $3,378,000 in funds drawn under the Seventh Equity Line, less commissions and fees of $114,000. The Company issued 300,000,000 shares of Class A common stock to the Equity Line Investor as puts under the Seventh Equity Line totaling $3,378,000.

7. COMMON STOCK, STOCK OPTIONS AND WARRANTS

Class A Common Stock - During the nine months ended September 30, 2006, 300,000,000 shares of Class A common stock were issued in connection with draws on the Seventh Equity Line, 15,028,249 shares were issued in conversion of 266 shares of Series J Preferred Stock, 109,300,000 shares were issued in conversion of 1,093 shares of Series K Preferred Stock, 2,838,412 shares were issued in payment of dividends on Series H Preferred Stock and 66,334,621 shares were issued in conversion of 27 shares of Series L Preferred Stock.

Stock Options - As of September 30, 2006, the Company had a total of 916,705 options to purchase Class A common stock outstanding. During the six months ended September 30, 2006, the Company granted options to employees to purchase 58,000 shares of Class A common stock, none of which were to employees participating in the option exchange program. The options have exercise prices ranging from $0.01 to $0.02 per share, which was the quoted fair market value of the stock on the dates of grant. The options granted vest over the three years following issuance. Options expire within ten years from the date of grant if not exercised. Using the Black-Scholes pricing model, the weighted average fair value of the employee options was $0.01 per share.

Warrants - As of September 30, 2006, the Company had warrants to purchase a total of 15,000 shares of Class A common stock outstanding that expire through 2010.

8. LITIGATION, COMMITMENTS AND CONTINGENCIES

Breckenridge Complaint - On June 6, 2006, The Breckenridge Fund, LP (“Breckenridge”) filed a complaint against the Company in the Supreme Court of the State of New York, County of Nassau (Index No. 009050/06), in connection with a settlement agreement between the Company and Breckenridge entered into in September 2005. In the Complaint, Breckenridge alleges that Fonix failed to pay certain amounts due under the settlement agreement in the amount of $450,000. The Company has denied the allegations of Breckenridge’s complaint and has filed for a summary judgment motion. The Company intends to vigorously defend itself.

9. SUBSEQUENT EVENTS

Subsequent to September 30, 2006, and through December 29, 2006, the Company received conversion notices on its Series L Preferred Stock and issued 423,535,469 shares of its Class A common stock in conversion of 114.6 shares of its Series L Preferred Stock.

On October 2, 2006, LecStar Telecom Inc., a Georgia corporation (“LecStar Telecom”), LecStar DataNet, Inc., a Georgia corporation (“LecStar DataNet”), LTEL Holdings Corporation (“LTEL Holdings”), a Delaware corporation, and Fonix Telecom Inc., a Delaware corporation (“Fonix Telecom”), each of which are direct or indirect subsidiaries of the Company, filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The case numbers are as follows: LTEL Holdings Corporation, 06-11081 (BLS); LecStar Telecom, Inc., 06-11082 (BLS); LecStar DataNet, Inc., 06-11083 (BLS); Fonix Telecom, Inc., 06-11084 (BLS).)

Fonix Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements

LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom sought protection under Chapter 7 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C ss 101 et seq. (the “Bankruptcy Code”). Pursuant to Bankruptcy Code Section 701, on October 3, 2006, Alfred Thomas Guliano was appointed the interim trustee for LecStar Telecom, LecStar DataNet, LTEL Holdings, and Fonix Telecom.

On December 7, 2006, the Company entered into a Securities Purchase Agreement, dated as of December 1, 2006 (the “Agreement”), with Southridge relating to the purchase and sale of a Series E 9% Secured Subordinated Convertible Debenture (the “Debenture”) in the principal amount of $850,000.

Pursuant to the Agreement, Southridge paid the purchase price by tendering a prior debenture in the aggregate amount (including principal and interest) of $641,000, and agreed that an advance to the Company in the amount of $75,000 made in November 2006 would also constitute part of the purchase price. Southridge agreed to fund the remaining $134,000 upon the effectiveness of a registration statement, to be filed by the Company, to register the resales of shares issuable to Southridge upon conversion of the Debenture.

The Debenture is convertible into shares of our Class A common stock. The number of shares issuable is determined by dividing the amount of the Debenture being converted by the conversion price, which is the average of the two lowest per share market values for the twenty trading days immediately preceding the conversion date multiplied by seventy percent. The conversion price is subject to adjustment as set forth in the Debenture. Southridge has agreed not to convert the Debenture to the extent that such conversion would cause Southridge to beneficially own in excess of 4.999% of the then-outstanding shares of Class A common stock of the Company except in the case of a merger by the Company or other organic change.

The Company also entered into a Registration Rights Agreement (the “Registration Agreement”) with Southridge pursuant to which the Company agreed to file a registration statement to register the resale by Southridge of shares of the Company’s common stock issuable upon conversion of the Debenture. Under the Registration Agreement, the Company agreed to file a registration statement to register the resale by Southridge of up to 300,000,000 shares of Fonix Class A common stock

In addition to the Debenture issued to Southridge described above, on December 7, 2006, the Company entered into a Securities Purchase Agreement, dated as of December 1, 2006 (the “McCormack Agreement”), with McCormack, relating to the purchase and sale of a Series E 9% Secured Subordinated Convertible Debenture (the “McCormack Debenture”) in the principal amount of $1,039,000.

Pursuant to the McCormack Agreement, McCormack paid the purchase price by tendering outstanding promissory notes in the amounts of $300,000 and $350,000, together with combined interest thereon of $64,000, and agreed that advances to the Company in the amount of $325,000, made in September, October, and November 2006, would also constitute part of the purchase price.

The McCormack Debenture is convertible into shares of the Registrant’s Class A common stock. The number of shares issuable is determined by dividing the amount of the Debenture being converted by the conversion price, which is the average of the two lowest per share market values for the twenty trading days immediately preceding the conversion date multiplied by seventy percent. The conversion price is subject to adjustment as set forth in the Debenture. McCormack agreed not to convert the Debenture to the extent that such conversion would cause McCormack to beneficially own in excess of 4.999% of the then-outstanding shares of Class A common stock of the Company except in the case of a merger by the Company or other organic change.

The Company also entered into a Registration Rights Agreement (the “McCormack Registration Agreement”) with McCormack pursuant to which the Company agreed to file a registration statement to register the resale by McCormack of shares of the Company’s common stock issuable upon conversion of the Debenture.

The Company received no new capital in connection with the issuance and sale of the Debenture.

Table of Contents

Summary about Fonix Corporation and this offering	2	Fonix Corporation
Risk factors	5
Information about Fonix Corporation	12	300,000,000
Business	12	SHARES
Management's discussion and analysis of financial condition
and results of operations	18	CLASS A COMMON STOCK
Information concerning forward-looking statements	31	____________________
Market price of and dividends on Fonix Class A common stock	32
Selected financial data	33	PROSPECTUS
Index to financial statements of Fonix Corporation	36
Use of proceeds	44	___________________
Selling Shareholder	44
Plan of distribution	45	January __, 2007
Regulation M	46
Experts	46
Legal matters	46
Additional information	47
Where to get additional information	47

____________________

Dealer Prospectus Delivery Obligation. Until [a date which is 90 days following the effective date of this prospectus,] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission	$321
Legal fees and expenses of the Company	15,000
Accounting Fees	15,000
Printing expenses	500
Miscellaneous expenses	5,000
Total Expenses	$35,821

Item 15. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of the registrant's Charter provides that, the registrant shall, “to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

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Article VII, Section 7 of the registrant's Bylaws further provides that the registrant “shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.”

Item 16. List of Exhibits.

5	Opinion of Durham Jones & Pinegar, P.C.

10.1
Seventh Private Equity Line Agreement between Fonix Corporation and Queen LLC, dated May 27, 2005 (filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on June 6, 2005, and incorporated herein by reference).

10.2
Registration Rights Agreement between Fonix Corporation and Queen LLC, dated May 28, 2005 (filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on June 6, 2005, and incorporated herein by reference).

23.1	Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5.

23.2	Consent of Hansen Barnett & Maxwell.

24	Power of Attorney (See page II-3 of this Registration Statement)
___________________

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on this 8th day of January, 2007.

Fonix Corporation

By: /s/ THOMAS A. MURDOCK
Thomas A. Murdock
President, Chief Executive Officer

By: /s/ ROGER D. DUDLEY
Roger D. Dudley
Executive Vice President, Chief Financial
Officer, and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date

January 8, 2007
/s/ THOMAS A. MURDOCK
Thomas A. Murdock

January 8, 2007
/s/ ROGER D. DUDLEY
Roger D. Dudley

January 8, 2007
/s/ WILLIAM A. MAASBERG, JR.
William A. Maasberg Jr.

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EXHIBIT INDEX

5	Opinion of Durham Jones & Pinegar, P.C.

10.1
Seventh Private Equity Line Agreement between Fonix Corporation and Queen LLC, dated May 27, 2005 (filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on June 6, 2005, and incorporated herein by reference).

10.2
Registration Rights Agreement between Fonix Corporation and Queen LLC dated May 28, 2005 (filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on June 6, 2005, and incorporated herein by reference).

23.1	Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5.

23.2	Consent of Hansen Barnett & Maxwell.

24	Power of Attorney (See page II-3 of this Registration Statement)

_______________

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